UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
_______________________
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12
AKEBIA THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)
n/a
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA 02142
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
The 2024 Annual Meeting of Stockholders, or the Annual Meeting, of Akebia Therapeutics, Inc., or the Company or Akebia, will be held on Thursday, June 6, 2024, at 10:00 a.m. Eastern Time in a virtual meeting format via live webcast. The purposes of the meeting are as follows:
1.Elect three Class I directors, Ronald E. Frieson, Steven C. Gilman, Ph.D. and Cynthia Smith, to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;
2.Approve an amendment to the Akebia Therapeutics, Inc. 2023 Stock Incentive Plan to increase the number of shares of common stock available for issuance thereunder by 9,800,000 shares;

3.Hold an advisory vote on the compensation of Akebia’s named executive officers;

4.Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and

5.Transact such other business as may properly come before the Annual Meeting or at any and all adjournments or postponements thereof.
Stockholders are referred to the accompanying proxy statement for more detailed information with respect to the matters to be considered at the Annual Meeting. Our Board of Directors recommends that you vote “FOR” each of the Class I director nominees (Proposal 1) and “FOR” each of Proposals 2, 3 and 4.
Each outstanding share of our common stock, par value $0.00001 per share (Nasdaq: AKBA), or our Common Stock, entitles the holder of record as of 5:00 p.m. Eastern Time on April 9, 2024, referred to as the record date, to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.
You will be able to attend the Annual Meeting virtually, vote, submit questions and examine a list of the Company’s registered stockholders by visiting www.virtualshareholdermeeting.com/AKBA2024 and using your unique control number found on the proxy card. You will not be able to attend the Annual Meeting physically in person. If you have technical difficulties or trouble accessing the virtual meeting, there will be technicians ready to assist you. If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log-in page.
We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy materials and our 2023 Annual Report to Stockholders, or Annual Report, on or about April 25, 2024.
The Notice contains instructions on how to access the proxy materials and Annual Report and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our Annual Report.

Your vote is important. Whether or not you attend the Annual Meeting virtually, we urge you to vote your shares by following the instructions in the Notice and in the accompanying proxy statement and submitting your proxy by the Internet, telephone or, if paper materials are requested, by signing, dating and returning the proxy card in order to ensure the presence of a quorum. If you choose to attend the Annual Meeting, you may vote your shares during the Annual Meeting by following the instructions available on the meeting website at www.virtualshareholdermeeting.com/AKBA2024. If your shares are held by a bank, broker or other nominee, please refer to the materials provided by your bank, broker or other nominee for voting instructions. As always, we encourage you to vote your shares prior to the Annual Meeting.
All stockholders are extended a cordial invitation to attend the Annual Meeting virtually.

By Order of the Board of Directors,

John P. Butler
President and Chief Executive Officer
Cambridge, Massachusetts
April 25, 2024
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of 2024 Annual Meeting of Stockholders, the Proxy Statement and the Annual Report are available at www.proxyvote.com.

TABLE OF CONTENTS

Page
GENERAL INFORMATION	1
OVERVIEW OF PROPOSALS	6
PROPOSAL 1—ELECTION OF DIRECTORS	6
DIRECTOR BIOGRAPHIES	7
CORPORATE GOVERNANCE	10
DIRECTOR COMPENSATION	18
PROPOSAL 2—APPROVAL OF AN AMENDMENT TO THE AKEBIA THERAPEUTICS, INC. 2023 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER BY 9,800,000 SHARES	21
PROPOSAL 3—ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS	37
EXECUTIVE OFFICERS	38
EXECUTIVE COMPENSATION	39
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	67
PAY VERSUS PERFORMANCE	68
PROPOSAL 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	73
AUDIT COMMITTEE REPORT	75
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	76
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	78
GENERAL MATTERS	80
APPENDIX A: AMENDMENT NO. 1 TO 2023 STOCK INCENTIVE PLAN	A-1
APPENDIX B: 2023 STOCK INCENTIVE PLAN (AS AMENDED BY AMENDMENT NO. 1)	B-1

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements that are being made pursuant to the provisions of the U.S. Private Securities Litigation Reform Act of 1995 with the intention of obtaining the benefits of the “safe harbor” provisions of that Act. All statements contained in this Proxy Statement other than statements of historical fact are forward-looking statements. These forward-looking statements may be accompanied by words such as “anticipate,” “believe,” “build,” “can,” “contemplate,” “continue,” “could,” “should,” “designed,” “estimate,” “project,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “strategy,” “seek,” “target,” “will,” “would,” and other words and terms of similar meaning, but the absence of these words does not necessarily mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements about: the timing, investment and associated activities involved in the continued commercialization of Auryxia® (ferric citrate); our intent to commercialize Vafseo®; indication expansion opportunities currently under evaluation for Vafseo; the potential therapeutic applications of the hypoxia inducible factor pathway; our pipeline and portfolio, including its potential, and our related research and development activities; and delivering value broadly to the kidney community, as well as others who may benefit from our medicines, will result in delivering value for stockholders.
Any or all of these forward-looking statements in this Proxy Statement may turn out to be inaccurate. These forward-looking statements involve risks and uncertainties, including those that are discussed in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 14, 2024 under the heading “Risk Factor Summary,” and the risk factors detailed further in Part I, Item 1A. “Risk Factors” included in our Annual Report on Form 10-K and in our Securities and Exchange Commission reports filed after this Proxy Statement, that could cause our actual results, financial condition, performance or achievements to be materially different from those indicated in these forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date of this Proxy Statement. Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason. Unless otherwise stated, our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

ii

Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA 02142
PROXY STATEMENT FOR 2024 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
This Proxy Statement, along with the accompanying Notice of 2024 Annual Meeting of Stockholders, contains information about the 2024 Annual Meeting of Stockholders of Akebia Therapeutics, Inc., or the Annual Meeting, including any adjournments or postponements thereof. In this Proxy Statement, we refer to Akebia Therapeutics, Inc. as “Akebia,” “the Company,” “we” or “us.”
We are holding the Annual Meeting at 10:00 a.m. Eastern Time, on Thursday, June 6, 2024. The Annual Meeting will be a virtual meeting via live webcast. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/AKBA2024 and entering the control number included on the proxy card you receive.
This Proxy Statement relates to the solicitation of proxies by our Board of Directors for use at the Annual Meeting.
Who is soliciting my proxy?
The Board of Directors, or the Board, of Akebia is soliciting your proxy to vote at the Annual Meeting, to be held virtually via live webcast on Thursday, June 6, 2024 at 10:00 a.m. Eastern Time, and any adjournments thereof. This Proxy Statement and the accompanying Notice of 2024 Annual Meeting of Stockholders summarizes the purposes of the Annual Meeting and the information you need to know to vote at the Annual Meeting.
Why is the Company holding a virtual Annual Meeting?
Our Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person physically. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at our Annual Meeting by enabling stockholders to participate remotely from any location. We have designed the virtual Annual Meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.
How do I virtually attend the Annual Meeting?
We will host the Annual Meeting online via live webcast. To attend the Annual Meeting, go to www.virtualshareholdermeeting.com/AKBA2024 shortly before the Annual Meeting time, and follow the instructions for downloading the webcast. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time to test your computer and for the check-in procedures. You need not attend the Annual Meeting in order to vote.
What happens if there are technical difficulties during the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. If you encounter any difficulties accessing the virtual meeting website, please call the technical support number that will be posted on the Annual Meeting log-in page.
When will this Proxy Statement and the accompanying materials be made available to stockholders?
We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice, to all stockholders entitled to vote at the Annual Meeting on or about April 25, 2024. The proxy materials, including the Notice of 2024 Annual Meeting of Stockholders, the accompanying proxy card, this Proxy Statement and the 2023 Annual Report to Stockholders, or the Annual Report, will be made available to stockholders on the Internet on the same date. Please note that, while our proxy materials are available at the website referenced in this Proxy Statement, and the Proxy Statement and Annual Report are available on our website, no information contained on such website is incorporated by reference in or considered to be a part of this document.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we are providing access to our proxy materials over the Internet rather than printing and mailing our proxy materials. We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, the Notice was mailed to holders of record of our common stock, par value $0.00001 per share, or our Common Stock, starting on or about April 25, 2024. The Notice provides instructions as to how stockholders may access and review our proxy materials, including the Notice of the 2024 Annual Meeting of Stockholders, this proxy statement, the proxy card and our Annual Report, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice also provides voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings.
When is the record date for the Annual Meeting?
The Board of Directors fixed the record date for the Annual Meeting as of 5:00 p.m. Eastern Time on April 9, 2024, referred to as the record date. Only stockholders who owned our Common Stock as of 5:00 p.m. Eastern Time on April 9, 2024 are entitled to vote at the Annual Meeting.

Why is the Company soliciting my vote?

The Board of Directors is soliciting your vote for the Annual Meeting because you owned shares of our Common Stock as of 5:00 p.m. Eastern Time on the record date. We have made available to you on the Internet or have sent you by mail this Proxy Statement, the Notice of 2024 Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report.

How many votes can be cast by all stockholders?
A total of 209,595,254 shares of Common Stock of the Company were outstanding on April 9, 2024 and are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly presented at the Annual Meeting.

Who may attend the Annual Meeting?
Only stockholders as of the record date, their proxy holders and guests invited by the Company may attend the Annual Meeting virtually by accessing www.virtualshareholdermeeting.com/AKBA2024 and entering the unique control number found on the proxy card.
If your shares are held by a bank, broker or other nominee, you can attend the Annual Meeting by contacting the bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and using the control number found on the broker’s proxy card.

How do I vote?
If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•By Internet. You may vote by proxy via the Internet at www.proxyvote.com by following the instructions provided in the Notice or on the proxy card.
•By Telephone. If you live in the United States or Canada, you may vote by proxy by calling toll-free 1-800-690-6903 and by following the instructions provided on the proxy card. You must have the control number that is on the proxy card when voting.

•By Mail. If paper materials were requested, complete and mail your proxy card, in the postage prepaid envelope you receive, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted in accordance with the recommendations of the Board of Directors and will be voted according to the discretion of the named proxy holders on the proxy card upon any other business that may properly be brought before the Annual Meeting and at all adjournments and postponements thereof.
•At the Virtual Annual Meeting. The Annual Meeting will be held entirely online. To participate in the Annual Meeting, you will need the control number included on the proxy card. The Annual Meeting webcast will begin promptly at 10:00 a.m. Eastern Time. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
If your shares of Common Stock are held by a bank, broker or other nominee, you may vote:
•By Internet or by Telephone. You will receive instructions from your bank, broker or other nominee if you are permitted to vote by Internet or telephone.
•By Mail. You will receive instructions from your bank, broker or other nominee explaining how to vote your shares by mail.
•At the Virtual Annual Meeting. The Annual Meeting will be held entirely online. To participate in the Annual Meeting, you will need to contact the bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and use the control number found on the broker’s proxy card. The Annual Meeting webcast will begin promptly at 10:00 a.m. Eastern Time. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
Will my shares be voted if I do not return my proxy?
If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by mailing your proxy card or virtually at the Annual Meeting.
If your shares are owned in “street name” through a bank, broker or other nominee, stock exchange rules allow your bank, broker or other nominee to vote on your behalf for certain matters if you do not provide voting instructions with respect to your shares. The election of the three Class I directors (Proposal 1), the approval of an amendment to the Akebia Therapeutics, Inc. 2023 Stock Incentive Plan to increase the number of shares of Common Stock available for issuance thereunder by 9,800,000 shares (Proposal 2) and the advisory vote on executive compensation (Proposal 3) are matters on which brokers do not have discretionary voting authority under applicable stock exchange rules. Accordingly, in the absence of proper voting instructions from you on those matters, the broker will not vote your shares (which is referred to as a broker non-vote). Broker non-votes are shares represented at the Annual Meeting held by banks, brokers or other nominees for which instructions have not been received from the beneficial owners or persons entitled to vote such shares and such banks, brokers or other nominees do not have discretionary voting power to vote such shares.
The proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 4) is a proposal on which banks, brokers or other nominees are expected to have discretionary voting authority under applicable stock exchange rules. If they exercise this discretionary authority, no broker non-votes are expected to occur in connection with Proposal 4.
We encourage you to vote or to provide voting instructions to your bank, broker or other nominee. This ensures that your shares will be voted at the Annual Meeting according to your instructions.

How many votes are required for approval of different matters and what are the Board of Directors’ recommendations on how to vote my shares?

Proposal	Voting Options	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes	Board Recommendations
Election of Three Class I Directors (Proposal 1)	For All/ Withhold All/ For All Except	Plurality of votes cast (1)	No effect	No effect	FOR ALL
Approval of an amendment to the Akebia Therapeutics, Inc. 2023 Stock Incentive Plan to increase the number of shares of Common Stock available for issuance thereunder by 9,800,000 shares (Proposal 2)	For/Against/ Abstain	Majority of votes cast	No effect	No effect	FOR
Advisory Vote on Compensation of Named Executive Officers (Proposal 3)	For/Against/ Abstain	Majority of votes cast (2)	No effect	No effect	FOR
Ratification of Selection of Independent Registered Public Accounting Firm (Proposal 4)	For/Against/ Abstain	Majority of votes cast	No effect	No effect (3)	FOR
(1)A vote to withhold will have no effect on the outcome of Proposal 1.
(2)As an advisory vote, this proposal is not binding. The Board of Directors will take into consideration the outcome of this vote in determining executive compensation.
(3)As noted above, Proposal 4 is a proposal on which banks, brokers or other nominees are expected to have discretionary voting authority under applicable stock exchange rules. If they exercise this discretionary authority, no broker non-votes are expected to occur in connection with Proposal 4.
Who pays the cost of soliciting proxies?
We will pay the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and other vendors for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services. We may also utilize the assistance of third parties in connection with our proxy solicitation efforts, and we would compensate such third parties for their efforts. We have engaged one such third party, Mackenzie Partners, Inc., to assist in the solicitation of proxies and provide related advice and informational support, for services fees of up to $8,500 and the reimbursement of certain expenses.

Can I change or revoke my vote?
If you are a stockholder of record, you may change or revoke your proxy at any time before it is voted at the Annual Meeting by notifying the Corporate Secretary in writing stating that you would like to revoke your proxy of a particular date, by mailing a signed proxy with a later date before the Annual Meeting, by transmitting a subsequent vote over the Internet by 11:59 p.m. Eastern Time on June 5, 2024, by transmitting a subsequent vote by telephone by 11:59 p.m. Eastern Time on June 5, 2024, or by attending the Annual Meeting and voting online during the Annual Meeting. Virtually attending the Annual Meeting alone, without voting online during the Annual Meeting, will not revoke your Internet vote, telephone vote or proxy submitted by mail, as the case may be.
If your stock is held by a bank, broker or other nominee, you must contact your bank, broker or other nominee for instructions as to how to change your vote.

How is a quorum reached?
The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares present during the Annual Meeting will be considered shares of Common Stock represented in person or by proxy at the Annual Meeting.

Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.
Could other matters be decided at the Annual Meeting?
We do not know of any other matters that may be presented for action at the Annual Meeting. Under our Second Amended and Restated Bylaws, or our Bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented at the Annual Meeting has passed. Should any other business come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a bank, broker or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.
What happens if the Annual Meeting is postponed or adjourned?
Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted as provided in the section titled “Can I change or revoke my vote” above. If the Annual Meeting is adjourned or postponed for any reason, at any subsequent reconvening of the Annual Meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy.
What does it mean if I receive more than one proxy card or voting instruction form?
If you receive more than one proxy card or voting instruction form, it may be because you have multiple accounts at the transfer agent or with banks, brokers or other nominees. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.
Who should I call if I have any additional questions?
If you hold your shares directly, please call our Corporate Secretary at (617) 871-2098. If your shares are held by a bank, broker or other nominee, please call the telephone number provided on your voting instruction form or contact your bank, broker or nominee holder directly.
Can I elect to receive electronic delivery of the Company’s proxy materials?
Most stockholders who previously elected to receive printed copies of our proxy materials can elect to view future proxy materials over the Internet instead of receiving paper copies in the mail. You can choose this option and access the information you need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.
Where can I find the voting results?
We expect to announce the preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

OVERVIEW OF PROPOSALS
This Proxy Statement contains four proposals requiring stockholder action. Proposal 1 requests the election of three directors to the Board of Directors. Proposal 2 requests approval of an amendment to the Akebia Therapeutics, Inc. 2023 Stock Incentive Plan to increase the number of shares of Common Stock available for issuance thereunder. Proposal 3 requests approval, on an advisory basis, of the compensation of our named executive officers. Proposal 4 requests the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. All proposals are discussed in more detail in the pages that follow.
PROPOSAL 1—ELECTION OF DIRECTORS
The Board of Directors currently consists of eight members and is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Board of Directors to fill a vacancy in a class shall be elected for the unexpired term of his or her predecessor in office and until the director’s successor is duly elected and qualified, or until his or her earlier death, resignation or removal.
The terms of the Class I directors are scheduled to expire on the date of the Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders as the Class I directors are three current Class I members: Ronald E. Frieson, Steven C. Gilman, Ph.D. and Cynthia Smith. If elected, each Class I nominee will serve as a director until the 2027 annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.
It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the Class I director nominees to the Board of Directors. The Company has no reason to believe that any of the nominees will be unable to serve. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting.

At the Annual Meeting, stockholders will be asked to consider the election of Mr. Frieson who has been nominated for election as a director for the first time. Mr. Frieson was initially recommended by the Nominating and Corporate Governance Committee.
Nominees for Directors
The names of the nominees for Class I directors and certain information about each nominee are set forth below.

Name	Positions and Offices Held with Akebia Therapeutics, Inc.	Director Since	Age
Ronald E. Frieson	Director (Class I)	2021	65
Steven C. Gilman, Ph.D.	Director (Class I)	2018	71
Cynthia Smith	Director (Class I)	2018	55
The three nominees for director with the highest number of affirmative votes will be elected as directors. Unless you give contrary instructions, shares represented by proxies will be voted for the election of the three nominees listed above as director nominees. Biographical information relating to each nominee for election as director and each continuing director is shown below. The Company believes that each director meets the qualifications established by the Nominating and Corporate Governance Committee of our Board of Directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE NOMINEES FOR DIRECTOR
(PROPOSAL 1 ON YOUR PROXY CARD)

DIRECTOR BIOGRAPHIES
The biographical information about the nominees for director is set forth below.
Class I Director Nominees
Ronald E. Frieson has served as a member of our Board of Directors since November 2021. Since July 2020, Mr. Frieson has served as the Chief Operating Officer of Children’s Healthcare of Atlanta, or CHOA, a non-profit corporation whose mission focuses on bettering all aspects of children’s healthcare. Prior to serving as Chief Operating Officer, from 2015 to 2020, Mr. Frieson served as President, Foundation and External Affairs of CHOA. From 2008 to 2015, Mr. Frieson served as Chief Public Policy Officer of CHOA. Prior to CHOA, Mr. Frieson served as Interim President and Chief Executive Officer of the Atlanta Urban League. Mr. Frieson also spent many years at BellSouth (acquired by AT&T Inc. in 2006) in roles of increasing responsibility, most recently serving as President, Georgia Operations. Additionally, Mr. Frieson was the first Chief Diversity Officer for BellSouth. Mr. Frieson currently serves as an advisory board member for Truist Bank Atlanta. Mr. Frieson also serves as the Vice Chair of the Board of Trustees of Colorado Technical University and is the Chair of The University of Tennessee Foundation board. He previously served as a board member for Children’s Miracle Network and Zoo Atlanta. In addition, Mr. Frieson served on the Board of Trustees of the American Kidney Fund from 2006 to 2012. Mr. Frieson holds a bachelor’s degree in finance from the University of Tennessee and an M.B.A. in Information Systems from Georgia State University. We believe that Mr. Frieson is qualified to serve on our Board of Directors due to his more than ten years of experience immersed in healthcare systems operations, his experience driving improved patient outcomes and enabling access to healthcare for underserved populations and his work on diversity initiatives.

Steven C. Gilman, Ph.D., has served as a member of our Board of Directors since the merger with Keryx Biopharmaceuticals, Inc., or Keryx, in December 2018. Dr. Gilman served as a member of the board of directors of Keryx from 2016 until completion of the merger. Dr. Gilman previously served as Chairman of the board of directors and Chief Executive Officer of ContraFect Corporation, a public clinical-stage biotechnology company focused on the discovery and development of protein and antibody therapeutics for life-threatening, drug-resistant infectious diseases, from 2016 to 2019. From 2008 until 2015, Dr. Gilman served as Executive Vice President, Research & Development and Chief Scientific Officer of Cubist Pharmaceuticals, a biopharmaceutical company developing antibiotics, until its acquisition by Merck & Co. Prior to joining Cubist, he served as Chairman of the board of directors and Chief Executive Officer of ActivBiotics, Inc., a privately held biopharmaceutical company, from 2004 to 2008. Previously, Dr. Gilman worked at Millennium Pharmaceuticals, Inc., or Millennium, where he held a number of senior leadership roles including Vice President and General Manager of Inflammation. Prior to Millennium, he was group director at Pfizer Global Research and Development, where he was responsible for drug discovery of several therapeutic areas, including immunology and antibacterials. Dr. Gilman has also held scientific, business, and academic appointments at Wyeth, Cytogen Corporation, Temple Medical School, and Connecticut College. He currently serves on the boards of directors of Vericel Corporation and SCYNEXIS, Inc. Dr. Gilman is also a board member of the Lakes Environmental Association. He is a past member of the board of directors of ContraFect Corporation, Momenta Pharmaceuticals, Inc., the Massachusetts Biotechnology Association, the Pennsylvania State University Biotechnology Advisory Board, and the Northeastern University Drug Discovery Advisory Board. Dr. Gilman received his M.S. and Ph.D. degrees in microbiology from Pennsylvania State University, his post-doctoral training at Scripps Clinic and Research Foundation and received a B.A. in microbiology from Miami University of Ohio. He has authored over 60 publications and is an inventor on seven patents. We believe that Dr. Gilman is qualified to serve on our Board of Directors due to his more than 30 years of scientific and development experience in the healthcare industry, including in senior leadership roles.
Cynthia Smith has served as a member of our Board of Directors since August 2018. Since 2017, she has consulted as a strategic advisor for biotechnology companies. Previously, she served as Chief Commercial Officer and a member of the Executive Committee of ZS Pharma, Inc., a specialty pharmaceutical company developing therapies for treatment of hyperkalemia and liver diseases, from 2013 to 2016, where she led efforts to transition the company from a development stage company to a commercial enterprise. ZS Pharma, Inc. was acquired by AstraZeneca in 2015. Prior to ZS Pharma, Inc., Ms. Smith served as Vice President, Market Access and Commercial Development at Affymax, Inc., from 2008 to 2013. From 2000 to 2008, she held various senior leadership positions in market access, corporate strategy, government relations and external affairs at Merck & Co. Before beginning her career in the biopharmaceutical industry, Ms. Smith served as a healthcare policy analyst in the Office of Management and Budget at the White House from 1995 to 2000. Ms. Smith currently serves on the boards of directors of Protara Therapeutics, Inc., Spero Therapeutics, Inc., Agios Pharmaceuticals, Inc. and the French-American Foundation, and she served on the board of directors of Nivalis Therapeutics, Inc. from 2016 to 2017 and of Dicerna Pharmaceuticals, Inc. from 2018 until its acquisition by Novo Nordisk in 2021. Ms. Smith earned a B.A. from the University of North Carolina at Chapel Hill, an M.B.A. from the Wharton School of the University of Pennsylvania, and an M.S. in public policy from the Eagleton Institute of Politics at Rutgers University. We believe that Ms. Smith is qualified to serve on our Board of Directors due to her over two decades of broad leadership experience within the biopharmaceutical industry.
Current Directors Not Standing for Election at the Annual Meeting
Set forth below is the biographical information for the members of the Board of Directors who are not standing for re-election at the Annual Meeting and whose terms of office will continue after the Annual Meeting.

Name	Positions and Offices Held with Akebia Therapeutics, Inc.	Director Since	Class and Year in Which Term Will Expire	Age
John P. Butler	Director, President and Chief Executive Officer	2013	Class II—2025	59
Myles Wolf, M.D., M.M.Sc.	Director	2020	Class II—2025	53
Adrian Adams	Director, Chairperson	2018	Class III—2026	73
Michael Rogers	Director	2018	Class III—2026	64
LeAnne M. Zumwalt	Director	2021	Class III—2026	65
Class II Directors

John P. Butler has served as a member of our Board of Directors since July 2013 and was appointed as the President and Chief Executive Officer of Akebia in September 2013. In March 2024, our Board of Directors appointed Mr. Butler as interim principal financial officer. Prior to joining Akebia, from 2011 until 2013, Mr. Butler served as the Chief Executive Officer of Inspiration Biopharmaceuticals, Inc. where he led the transactions that resulted in the sale of its hemophilia assets to Cangene Corporation and Baxter International in early 2013. From 1997 to 2011, Mr. Butler held various positions at Genzyme Corporation, now Sanofi Genzyme, or Genzyme, a pharmaceutical company, most recently serving as President of the company’s rare genetic diseases business. From 2002 until 2010, Mr. Butler led Genzyme’s renal division. Prior to his work at Genzyme, Mr. Butler held sales and marketing positions at Amgen Inc. and Hoffmann-La Roche. From 2018 to 2023, Mr. Butler served on the board of directors of Zynerba Pharmaceuticals, Inc. (now part of Harmony Biosciences). From 2013 to 2016, Mr. Butler served on the board of directors of Relypsa, Inc. From 2015 to 2017, Mr. Butler served on the Board of Directors of Keryx and was Chairman of Keryx’s Board of Directors from 2016 to 2017. In July 2023, Mr. Butler was appointed to the board of directors of WaveBreak Therapeutics, Inc. Mr. Butler served as Chairperson of Kidney Care Partners from 2020 to 2024, and formerly served as a Chairman of the Board of Trustees of the American Kidney Fund. Mr. Butler received a B.A. in chemistry from Manhattan College and an M.B.A. degree from Baruch College, City University of New York. We believe that Mr. Butler is qualified to serve on our Board of Directors due to his industry experience in the biotechnology sector, particularly his experience working in the kidney disease area.
Myles Wolf, M.D., M.M.Sc., has served as a member of our Board of Directors since April 2020. Dr. Wolf has significant experience advising biotechnology, pharmaceutical, and diagnostic firms on overall strategy, target identification, validation, and clinical drug development. He has served on standing scientific advisory boards for Akebia and Keryx. Since 2016, Dr. Wolf has served as Chief of the Division of Nephrology and a Professor of Medicine at Duke University School of Medicine. Since 2002, Dr. Wolf’s research has been supported by grants from the American Heart Association, National Kidney Foundation, American Society of Nephrology, and National Institutes of Health. The focus of his patient-oriented, epidemiological and basic laboratory research is disordered mineral metabolism across the spectrum of chronic kidney disease, including dialysis, kidney transplantation and earlier stages. Dr. Wolf’s research has been published in leading medical journals, including The New England Journal of Medicine, The Journal of the American Medical Association (JAMA), The Journal of Clinical Investigation, Circulation, Cell Metabolism, Journal of the American Society of Nephrology, and Kidney International, among others. Dr. Wolf has served on the editorial boards for Journal of the American Society of Nephrology, Clinical Journal of the American Society of Nephrology, Seminars in Nephrology, and Nature Reviews Nephrology, and as Editor of the “Mineral Metabolism” section of Current Opinion in Nephrology and Hypertension. In 2011, Dr. Wolf was elected to the American Society of Clinical Investigation and in 2017, he was elected to the Association of American Physicians. Dr. Wolf has been the recipient of several teaching, mentoring and research awards. Dr. Wolf earned his B.A. in Biology from Johns Hopkins University, his M.D. from the State University of New York, Downstate, and his Master of Medical Sciences in Clinical and Physiological Investigation from Harvard Medical School. Dr. Wolf completed his internship and residency, and a fellowship in nephrology, at the Massachusetts General

Hospital. Prior to joining Duke University in 2016, Dr. Wolf held faculty, leadership and administrative positions at Harvard Medical School, the University of Miami and Northwestern University. We believe that Dr. Wolf is qualified to serve on our Board of Directors due to his significant experience advising biotechnology, pharmaceutical, and diagnostic firms on overall strategy, target identification, validation, and clinical drug development.
Class III Directors
Adrian Adams has served as a member of our Board of Directors since completion of the merger with Keryx in December 2018. From January 2020 until November 2023, Mr. Adams has served as Chief Executive Officer and Chairman of the board of Impel Pharmaceuticals, Inc., a public biotechnology company. From 2016 to 2019, Mr. Adams served as Chief Executive Officer of Aralez Pharmaceuticals Inc., or Aralez, a pharmaceutical company that focused on the development, acquisition, and commercialization of cardiovascular, pain and other therapies and was a member of the Aralez board of directors from 2016 to 2019. From 2015 to 2016, Mr. Adams was the Chief Executive Officer and served on the board of directors of POZEN, Inc., a pharmaceutical company which was combined with Tribute Pharmaceuticals Canada Inc. to become Aralez Pharmaceuticals Inc. in 2016. In 2018, Aralez voluntarily commenced restructuring proceedings in Canadian Court and its U.S.-based subsidiaries, including POZEN, Inc., filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. Previously, Mr. Adams served as Chief Executive Officer, President and a director of Auxilium Pharmaceuticals, Inc., a specialty biopharmaceutical company, from 2011 until 2015, when it was acquired by Endo International plc. Prior to these roles, Mr. Adams served in several chief executive officer positions at several leading specialty pharmaceutical companies including Kos Pharmaceuticals, Inc., Sepracor, Inc., Inspire Pharmaceuticals, Inc. and Neurologix, Inc. Mr. Adams has also held general management and senior international and national marketing positions at Novartis, SmithKline Beecham and Imperial Chemical Industries (now part of AstraZeneca). Mr. Adams also serves as the Chairman of the board of directors at Talphera, Inc. Mr. Adams graduated from the Royal Institute of Chemistry at Salford University. We believe that Mr. Adams is qualified to serve on our Board of Directors due to his more than 30 years of experience in the pharmaceutical and biotechnology industries, including numerous roles as Chief Executive Officer.
Michael Rogers has served as a member of our Board of Directors since completion of the merger with Keryx in December 2018. Mr. Rogers served as Chairman of the board of directors of Keryx from 2017 until completion of the merger, and a member of the board of directors of Keryx from 2016 until completion of the merger. From November 2020 until April 2024, he served as Chief Financial Officer of Apnimed, Inc., a clinical stage pharmaceutical company focused on developing oral medicines to treat Obstructive Sleep Apnea (OSA) and related disorders, and since April 2024 he has served as a financial consultant for Apnimed, Inc. Mr. Rogers served as Chief Financial Officer of Aerpio Pharmaceuticals, Inc., or Aerpio, a pharmaceutical company that merged with Aadi BioScience, Inc., from 2017 until 2019. Prior to Aerpio, Mr. Rogers was Chief Financial Officer of Acorda Therapeutics, Inc., a public biotechnology company developing and commercializing therapies to treat neurological disorders, from 2013 to 2016. From 1999 to 2009, Mr. Rogers was the Chief Financial Officer of Indevus Pharmaceuticals, Inc. until the company’s sale to Endo Pharmaceuticals, Inc. He also served as Chief Financial Officer at BG Medicine, Inc. Advanced Health Corporation and Autoimmune Inc. Prior to his roles as Chief Financial Officer, Mr. Rogers was an investment banker at Lehman Brothers and PaineWebber, where he focused on life sciences companies. Mr. Rogers previously served on the board of directors for EyePoint Pharmaceuticals, Inc. (formerly pSivida Corp.) and for Aravive, Inc. Mr. Rogers received his B.A. from Union College and an M.B.A. from the Darden School of Business at the University of Virginia. We believe that Mr. Rogers is qualified to serve on our Board of Directors due to his more than 25 years of financial experience and executive leadership in the biotechnology industry.
LeAnne M. Zumwalt has served as a member of our Board of Directors since February 2021. From January 2000 to January 2021, Ms. Zumwalt served in various roles at DaVita Inc., or DaVita, one of the largest providers of kidney care services in the United States. From July 2011 to January 2021, Ms. Zumwalt served as DaVita’s Group Vice President, Government Affairs, and from 2007 to 2020 also led DaVita’s purchasing operations. From 2000 to 2011, Ms. Zumwalt served as a Vice President of DaVita in many capacities, including as Vice President, Investor Relations from 2000 to 2009. From 1997 to 1999, Ms. Zumwalt served as the Chief Financial Officer of Vivra Specialty Partners, Inc., a privately held healthcare service and technology firm. From 1991 to 1997, Ms. Zumwalt held various executive positions, including Chief Financial Officer, at Vivra Incorporated, a publicly held provider of renal dialysis services and other healthcare services. Prior to joining Vivra Incorporated, Ms. Zumwalt was a Senior Manager at Ernst & Young LLP. From 2018 to 2020, Ms. Zumwalt served on the board of directors of Adeptus Health Inc., a privately held healthcare services company, and from 2001 to 2017, Ms. Zumwalt served on the board of directors of The Advisory Board Company, which provided advice and best practices using research, technology, and consulting to improve healthcare and education institution performance. Ms. Zumwalt received her B.A. in Business Administration from Pacific Union College. We believe that Ms. Zumwalt is qualified to serve on our Board of Directors due to her extensive knowledge and expertise in the U.S. dialysis market.

CORPORATE GOVERNANCE
Board Composition and Structure
Our Ninth Amended and Restated Certificate of Incorporation, as amended, or our Charter, states that the number of directors shall be fixed exclusively by our Board of Directors. Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Our Charter provides that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. Any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office, even if less than a quorum.
Our Charter provides that our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. Each of our directors previously identified serves in the class indicated. Subject to any earlier resignation or removal in accordance with the terms of our Charter and our Bylaws, our Class II directors will serve until the 2025 annual meeting of stockholders; our Class III directors will serve until the 2026 annual meeting of stockholders; and, if elected, our Class I directors will serve until the 2027 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be apportioned by our Board of Directors among the three classes.
Director Nomination Process
The Nominating and Corporate Governance Committee recommends, and the Board of Directors nominates, candidates to stand for election as directors. While we do not have a formal policy on diversity, the Nominating and Corporate Governance Committee proactively seeks nominees with a broad diversity of experience, professions, skills, gender, race, national origin and backgrounds and considers such factors in evaluating prospective nominees. Our Corporate Governance Guidelines specifically provide that the Board of Directors considers personal diversity, including age, sex, gender, ethnic and racial diversity, an additional benefit to the Board of Directors as a whole. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular trait is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. Directors should possess strong personal and professional ethics, integrity and values; be business savvy and genuinely interested in the Company; and be committed to representing the long-term interests of our stockholders. The Board of Directors is intended to encompass a range of talents, ages, skills, diversity, and expertise sufficient to provide sound and prudent oversight with respect to the operations and interests of the business. Nominees are not discriminated against on the basis of race, religion, national origin, gender, sexual orientation, disability or any other basis proscribed by law. The membership criteria applicable to our Board of Directors are set forth in the Company’s Corporate Governance Guidelines, and the Nominating and Corporate Governance Committee will consider such criteria in the context of the existing composition and needs of the Board of Directors and its committees.
Evaluation of Director Candidates
The Nominating and Corporate Governance Committee will make a preliminary review of a prospective candidate’s background, career experience and qualifications based on available information. If a consensus is reached by the Nominating and Corporate Governance Committee that a particular candidate would likely contribute positively to the Board of Directors’ mix of skills and experiences, the Nominating and Corporate Governance Committee will conduct interviews with the candidate and may invite other members of the Board of Directors or executives to interview the candidate to assess the candidate’s overall qualifications. The Nominating and Corporate Governance Committee will consider the candidate and make a recommendation to the full Board of Directors as to whether the candidate should be nominated for election.

Stockholder Recommendations for Director Nominees

The Nominating and Corporate Governance Committee does not have a written policy regarding director candidates recommended by stockholders but, assuming that biographical and background material has been provided on a timely basis, any recommendations received from stockholders, if made in accordance with the requirements set forth in our Charter and our Bylaws, will be evaluated in the same manner as potential nominees proposed by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider all candidates recommended by stockholders who comply with the foregoing procedures and satisfy the minimum qualifications for director nominees and have the attributes described in our Corporate Governance Guidelines. Our Bylaws provide that for stockholder nominations to the Board of Directors to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Corporate Secretary and followed the procedures described below under “General Matters—Stockholder Proposals and Nominations.”
Director Independence
Under Nasdaq Listing Rule 5605, a majority of a listed company’s board of directors must consist of independent directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be independent under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and Compensation Committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Nasdaq Listing Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each member of the Board except for Mr. Butler is an “independent director” as that term is defined under Nasdaq Listing Rule 5605(a)(2). Our Board of Directors also determined that each of the current members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee satisfies the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable, including in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act and, in the case of all members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act. In making such determinations, our Board of Directors considered their background, employment and affiliations, including family relationships, the relationships that each such non-employee director has with the Company and all other facts and circumstances the committee deemed relevant in determining their independence.
There are no family relationships among any of our directors or executive officers. No arrangements or understandings exist between any director or nominee for election as a director and any other person pursuant to whom such person is to be selected as a director or nominee for election as a director.
Board Meetings, Attendance and Overboarding
The Board of Directors held nine meetings during the year ended December 31, 2023. Each of the incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the year ended December 31, 2023 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). It is the policy of the Board of Directors to have a separate meeting session for the independent directors generally during every regularly scheduled meeting of the full Board of Directors. Any independent director may request a meeting of the independent directors at any time.
As provided in our Corporate Governance Guidelines, all directors are expected to be able to dedicate the time and resources sufficient to ensure the diligent performance of his or her duties, including preparing for and attending meetings of the Board of Directors and applicable committee meetings as well as the annual meetings of stockholders. All of our directors attended our 2023 annual meeting of stockholders. Our Corporate Governance Guidelines also provide that a retirement age of 72 is generally considered appropriate for our directors, but our Board of Directors may decide to defer retirement in appropriate circumstances.
In addition, our Corporate Governance Guidelines also provide that directors should not serve on more than five boards of directors of public companies including the Board of Directors and that directors who are also executive officers of public companies should not serve on more than three boards of directors of public companies, including the board of directors of his or her own company. We also expect that each director will avoid circumstances that create an actual or perceived conflict of interest and we have a process in place to appropriately evaluate any perceived conflict of interest.

Our Nominating and Corporate Governance Committee and Board of Directors regularly evaluate our directors’ commitments at other public companies to confirm compliance with our overboarding policy, discussed above, and to ensure that they are able to devote sufficient time to their duties at Akebia.
Board Diversity and Qualifications
We acknowledge that diversity among the members of the Board of Directors is important to creating a well-balanced governance team and ultimately is critical to our success. Currently, two of our directors are female and one of our directors is ethnically diverse. When reviewing potential director candidates, diversity is and will continue to be a key focus of the Nominating and Governance Committee and Board of Directors, as evidenced by the fact that of the two directors that we added to the Board of Directors in 2021, one is a female and one is ethnically diverse.

Board Diversity Matrix (As of April 25, 2024)
Total Number of Directors: 8
	Female	Male
Part I: Gender Identity
Directors	2	6
Part II: Demographic Background
African American or Black	0	1
White	2	5
We believe that our directors also have a breadth of functional expertise, with strong public company and industry experience. Six of our eight directors have prior public company board experience and five of our eight directors are currently or were previously the chief executive officer or chief financial officer of a public company, primarily in the pharmaceutical or biotechnology space. Several of our directors have business development and acquisition experience and several have research, commercial and clinical development backgrounds, all of which are essential to our business and the future of the Company.
Board Leadership Structure and Role of the Board in Risk Oversight
Board Leadership Structure
As a general policy, our Board of Directors believes that separation of the positions of Chairperson of the Board of Directors and Chief Executive Officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. Accordingly, we currently separate the roles of Chief Executive Officer and Chairperson of the Board of Directors, with Mr. Butler serving as our President and Chief Executive Officer and Mr. Adams, who is an independent director, serving as Chairperson of the Board of Directors. As President and Chief Executive Officer, Mr. Butler is responsible for setting the strategic direction for our Company and the day-to-day leadership and performance of our Company, while Mr. Adams, as Chairperson of the Board of Directors, assists with developing the agenda for meetings of the Board of Directors, presides over such meetings of the Board of Directors, including executive sessions of the Board of Directors, facilitates communications between management and the Board of Directors, and performs oversight responsibilities. Our Board of Directors has four standing committees that are chaired by independent directors and consist entirely of independent directors. Our Board of Directors delegates substantial responsibilities to the committees, which then report their activities and actions back to the full Board of Directors. We believe that the independent committees of our Board of Directors and their Chairpersons promote effective independent governance. We believe this structure represents an appropriate allocation of roles and responsibilities for our Company at this time because it strikes an effective balance between management and independent leadership participation in our Board of Directors meetings.
Risk Oversight
The Board of Directors plays an important role in risk oversight at the Company through its decision-making authority as well as through its oversight of management. In particular, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports by the Board of Directors and its committees on topics relating to the risks that the Company faces, (2) the required approval by the Board of Directors (or a committee of the Board of Directors) of significant transactions and certain other decisions, (3) the direct oversight of specific areas of the Company’s business by the Audit Committee, Compensation Committee, Nominating and Corporate Governance

Committee and the Research & Development Committee, and (4) periodic reports from management, the independent auditors and other outside consultants regarding various areas of potential risk including, among others, those relating to our internal control over financial reporting, compliance and cybersecurity matters. The Board of Directors also relies on management to bring significant matters impacting the Company to the attention of the Board of Directors.
Pursuant to the Audit Committee’s charter, the Audit Committee is responsible for reviewing and discussing with management and the Company’s independent registered public accounting firm the Company’s system of internal controls, its critical accounting practices and its policies relating to risk assessment and management. As part of this process, the Audit Committee discusses the Company’s major financial, cybersecurity and compliance risk exposures and steps that management has taken to monitor and control such exposure, and oversees the Company’s efforts to remediate any control deficiencies. Oversight by the Audit Committee includes direct communication with the Company’s independent registered public accounting firm. In addition, the Audit Committee establishes, maintains and oversees procedures for the anonymous submission by Company employees of information regarding accounting or auditing matters. The Audit Committee also establishes, maintains and oversees the administration and operation of our Reporting and Compliance Investigations Policy. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and assesses whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. Our Compensation Committee also oversees risk management activities relating to management succession planning and our human capital management strategy and practices. Oversight by the Compensation Committee includes direct communication with our independent compensation consultants. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of our Board of Directors and potential conflicts of interest.
The Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to the Company’s operations. The Board of Directors acknowledges that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to the Company’s operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks.
Board Committees
The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Research & Development Committee, each of which is comprised solely of independent directors and is described more fully below. Each such committee operates pursuant to a written charter, and each committee reviews and assesses the adequacy of its charter annually and submits proposed modifications, if any, to the Board of Directors for approval. The charters for the committees are available on our website (www.akebia.com) under “Investors” at “Corporate Governance.”
The following table sets forth the current composition of each committee of the Board of Directors.

Name	Audit	Compensation	Nominating and Corporate Governance	Research & Development
Adrian Adams		M
Ronald E. Frieson (1)	M		CH
Steven C. Gilman, Ph.D. (1)		M		M
Michael Rogers	CH
Cynthia Smith (1)		CH		M
Myles Wolf, M.D., M.M.Sc.			M	CH
LeAnne M. Zumwalt	M		M
________________
(1)       Nominated for re-election in Proposal 1.
(CH)   Chairperson of the Committee
(M)     Member

Audit Committee
Our Audit Committee, established in accordance with Exchange Act requirements, is currently composed of Mr. Frieson, Mr. Rogers and Ms. Zumwalt, with Mr. Rogers serving as Chairperson. Our Board of Directors has determined that Mr. Frieson, Mr. Rogers and Ms. Zumwalt each meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of The Nasdaq Capital Market. The Board of Directors has determined that Mr. Rogers is an “audit committee financial expert” within the meaning of the SEC regulations and the applicable listing standards of The Nasdaq Capital Market. The Audit Committee’s responsibilities include, among others:
•overseeing our accounting and financial reporting processes and the audits of our financial statements;
•overseeing the independent registered public accounting firm, which we also refer to as independent auditors, including appointing and reviewing the performance of such independent auditors;
•reviewing internal controls;
•reviewing risk assessment and risk management, including with respect to major financial, cybersecurity and compliance risk exposures;
•establishing, maintaining and overseeing procedures for the confidential, anonymous submission of information regarding accounting or auditor matters;
•overseeing our healthcare compliance program;
•reviewing and recommending to our Board of Directors for approval all related person transactions and overseeing our Policy with Respect to Related Person Transactions;
•reviewing and pre-approving audit and permissible non-audit services to be provided by our independent auditor;
•annually reviewing and reassessing the adequacy of the Audit Committee charter;
•establishing, maintaining and overseeing our Code of Conduct; and
•conducting an annual performance self-evaluation to assess the Audit Committee’s purpose, duties and responsibilities.
During the year ended December 31, 2023, the Audit Committee met eleven times. The report of the Audit Committee is included in this Proxy Statement under “Audit Committee Report.”
Compensation Committee
Our Compensation Committee is currently composed of Mr. Adams, Mr. Gilman and Ms. Smith, with Ms. Smith serving as Chairperson. Our Board of Directors has determined that each current member of the Compensation Committee is “independent” as defined under the applicable listing standards of The Nasdaq Capital Market and meets the independence criteria set forth in Rule 10C-1 under the Exchange Act. The Compensation Committee has the authority to delegate to subcommittees of the Compensation Committee any of the responsibilities of the full committee. The Compensation Committee’s responsibilities include:
•reviewing and approving individual and corporate goals and objectives applicable to our executives who are Senior Vice President and above and report directly to our Chief Executive Officer, or non-CEO Executives, and any other individuals whose compensation is required to be approved by the Compensation Committee pursuant to the rules of the Nasdaq Stock Market, or Nasdaq Officers, evaluating their performance in light of such goals and objectives and approving their compensation;
•reviewing and recommending for approval to the Board of Directors individual and corporate goals and objectives for our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of such goals and objectives and his or her compensation;
•engaging, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
•conducting the independence assessment outlined in the Nasdaq Listing Rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
•annually reviewing and reassessing the adequacy of the Compensation Committee charter;

•reviewing, making recommendations to the Board of Directors, and administering our incentive compensation plans;
•reviewing and approving any tax-qualified, non-discriminatory employee benefit plans and any parallel nonqualified plans for which stockholder approval is not sought and pursuant to which options or stock may be acquired by our officers, directors, employees or consultants;
•reviewing, making recommendations to the Board of Directors, and administering our equity-based plans;
•reviewing and making recommendations to the Board of Directors with respect to director compensation;
•reviewing and approving any proposed employment, severance, retention, change in control or similar agreements for our non-CEO Executives or Nasdaq Officers;
•reviewing and recommending for approval to the Board of Directors any proposed employment, severance, retention, change in control or similar agreements for our Chief Executive Officer;
•reviewing and discussing with management the Compensation Discussion and Analysis to be included in our annual proxy statement or our Annual Report on Form 10-K and preparing the annual Compensation Committee report to be included in our annual proxy statement;
•overseeing and presenting to the Board of Directors our corporate succession plans for the Chief Executive Officer and other senior management positions;
•overseeing and administering the implementation or revision of our compensation recovery or “clawback” policy; and
•conducting an annual self-evaluation to assess the Compensation Committee’s purpose, duties and responsibilities.
During the year ended December 31, 2023, the Compensation Committee met five times.
Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is currently composed of Mr. Frieson, Dr. Wolf and Ms. Zumwalt, with Mr. Frieson serving as Chairperson. Ms. Zumwalt joined, and Mr. Frieson became the Chairperson, of the Nominating and Corporate Governance Committee on March 15, 2023. Prior to March 15, 2023, Mr. Adams and Ms. Smith were also members of the Nominating and Corporate Governance Committee and Mr. Adams was the Chairperson. Our Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee is “independent” as defined under the applicable listing standards of The Nasdaq Capital Market. In addition, during the time that Mr. Adams and Ms. Smith served on the Nominating and Corporate Governance Committee each was “independent” as defined under the applicable listing standards of The Nasdaq Capital Market. The Nominating and Corporate Governance Committee’s responsibilities include:
•developing and recommending to the Board of Directors criteria for Board of Directors and committee membership;
•establishing procedures for identifying and reviewing Board of Director candidates, including nominees recommended by stockholders;
•identifying and reviewing individuals qualified to become members of the Board of Directors;
•recommending to the Board of Directors the persons to be nominated for election as directors and appointed to each of the Board of Directors’ committees;
•reviewing and recommending to the Board of Directors a set of corporate governance principles;
•reviewing and recommending to the Board of Directors the number, responsibilities and membership of the committees of the Board of Directors;
•annually reviewing and assessing the adequacy of the Nominating and Corporate Governance Committee charter;
•overseeing the Company’s director orientation and continuing education for existing directors;
•overseeing the Company’s efforts with regard to corporate responsibility and sustainability, including the impact of environmental, social and governance issues on the Company;

•making a final determination regarding a director’s change in job responsibilities or notification of an invitation to join a new board or other association, if there is disagreement;
•conducting an annual self-evaluation to assess the Nominating and Corporate Governance Committee’s purpose, duties and responsibilities;
•evaluating and making recommendations to the Board of Directors regarding stockholder proposals submitted for inclusion in our annual Proxy Statement;
•recommending criteria for assessment of the performance of committees other than the Nominating and Corporate Governance Committee, and annually reviewing self-assessments of each other committee; and
•recommending criteria for assessment of the performance of the Board of Directors as a whole, and of individual directors, as well as reviewing and evaluating the responsibilities, performance, operations, size and composition of the Board of Directors and committees.
During the year ended December 31, 2023, the Nominating and Corporate Governance Committee met four times.
Research & Development Committee

Our Research & Development Committee is currently composed of Dr. Gilman, Ms. Smith and Dr. Wolf, with Dr. Wolf serving as Chairperson. Ms. Smith joined the Research & Development Committee on March 15, 2023. The Research & Development Committee’s responsibilities relate to the assessment of research and development at the Company, including:
•our research and development strategy and objectives;
•emerging scientific trends and activities that are critical to the success of our research and development;
•an assessment of the suitability, competitiveness and progress of our product candidates; and
•contract manufacturing.
During the year ended December 31, 2023, the Research & Development Committee met four times.
Environment, Social and Governance Matters
The Nominating and Corporate Governance Committee is responsible for oversight of the Company’s efforts with regard to environmental, social and governance, or ESG, matters, including the impact of ESG issues on the Company. Our ESG initiatives are centered around our commitments to the patients we serve, our employees, our communities and the world, and business ethics and values. We are committed to advancing policies and practices focused on these matters and the meaningful and positive change that initiatives in these areas can have on our communities.
Our commitment to diversity, equality and inclusion starts with our executive leadership. Two members of our Board of Directors are women, and women comprise approximately 50% of our senior management team. In addition, approximately 25% of our employees are ethnically diverse and one member of our Board of Directors is African American. With the goal of ensuring every employee is included, supported and treated equitably, we developed a team (IDEA – Inclusion, Diversity & Equity Alliance) to support and guide the Company as a diverse, inclusive and culturally intelligent workplace. Over the past three years this team has worked with executive leadership to identify areas for growth and education and move forward several initiatives that will enable us to continue to build an inclusive workplace and a diverse workforce. Our other initiatives include learning, coaching, cultural awareness activities and development opportunities for all of our employees.
Our Cambridge office has a Fitwel Certification, a healthy building certification system, and is level two certified. Additionally, we consolidated our office footprint to reduce our use of energy and other resources and have initiated recycling programs, including single stream recycling and recycling cans at every desk. Furthermore, we offer a commuter benefit to all of our hybrid and office-based employees to encourage employees to use public transportation and offer bicycle parking free of charge in the onsite garage.
In addition, we support kidney patient communities where we live and work. In the U.S., we have a patient services program, Akebia Cares, designed to provide one-on-one support to help communicate individual benefits and available resources for patients today facing financial obstacles that keep them from accessing important medications. In 2023, we provided over $7.0 million worth of Auryxia for free to approximately 15,000 patients needing assistance. We also have a cross-functional Sponsorship Review Committee that reviews and approves sponsorships and donations based on the relevance of each project to our purpose, business objectives and the communities we serve. We support and work closely with multiple kidney patient advocacy organizations. We believe our involvement with, and support of, patient advocacy programs demonstrates our commitment to our purpose of bettering the life of each person impacted by kidney disease.
With the support and oversight of our Board of Directors and the Nominating and Corporate Governance Committee, we plan to continue to review and advance our efforts related to ESG matters.
Hedging and Pledging Policies

As part of our Amended and Restated Insider Trading Compliance Policy, or the Insider Trading Compliance Policy, our directors and employees are prohibited from engaging in any hedging transactions of our Common Stock, including through variable prepaid forward contracts, equity swaps, collars, exchange funds and similar devices. In addition, such persons are prohibited from holding our Common Stock in a margin account or pledge such shares as collateral for a loan.

Code of Conduct and Corporate Governance Guidelines
We have adopted a Code of Conduct that applies to all of our employees, including those employees responsible for financial reporting and officers, directors, vendors, consultants, and contractors, as well as Corporate Governance Guidelines. These documents are available on our website (www.akebia.com) under “Investors” at “Corporate Governance” or by requesting copies in writing from Corporate Secretary at our Cambridge, Massachusetts office. We intend to disclose amendments to the Code of Conduct, or any waivers of its requirements, on our website as may be required by law or the Nasdaq Listing Rules.

DIRECTOR COMPENSATION
The Compensation Committee engaged with independent compensation consultant, Pearl Meyer & Partners, LLC, or Pearl Meyer, to review our director compensation for 2023 and for 2024.

In accordance with the terms of its charter, the Compensation Committee makes recommendations to the Board of Directors regarding director compensation. The Board of Directors discusses the Compensation Committee’s recommendations and has final approval authority with respect to director compensation. The Board of Directors adopted the Amended and Restated Non-Employee Director Compensation Program, effective April 27, 2023 and the Second Amended and Restated Non-Employee Director Compensation Program, effective June 6, 2023, or collectively the Prior Director Compensation Programs. Most recently, the Board of Directors adopted the Third Amended and Restated Non-Employee Director Compensation Program, effective January 1, 2024, or the Current Director Compensation Program, which superseded the Prior Director Compensation Programs in their entirety and applies to all director compensation beginning January 1, 2024. The Prior Director Compensation Programs and the Current Director Compensation Program may be referred to jointly in this Proxy Statement as the “Director Compensation Programs.”
Pursuant to, and in accordance with, the Director Compensation Programs, each director of the Company during 2023 who was not an employee of the Company, which we refer to in this Proxy Statement as a “Non-Employee Director”, was paid cash compensation during the year ended December 31, 2023 as follows:

Annual Cash Retainer ($)
Board of Directors:
Non-Employee Directors (1)	45,000
Additional Retainer for Chairperson (2)	35,000
Audit Committee:
Non-Chair Members	10,000
Chairperson	20,000
Compensation Committee:
Non-Chair Members	7,500
Chairperson	15,000
Nominating and Corporate Governance Committee:
Non-Chair Members	5,000
Chairperson	10,000
Research & Development Committee:
Non-Chair Members	5,000
Chairperson	10,000
(1)Pursuant to the terms of the Current Director Compensation Program, the annual cash retainer paid to each non-employee director of the Company was increased to $50,000 effective January 1, 2024.
(2)Pursuant to the terms of the Director Compensation Programs, the $35,000 cash retainer paid to the Chairperson of the Board of Directors for service as the Chairperson of the Board of Directors is in addition to the $45,000 (or $50,000 under the Current Director Compensation Program) cash retainer paid to the Chairperson as a Non-Employee Director, such that the Chairperson is paid an annualized total of $80,000 (or $85,000 under the Current Director Compensation Program).
Under the Director Compensation Programs, each Non-Employee Director is eligible to receive an option to purchase 180,000 shares of Common Stock under the Akebia Therapeutics, Inc. 2023 Stock Incentive Plan, or the 2023 Plan, or any successor equity incentive plan thereto at the time of such Non-Employee Director’s initial appointment or election to the Board of Directors. We refer to such award throughout this Proxy Statement as an “Initial Award.” Each Initial Award granted under the Director Compensation Programs vests over three years, with 33 1/3% of the shares underlying the Initial Award vesting on the first anniversary of the date of grant and the remaining 66 2/3% of the shares underlying the Initial Award vesting ratably on the first day of each calendar quarter between the first anniversary of the date of grant and the third anniversary of the date of grant, subject to the Non-Employee Director’s continuous service through the applicable vesting date.

In addition, under the Director Compensation Programs, each Non-Employee Director who has served on the Board of Directors for at least six months as of the date of any annual meeting of stockholders and continues to serve on the Board of Directors immediately following such annual meeting of stockholders, will be eligible to receive, on the date of such annual meeting, an option to purchase 45,000 shares of Common Stock and a grant of 30,000 restricted stock units, or RSUs. We refer to such grant of stock options and RSUs in this Proxy Statement as the “Subsequent Awards.” The Subsequent Awards (i) are granted subject to the terms of the 2023 Plan or any successor equity incentive plan and (ii) vest in full on the first anniversary of the grant date, subject to the Non-Employee Director’s continuous service through the applicable vesting date. These stock options have a 10-year term and are granted with an exercise price equal to the fair market value of a share of Common Stock on the date of grant. Pursuant to the form of stock option agreement and form of RSU agreement for the Non-Employee Directors adopted by the Board of Directors under the 2023 Plan or any successor equity incentive plan, if, in connection with a change in control (as such term is defined in the applicable award agreement), the outstanding Initial Award and Subsequent Awards held by a Non-Employee Director is not assumed or continued, and a new equity award is not granted in substitution thereof by the acquirer or survivor of a change in control (or an affiliate of the acquirer or survivor) in accordance with the terms of the 2023 Plan or any successor equity incentive plan, any unvested portion of such Initial Award and Subsequent Awards will vest in full upon such change in control.
2023 Director Compensation
The following table sets forth a summary of the compensation earned by each Non-Employee Director during the fiscal year ended December 31, 2023. Other than as set forth in the table below, we did not pay any cash compensation, make any equity awards or non-equity awards to, or pay any other compensation to any Non-Employee Director during the year ended December 31, 2023. Mr. Butler, our President and Chief Executive Officer, received no additional compensation for his service as a director and, consequently, is not included in the table below. The compensation received by Mr. Butler as an employee of the Company during 2023 is presented in the “2023 Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Option Awards($)(2)	All Other Compensation ($)(3)	Total ($)
Adrian Adams (4)	87,500	36,000	44,787	3,343	171,629
Ronald E. Frieson (5)	65,000	36,000	44,787	2,186	147,973
Steven C. Gilman, Ph.D. (6)	57,500	36,000	44,787	1,582	139,869
Michael Rogers (7)	65,000	36,000	44,787	—	145,787
Cynthia Smith (8)	65,000	36,000	44,787	5,713	151,499
Myles Wolf, M.D., M.M.Sc. (9)	60,000	36,000	44,787	3,640	144,426
LeAnne M. Zumwalt (10)	60,000	36,000	44,787	2,519	143,305

(1)Amounts listed represent fees earned in cash during the year ended December 31, 2023.
(2)The amounts reported in the “Stock Awards” and “Option Awards” columns above represent the aggregate fair value amount of the RSUs and time-based stock options granted during the year ended December 31, 2023, respectively, computed as of the grant date of such RSUs and stock options, respectively, in accordance with Accounting Standards Codification, or ASC, Topic 718, not including any estimates of forfeitures. The assumptions used in calculating the grant date fair value of the RSUs and stock options are set forth in Note 14 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 14, 2024.
(3)Represents reimbursement for travel expenses for Board meetings.
(4)As of December 31, 2023, Mr. Adams held options to purchase 150,400 shares of our Common Stock and 30,000 RSUs.
(5)As of December 31, 2023, Mr. Frieson held options to purchase 145,300 shares of our Common Stock and 30,000 RSUs.
(6)As of December 31, 2023, Dr. Gilman held options to purchase 202,803 shares of our Common Stock and 30,000 RSUs.
(7)As of December 31, 2023, Mr. Rogers held options to purchase 202,803 shares of our Common Stock and 30,000 RSUs.
(8)As of December 31, 2023, Ms. Smith held options to purchase 150,400 shares of our Common Stock and 30,000 RSUs.

(9)As of December 31, 2023, Dr. Wolf held options to purchase 165,400 shares of our Common Stock and 30,000 RSUs.
(10)As of December 31, 2023, Ms. Zumwalt held options to purchase 145,300 shares of our Common Stock and 30,000 RSUs.

PROPOSAL 2—APPROVAL OF AN AMENDMENT TO THE AKEBIA THERAPEUTICS, INC. 2023 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER BY 9,800,000 SHARES
Why We Are Requesting Stockholder Approval For Additional Shares
We are asking our stockholders to approve an amendment to our 2023 Plan to increase the number of shares of our Common Stock available for issuance under the 2023 Plan by 9,800,000 shares, or the Amendment. We refer to the 2023 Plan, as so amended by the Amendment, as the Amended Plan. Our Board of Directors believes that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating key employees with experience and ability. Central to these objectives is our equity-based compensation program, which is consistent with our compensation philosophy and the compensatory practices of other pharmaceutical companies in our peer group and other companies that we compete with for talent. We and our Board of Directors understand that our equity-compensation needs must be balanced against the dilutive effect of such programs on our stockholders. To that end, and based on careful weighing of these considerations, as more fully described below, on April 24, 2024, upon the recommendation of the Compensation Committee, our Board of Directors adopted, subject to stockholder approval, the Amendment.

The 2023 Plan is our existing equity incentive plan, which was originally approved by our Board of Directors on April 27, 2023 and by our stockholders on June 6, 2023. When the 2023 Plan was adopted, we expected that the share pool under the 2023 Plan would allow us to continue to grant equity awards (other than to newly hired employees who receive grants pursuant to the inducement grant exception under Nasdaq Listing Rule 5635(c)(4) to the extent eligible) for approximately two years, with the actual duration of the share pool varying based on changes in participation, market practices and our stock price. However, in order to remain competitive in our equity grant program and practices, we are seeking stockholder support of a new share authorization as the remaining share pool under the 2023 Plan is insufficient to meet our equity compensation needs. The Amendment increases the number of shares of our Common Stock available for grant under the 2023 Plan by 9,800,000 shares. No other changes are being made to the 2023 Plan. If the Amendment is approved, the new shares of our Common Stock reserved under the Amended Plan would represent approximately 9.9% of our 209,454,149 outstanding shares of our Common Stock as of March 31, 2024. Our Board of Directors believes the proposed dilution to stockholders as a result of the Amendment is judicious and sustainable and, importantly, critical to meet our business goals.
We intend to utilize the Amended Plan as we have utilized the 2023 Plan: specifically, to grant equity awards to our existing employees, non-employee directors, consultants, and advisors in order to incent, retain and reward those who are critical to our success. Our Compensation Committee determined the requested number of shares of our Common Stock for the Amendment based on projected annual equity awards to our employees and non-employee directors, employee recognition and promotion awards, and an assessment of the magnitude of the share reserve under the Amended Plan that our stockholders would likely find acceptable. If our stockholders approve the Amendment, subject to adjustment in the event of stock splits and other similar events, awards may be made under the Amended Plan for up to a number of shares of our Common Stock equal to the sum of: (i) 19,800,000 shares of our Common Stock and (ii) such additional number of shares of our Common Stock (up to 24,361,685) as is equal to the sum of (A) the number of shares of our Common Stock reserved for issuance under our 2014 Incentive Plan, or the 2014 Plan, that remained available for the grant of awards under the 2014 Plan (including any shares of our Common Stock that remained available for grant under the 2014 Plan as a result of a plan that was assumed by us pursuant to Section 4(c) of the 2014 Plan) immediately prior to the date that the 2023 Plan was approved by our stockholders on June 6, 2023, or the original effective date, and (B) the number of shares of our Common Stock subject to awards granted under the 2014 Plan (including any shares of our Common Stock granted under the 2014 Plan as a result of a plan that was assumed by us pursuant to Section 4(c) of the 2014 Plan) that were outstanding as of the original effective date and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code of 1986, as amended, and any regulations thereunder, or the Code). The 2023 Plan does not include an evergreen provision and includes several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices, as described below.

We have relied on the inducement grant exception under Nasdaq Listing Rule 5635(c)(4) to grant nonstatutory stock options, or Inducement Awards, to all of our newly hired employees who are eligible under the Nasdaq rules to receive such grants. We expect to continue using Inducement Awards for our option grants to all of our newly hired employees who are eligible under the Nasdaq rules to receive such grants, and the number of shares of our Common Stock available under the Amended Plan will be, if the Amendment is approved, carefully administered to enable us to make other new-hire equity grants as well as equity grants to our current employees under the Amended Plan.
The following table includes information, as of March 31, 2024, regarding (i) all of our outstanding equity awards under all of our equity-based compensation plans and arrangements under which shares of our Common Stock may be issued (other than our Amended and Restated 2014 Employee Stock Purchase Plan, or the ESPP) and all of our outstanding Inducement Awards that were granted as stock options outside of our equity-based compensation plans; and (ii) the number of shares of our Common Stock that remain available under the 2023 Plan for future awards.

Number of outstanding stock options	16,242,463
Weighted average exercise price of outstanding stock options	$3.73
Weighted average remaining contractual term of outstanding stock options	7.65 years
Number of outstanding RSUs	6,054,131
Number of outstanding performance-based restricted stock units (“PSUs”) (1)	13,102
Number of outstanding stock appreciation rights (“SARs”)	635,313
Weighted average measurement price of outstanding SARs	$0.63
Weighted average remaining contractual term of outstanding SARs	8.84 years
Shares of our Common Stock remaining available under the 2023 Plan for the grant of new awards (2)	10,945,556
New shares of our Common Stock requested for approval pursuant to the Amendment	9,800,000
Estimated total number of shares of our Common Stock available for the grant of new awards under all equity-based compensation plans (other than the ESPP), assuming stockholder approval of the Amendment (3)	20,745,556
Number of shares of our Common Stock outstanding	209,454,149
(1)We may periodically grant PSUs to employees under the 2023 Plan and previously granted PSUs under the 2014 Plan. The PSUs granted by us generally vest in connection with the achievement of specified commercial, regulatory and corporate milestones. The PSUs also generally feature a time-based vesting component. The number of PSUs outstanding as of March 31, 2024 are reflected in the table above assuming satisfaction of certain regulatory milestones.
(2)The number of shares of our Common Stock remaining available for issuance under the 2023 Plan as of March 31, 2024.
(3)The number of shares of our Common Stock remaining available for issuance under all plans as of March 31, 2024 assuming approval of the Amendment.
As of March 31, 2024, there were no outstanding shares of restricted stock or other stock-based awards.
We expect that the proposed share pool under the Amended Plan will allow us to continue to grant equity awards at our historic rates (other than to newly hired employees, who will receive Inducement Awards, to the extent eligible) for approximately two years, but the actual duration of the share pool may vary based on changes in participation, our stock price and market practice.
We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future. If the Amendment is not approved by our stockholders, we will not be able to make long-term equity incentive awards that are sufficient to meet our needs and our inability to make market-based equity awards to retain talented employees in a highly competitive market could have an adverse impact on our business. Further, if the Amendment is not approved by our stockholders, we could be forced to increase cash compensation, which will reduce the resources we are able to allocate to meet our business needs and objectives. Therefore, we consider approval of the Amendment vital to our future success.
If this proposal to increase the number of shares of our Common Stock available for issuance under the plan is approved by our stockholders, we intend to register the additional shares by filing a Registration Statement on Form S-8 as soon as practicable following such approval.

Accordingly, our Board of Directors believes approval of the Amendment is in the best interests of the Company and its stockholders and recommends a vote “FOR” the approval of the Amendment.
The remainder of this Proposal 2 includes:
•Highlights of the Amended Plan;
•Reasons Why Stockholders Should Approve the Amendment;
•Information Regarding Overhang and Burn Rate; and
•Description of the Amended Plan.
Highlights of the Amended Plan
The Amended Plan includes several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices. These features are highlighted below, and are more fully described in the summary of the Amended Plan further below in this proposal.
No Evergreen. The Amended Plan does not include an “evergreen” or other provision that automatically increases the number of shares of our Common Stock available for grant under the plan, and therefore any increase to the maximum share reserve under the Amended Plan, including the increase proposed by the Amendment, is subject to approval by our stockholders, allowing our stockholders to have a say in our equity compensation programs.
Clawback Policy. In accepting an Award under the Amended Plan, a participant agrees to be bound by any clawback policy that we have in effect or may adopt in the future, including, for executive officers, the Compensation Recovery Policy we adopted in November 2023. For a description of such policy, see "Executive Compensation—Clawback Policy".
No Automatic Vesting of Awards on a Change in Control Event. The Amended Plan does not provide for the automatic vesting of awards in connection with a change in control event.
No Repricing of Awards. The Amended Plan prohibits the direct or indirect repricing of stock options or SARs without stockholder approval.
No Discounted Options or SARs. All stock options and SARs must have an exercise or measurement price that is at least equal to the fair market value of the underlying Common Stock on the date of grant.
No Reload Options or SARs. No stock options or SARs granted under the Amended Plan may contain a provision entitling the award holder to the automatic grant of additional stock options or SARs in connection with any exercise of the original stock option or SAR.
No Dividend Equivalents on Options or SARs. No stock options or SARs granted under the Amended Plan may provide for the payment or accrual of dividend equivalents.
Dividends and Dividend Equivalents on Restricted Stock, Restricted Stock Units and Other-Stock Based Awards Not Paid Until Award Vests. Any dividends or dividend equivalents paid with respect to restricted stock, RSUs, performance awards or other stock-based awards will be subject to the same restrictions on transfer and forfeitability as the award with respect to which they are paid.
Limit on Non-Employee Director Compensation. The maximum aggregate amount of cash earned or paid and value of awards (calculated based on grant date fair value for financial reporting purposes) granted to any non-employee director in any calendar year may not exceed $750,000 in the case of an incumbent director. However, such maximum aggregate amount shall not exceed $1,000,000 in any calendar year for any individual non-employee director in such non-employee director’s initial year of election or appointment. Exceptions to these limitations may only be made by our Board of Directors in extraordinary circumstances provided that the non-employee director receiving any additional compensation does not participate in the decision to award such compensation.
Material Amendments Require Stockholder Approval. Stockholder approval is required prior to an amendment of the Amended Plan that would (i) materially increase the number of shares of our Common Stock authorized (other than as provided under the Amended Plan with respect to certain corporate events or substitute awards), (ii) expand the types of awards that may be granted, or (iii) materially expand the class of participants eligible to participate.

Administered by an Independent Committee. The Amended Plan is administered by the Compensation Committee, as delegated by our Board of Directors. The Compensation Committee is made up entirely of independent directors.
Reasons Why Stockholders Should Approve the Amendment
Incents, Retains and Motivates Talent. It is critical to our success that we incent, retain and motivate the best talent in what is a tremendously competitive labor market. Our equity-based compensation program has always been and will continue to be a key component in our ability to pay market-competitive compensation to our employees. Equity incentive awards are crucial to our ability to motivate our employees to achieve our goals.
Aligns with Our Pay-for-Performance Compensation Philosophy. We believe that equity-based compensation is inherently performance-based. As the value of our stock appreciates, our employees receive greater compensation at the same time that our stockholders are receiving a greater return on their investment. Conversely, if the stock price does not appreciate following the grant of an equity award, then our employees would not receive any compensation in respect of stock options and would receive lower compensation than intended in respect of RSUs.
Aligns Employee and Director Interests with Stockholder Interests. Providing our employees and non-employee directors with compensation in the form of equity directly aligns the interests of those employees and non-employee directors with the interests of our stockholders. If the Amendment is approved by our stockholders, we will be able to continue granting equity-based incentives that foster this alignment between our employees and non-employee directors and our stockholders.
Consistent with Stockholder Interests and Sound Corporate Governance. As described under the heading “Highlights of the Amended Plan” and more thoroughly below, the Amended Plan was purposefully designed to include features that are consistent with the interests of our stockholders and sound corporate governance practices.
Information Regarding Overhang and Burn Rate
In developing our share request for the Amendment and analyzing the impact of utilizing equity as a means of compensation on our stockholders, we considered both our “overhang” and our “burn rate.”
Overhang
Overhang is a measure of potential dilution which we define as the sum of (i) the total number of shares of our Common Stock underlying all outstanding equity awards and (ii) the total number of shares of our Common Stock available for the grant of future equity awards, divided by the number of shares of our Common Stock outstanding. As of March 31, 2024, there were 22,945,009 shares of our Common Stock underlying all outstanding equity awards, 10,945,556 shares of our Common Stock remaining available under the 2023 Plan for future awards, and 209,454,149 shares of our Common Stock outstanding. Accordingly, our overhang at March 31, 2024 was 16.2%. If the 9,800,000 shares of our Common Stock proposed to be authorized for grant under the Amendment are included in the calculation, our overhang on March 31, 2024 would have been 20.86%.
Burn Rate
Burn rate provides a measure of the potential dilutive impact of our equity award program which we calculate by dividing the number of shares of our Common Stock subject to equity awards granted during the year (including Inducement Awards) by the basic weighted average number of shares of our Common Stock outstanding. Set forth below is a table that reflects our burn rate for the 2023, 2022, and 2021 calendar years as well as an average over those years.

	Awards Granted (#)	Basic Weighted Average Number of Shares of Common Stock Outstanding (#)	Gross Burn Rate (1)

Calendar Year
2023	7,647,888	187,465,448	4.08%
2022	9,925,008	182,782,680	5.43%
2021	7,269,720	165,949,695	4.38%
Three-Year Average	8,280,872	178,732,608	4.63%
(1)We define “gross burn rate” as the number of equity awards granted during the year divided by the basic weighted average number of shares of our Common Stock outstanding.
Finally, in developing the share request for the Amendment, we considered that, as of March 31, 2024, 48% of our outstanding stock options had an exercise price greater than our stock price on March 31, 2024 and therefore had no intrinsic value. Thus, a significant portion of the outstanding equity awards that we have granted are not in fact currently serving to retain employees, exacerbating our equity compensation needs. With the unprecedented competition for talent in the current marketplace, we need to be able to offer market-competitive equity awards to existing employees through annual equity grants and employee recognition, retention and promotion grants.
Description of the Amended Plan
The following is a brief summary of the Amended Plan. A copy of the Amendment is attached as Appendix A to this Proxy Statement. A copy of the Amended Plan is attached as Appendix B to this Proxy Statement. Please note that the following summary describes the Amended Plan as it is proposed to be amended by the Amendment, as opposed to the 2023 Plan. The Amended Plan is identical to our 2023 Plan other than that the Amended Plan, as it is proposed to be amended by the Amendment, increases the number of shares of our Common Stock available for the grant of awards under the 2023 Plan by 9,800,000 shares. References to our Board of Directors in this summary shall include the Compensation Committee or any similar committee or sub-committee or the Delegated Persons (as defined below) to the extent that our Board of Directors’ powers or authority under the Amended Plan have been delegated to such committee or Delegated Persons, in accordance with the Amended Plan.
For purposes of this proposal and except where the context otherwise requires, the term “Company” and similar terms shall include any of our present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which we have a controlling interest, as determined by our Board of Directors.
Types of Awards; Shares Available for Awards; Share Counting Rules
The Amended Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock, RSUs, other stock-based awards and cash awards as described below, which we refer to, collectively, as awards or Awards.
Subject to adjustment in the event of stock splits, stock dividends and other similar events, awards may be made under the Amended Plan (any or all of which awards may be in the form of incentive stock options) for up to a number of shares of our Common Stock as is equal to the sum of: (i) 19,800,000 of our Common Stock; and (ii) such additional number of shares of our Common Stock (up to 24,361,685) as is equal to the sum of (x) the number of shares of our Common Stock reserved for issuance under our 2014 Plan that remained available for grant under the 2014 Plan (including any shares of our Common Stock that remained available for grant under the 2014 Plan as a result of a plan that was assumed under Section 4(c) of the 2014 Plan) immediately prior to the original effective date, and (y) the number of shares of our Common Stock subject to awards granted under the 2014 Plan (including any shares of our Common Stock granted under the 2014 Plan as a result of a plan that was assumed under Section 4(c) of the 2014 Plan) that were outstanding as of the original effective date and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options, to any limitations under the Code).

Shares of our Common Stock issued under the Amended Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
The Amended Plan provides that the maximum aggregate amount of cash and value of awards (calculated based on grant date fair value for financial reporting purposes) granted to any individual non-employee director in any calendar year may not exceed $750,000 in the case of an incumbent director. However, such maximum aggregate amount shall not exceed $1,000,000 in any calendar year for any individual non-employee director in such non-employee director’s initial year of election or appointment. Moreover, fees paid by us on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to a non-employee director as reimbursement of an expense will not count against this limit. Exceptions to this limitation may only be made by our Board of Directors in extraordinary circumstances, provided that any non-employee director receiving additional compensation does not participate in the decision to award such compensation. This limitation does not apply to cash or awards granted to a non-employee director in his or her capacity as an advisor or consultant to us.
For purposes of counting the number of shares of our Common Stock available for the grant of awards under the Amended Plan, all shares of our Common Stock covered by SARs shall be counted against the number of shares of our Common Stock available for the grant of awards. However, SARs that may be settled only in cash will not be so counted. Similarly, to the extent that an RSU award may be settled only in cash, no shares of our Common Stock will be counted against the shares of our Common Stock available for the grant of awards under the Amended Plan. In addition, if we grant a SAR in tandem with a stock option for the same number of shares of our Common Stock and provide that only one such award may be exercised, or tandem SAR, only the shares of our Common Stock covered by the stock option, and not the shares of our Common Stock covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares of our Common Stock to the Amended Plan.
Shares of our Common Stock covered by awards under the Amended Plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares of our Common Stock subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or that result in any shares of our Common Stock not being issued (including as a result of an award being settled in cash rather than stock) will again be available for the grant of awards under the Amended Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of a SAR, the number of shares of our Common Stock counted against the shares of our Common Stock available for the grant of awards under the Amended Plan will be the full number of shares of our Common Stock subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares of our Common Stock actually used to settle the SAR upon exercise, and the shares of our Common Stock covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.
Shares of our Common Stock that are delivered (by actual delivery, attestation, or net exercise) to us by a participant to purchase shares of our Common Stock upon exercise of an award or to satisfy tax withholding obligations (including shares of our Common Stock retained from the award creating the tax obligation) will be added back to the number of shares of our Common Stock available for the future grant of awards under the Amended Plan. Shares of our Common Stock repurchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares of our Common Stock available for future grant of awards under the Amended Plan.
In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our Board of Directors may grant awards under the Amended Plan in substitution for any stock options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our Board of Directors determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the Amended Plan. No such substitute awards shall count against the overall share limit contained in the Amended Plan, except as required by reason of Section 422 and related provisions of the Code.
Descriptions of Awards
Stock Options. A participant who is awarded a stock option receives the right to purchase a specified number of shares of our Common Stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the stock option grant. A stock option that is not intended to be an “incentive stock option” is a “nonstatutory stock option.” Options may not be granted with an exercise price that is less than 100% of the fair market value of our Common Stock on the date of grant. If our Board of Directors approves the grant of a stock option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of our Common Stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to participants who hold more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. Under the terms of the Amended Plan, stock options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to participants who hold greater than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries).
The Amended Plan permits participants to pay the exercise price of stock options using one or more of the following manners of payment: (i) payment by cash or by check, (ii) except as may otherwise be provided in the applicable award agreement or approved by our Board of Directors, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable award agreement or approved by our Board of Directors, and subject to certain conditions, by delivery to us (either by actual delivery or attestation) of shares of our Common Stock owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable nonstatutory stock option award agreement or approved by our Board of Directors, by delivery of a notice of “net exercise” as a result of which we will retain a number of shares of our Common Stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the stock option being exercised divided by the fair market value of our Common Stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable award agreement or approved by our Board of Directors, by any other lawful means (but not by a promissory note of the participant), or (vi) by any combination of these forms of payment. No stock option granted under the Amended Plan may contain a provision entitling the participant to the automatic grant of additional stock options in connection with any exercise of the original stock option. No stock options granted under the Amended Plan may provide for the payment or accrual of dividend equivalents.
Stock Appreciation Rights. A participant who is awarded a SAR receives, upon exercise, a number of shares of our Common Stock, or cash (or a combination of shares of our Common Stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our Common Stock over the measurement price. The Amended Plan provides that the measurement price of a SAR may not be less than 100% of the fair market value of our Common Stock on the date the SAR is granted (provided, however, that if our Board of Directors approves the grant of a SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the Amended Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the Amended Plan may provide for the payment or accrual of dividend equivalents.
Limitation on Repricing of Options or SARs. With respect to stock options and SARs, unless such action is approved by our stockholders or otherwise permitted under the terms of the Amended Plan in connection with certain changes in capitalization and reorganization events, we may not (i) amend any outstanding stock option or SAR granted under the Amended Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding stock option or SAR, (ii) cancel any outstanding stock option or SAR (whether or not granted under the Amended Plan) and grant in substitution therefor new awards under the Amended Plan (other than certain substitute awards issued in connection with a merger or consolidation of an entity with us or an acquisition by us, described above) covering the same or a different number of shares of our Common Stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the cancelled stock option or SAR, (iii) cancel in exchange for a cash payment any outstanding stock option or SAR with an exercise price or measurement price per share above the then-current fair market value of our Common Stock, or (iv) take any other action under the Amended Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which our stock is listed or traded.
Restricted Stock Awards. A participant who is granted a restricted stock award is entitled to acquire shares of our Common Stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by us with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on unvested dividends.
Restricted Stock Unit Awards. A participant who is granted an RSU award is entitled to receive shares of our Common Stock, or cash equal to the fair market value of such shares or a combination thereof, in the event that the conditions specified in the applicable award are satisfied, with such shares or cash to be delivered at the time such award vests or on a deferred basis pursuant to the terms and conditions established by our Board of Directors. Our Board of Directors may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant, in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. An RSU award agreement may provide the applicable participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our Common Stock. Any such dividend equivalents may be settled in cash and/or shares of our Common Stock, which dividend equivalents will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded. No interest will be paid on dividend equivalents.
Other Stock-Based Awards. Under the Amended Plan, our Board of Directors may grant other awards of shares of our Common Stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our Common Stock or other property, having such terms and conditions as our Board of Directors may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be available as a form of payment in settlement of other awards granted under the Amended Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of our Common Stock or in cash, as our Board of Directors may determine. The award agreement of an other stock-based award may provide the participant who receives that award of an other stock-based award with the right to receive dividend equivalents. Dividend equivalents may be settled in cash and/or shares of our Common Stock, which dividend equivalents will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are awarded. No interest will be paid on dividend equivalents.
Cash Awards. Under the Amended Plan, our Board of Directors has the right to grant cash-based awards including awards subject to performance conditions.
Performance Conditions. Awards under the Amended Plan may be made subject to the achievement of performance goals. Our Board of Directors may specify that the degree of granting, vesting, and/or payout of any award subject to performance-based vesting conditions will be subject to the achievement of one or more of the following performance measures established by our Board of Directors, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following measures (and which may be determined pursuant to generally accepted accounting principles, or GAAP, or on a non-GAAP basis, as determined by our Board of Directors): (i) the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right; (ii) achievement of domestic and international regulatory milestones, including the submission of filings required to advance products, services and technologies in clinical development and the achievement of approvals by regulatory authorities relating to the commercialization of products, services and technologies; (iii) the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or inventions for products, services and technologies under research and development; (iv) the entry into or completion of phase 1, 2 and/or 3 clinical trials; (v) the consummation of debt or equity financing transactions, or acquisitions of business, technologies and assets; (vi) new product or service releases; (vii) the achievement of qualitative or quantitative performance measures set forth in operating plans approved by our Board of Directors from time to time; (viii) net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment; (ix) improvement of financial ratings; (x) achievement of balance sheet or income statement objectives; (xi) total stockholder return; and/ or (xii) any other metric determined by our Board of Directors. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Our Board of Directors may specify that such performance measures will be adjusted to exclude any one or more of: (a) extraordinary items; (b) gains or losses on the dispositions of discontinued operations; (c) the cumulative effects of changes in accounting principles; (d) the write-down of any asset; (e) fluctuation in foreign currency exchange rates; (f) charges for restructuring and rationalization programs; (g) non-cash, mark-to-market adjustments on derivative instruments; (h) amortization of purchased intangibles; (i) the net impact of tax rate changes; (j) non-cash asset impairment charges; (k) gains on extinguishment of the tax receivable agreement; and (l) any other factors as our Board of Directors may determine. Such performance measures: (A) may vary by participant and may be different for different awards; (B) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works; and (C) may cover such period as may be specified by our Board of Directors. Our Board of Directors will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting us or our financial statements, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Our Board of Directors may adjust the number of shares of our Common Stock payable pursuant to a performance award, and our Board of Directors may, at any time, waive the achievement of the applicable performance measures. Notwithstanding its designation as a performance award, no stock option or SAR will provide for the payment or accrual of dividend equivalents, any dividends declared and paid by us with respect to shares of restricted stock will be subject to the same dividend rules for restricted stock awards not designated as a performance award and any right to receive dividend equivalents on an award of RSUs and other stock-based awards will be subject to the same dividend equivalent rules for such awards that are not designated as a performance award.
Eligibility to Receive Awards
All of our employees, officers, and directors, as well as our consultants and advisors, are eligible to receive awards under the Amended Plan. However, incentive stock options may only be granted to our employees, employees of our present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.
As of March 31, 2024, approximately 254 persons were eligible to receive awards under the Amended Plan, including five executive officers (who are current employees), 168 employees (excluding executive officers), seven non-employee directors, 60 consultants and 14 advisors (excluding consultants).
On March 28, 2024, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $1.83.
Transferability of Awards
Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code and incentive stock options, our Board of Directors may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if we would be eligible to use a Form S-8 under the Securities Act of 1933, as amended, for the registration of the sale of the Common Stock subject to such award to the proposed transferee. Further, we are not required to recognize any such permitted transfer until such time as the permitted transferee has, as a condition to the transfer, delivered to us a written instrument in form and substance satisfactory to us confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to us.
No Rights as a Stockholder
No participant or designated beneficiary shall have any rights as a stockholder with respect to any shares of our Common Stock to be distributed with respect to an award granted under the Amended Plan until becoming a record holder of such shares, subject to the terms of an award agreement.
Clawback

In accepting an award under the Amended Plan, a participant agrees to be bound by any clawback policy that we have in effect or may adopt in the future, including, for executive officers, the Compensation Recovery Policy we adopted in November 2023. For a description of such policy, see "Executive Compensation—Clawback Policy".
Awards Granted under the 2023 Plan
The following table sets forth information about equity-based awards granted under the 2023 Plan since adoption of the 2023 Plan through March 31, 2024, to the individuals and groups described in the below table.

	Number of Shares of Common Stock Underlying Stock Options	Number of Shares of Common Stock Underlying RSUs
Name and Position	(#)	(#)
John P. Butler, President and Chief Executive Officer	905,200	603,500
Ellen E. Snow, Former Senior Vice President, Chief Financial Officer and Treasurer	224,000	519,300
David A. Spellman, Former Senior Vice President, Chief Financial Officer and Treasurer	—	—
Steven K. Burke, M.D., Senior Vice President, Chief Medical Officer	303,300	202,200
Michel Dahan, Senior Vice President, Chief Operating Officer	224,000	149,300
Nicole R. Hadas, Senior Vice President, Chief Legal Officer	224,000	149,300
All current executive officers as a group	1,656,500	1,407,600
All current directors who are not executive officers as a group	315,000	210,000
Each nominee for election as a director
Ronald E. Frieson	45,000	30,000
Steven C. Gilman, Ph.D.	45,000	30,000
Cynthia Smith	45,000	30,000
Each associate of any such directors, executive officers or nominees	__	__
Each other person who received or is to receive 5% or more of such stock options, warrants or rights	__	__
All employees, including all current officers who are not executive officers, as a group	1,237,000	1,873,700
On March 28, 2024, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $1.83.
New Plan Benefits Table
The granting of awards under the Amended Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group, other than as set forth below. We are obligated to grant each non-employee director a stock option to purchase 180,000 shares of our Common Stock (subject to adjustment as provided in the Amended Plan) upon initial election or appointment. On the date of each annual meeting, including the Annual Meeting, we are obligated to grant each non-employee director who has served on our Board of Directors for at least six months a stock option to purchase 45,000 shares of our Common Stock (subject to adjustment as provided in the Amended Plan) and 30,000 RSUs of the Company under the terms of our Current Director Compensation Program.

	Dollar Value		Number of Shares of Common Stock Underlying Option Awards		Number of Shares of Common Stock Underlying RSU Awards
Name and Position	($)		(#)		(#)
John P. Butler, President and Chief Executive Officer	—		—		—
Ellen E. Snow, Former Senior Vice President, Chief Financial Officer and Treasurer	—		—		—
David A. Spellman, Former Senior Vice President, Chief Financial Officer and Treasurer	—		—		—
Steven K. Burke, M.D., Senior Vice President, Chief Medical Officer	—		—		—
Michel Dahan, Senior Vice President, Chief Operating Officer	—		—		—
Nicole R. Hadas, Senior Vice President, Chief Legal Officer	—		—		—
All current executive officers as a group	—		—		—
All current directors who are not executive officers as a group	—	(1)	315,000	(2)	210,000	(2)
All employees, including all current officers who are not executive officers, as a group	—		—		—
(1)The dollar value of annual equity awards to be granted in 2024 to each non-employee director (as more fully described in footnote (2) below) is not determinable at this time as such awards will be determined based on the closing price of our Common Stock on the Nasdaq Capital Market on the date of grant.
(2)Under our Current Director Compensation Program, each of our non-employee directors who has served on our Board of Directors for at least six months and is serving as member of our Board of Directors on the date of our Annual Meeting will be eligible to receive a stock option to purchase 45,000 shares of our Common Stock (subject to adjustment as provided in the Amended Plan) and 30,000 RSUs of the Company. Excludes (i) equity awards that the non-employee directors will be entitled to receive under our Current Director Compensation Program for years following 2024, and (ii) any discretionary equity awards that any non-employee director may be awarded under the Amended Plan.
If our stockholders do not approve the adoption of the Amendment, we will grant the stock options and RSUs under the Director Compensation Program to the non-employee directors under the 2023 Plan.

Administration
The Amended Plan will be administered by our Board of Directors. Our Board of Directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Amended Plan that it deems advisable and to construe and interpret the provisions of the Amended Plan and any award agreements entered into under the Amended Plan. Our Board of Directors may correct any defect, supply any omission or reconcile any inconsistency in the Amended Plan or any award. All actions and decisions by our Board of Directors with respect to the Amended Plan and any awards made under the Amended Plan will be made in our Board of Directors’ discretion and will be final and binding on all persons having or claiming any interest in the Amended Plan or in any award.
Pursuant to the terms of the Amended Plan, our Board of Directors may delegate any or all of its powers under the Amended Plan to one or more committees or subcommittees of our Board of Directors. Our Board of Directors has authorized the Compensation Committee to administer certain aspects of the Amended Plan. Awards granted to non-

employee directors must be granted and administered by a committee of our Board of Directors, all of the members of which are independent directors as defined by Section 5605(a)(2) of the rules of the Nasdaq Stock Market.
Subject to any requirements of applicable law, our Board of Directors may, by resolution, delegate to one or more persons (including officers) or bodies (we refer to such persons or bodies, as the Delegated Persons) the power to grant awards (subject to any limitations under the Amended Plan) to our eligible service providers and to exercise such other powers under the Amended Plan as our Board of Directors may determine, provided that our Board of Directors shall fix (i) the maximum number of awards, and the maximum number of shares of our Common Stock issuable upon exercise thereof, that may be issued by such Delegated Persons, (ii) the time period during which such awards, and during which the shares of our Common Stock issuable upon exercise thereof, may be issued, and (iii) the minimum amount of consideration (if any) for which such awards may be issued, and a minimum amount of consideration for the shares of our Common Stock issuable upon exercise thereof; and provided further that (I) no Delegated Person shall be authorized to grant awards to itself, and (II) no Delegated Person shall be authorized to grant awards to any “executive officer” (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act), or to any “officer” (as defined by Rule 16a-1(f) under the Exchange Act).
Subject to applicable limitations contained in the Amended Plan, our Board of Directors, the Compensation Committee, or any other committee or subcommittee or Delegated Person to whom our Board of Directors has delegated authority pursuant to the Amended Plan, as the case may be, selects the recipients of awards and determines (i) the number of shares of our Common Stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.
Except as otherwise provided in the Amended Plan, each award under the Amended Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our Board of Directors need not treat participants uniformly. Our Board of Directors will determine the effect on an award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award.
Our Board of Directors may at any time provide that any award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our Common Stock, other than an ordinary cash dividend, we are required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our Board of Directors, to (i) the number and class of securities available under the Amended Plan, (ii) the share counting rules set forth in the Amended Plan, (iii) the number and class of securities and exercise price per share of each outstanding stock option, (iv) the share- and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares of our Common Stock subject to and the repurchase price per share subject to each outstanding award of restricted stock, and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU award and each outstanding other stock-based award. In the event we effect a split of our Common Stock by means of a stock dividend and the exercise price of and number of shares of our Common Stock subject to an outstanding stock option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then a participant who exercises a stock option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of our Common Stock acquired upon such stock option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

We will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the Amended Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with our Board of Directors’ approval) arising out of any act or omission to act concerning the Amended Plan unless arising out of such person’s own fraud or bad faith.
Amendment of Awards. Except as otherwise provided under the Amended Plan with respect to repricing outstanding stock options or SARs and with respect to actions requiring stockholder approval, our Board of Directors may amend, modify or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless our Board of Directors determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the Amended Plan or the change is otherwise permitted under the terms of the Amended Plan in connection with certain corporate events.
Reorganization Events
The Amended Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the Amended Plan as (i) any merger or consolidation of us with or into another entity as a result of which all of our Common Stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, (ii) any transfer or disposition of all of our Common Stock for cash, securities or other property pursuant to a share exchange or other transaction or (iii) our liquidation or dissolution.
Provisions Applicable to Awards Other than Restricted Stock. Under the Amended Plan, if a reorganization event occurs, our Board of Directors may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as our Board of Directors determines (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between a participant and us): (i) provide that such awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a participant, provide that all of the participant’s unvested awards will be forfeited immediately before the reorganization event and/or that all of the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of our Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, which we refer to as the Acquisition Price, make or provide for a cash payment to participants with respect to each award held by a participant equal to (I) the number of shares of our Common Stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (II) the excess, if any, of (A) the Acquisition Price over (B) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, provided, that if the Acquisition Price per share (as determined by our Board of Directors) does not exceed the exercise price of the award, then the award will be cancelled without any payment of consideration, (v) provide that, in connection with our liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. Our Board of Directors is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically. Certain RSU awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement or as otherwise specified in the Amended Plan. Our Board of Directors, with reasonable notice to participants holding stock options or SARs, may impose a limitation on the ability of these participants to exercise their awards for the minimum number of days prior to the closing of the reorganization event as is reasonably necessary to facilitate the orderly closing of the reorganization event.
Provisions Applicable to Restricted Stock. Upon the occurrence of a reorganization event other than our liquidation or dissolution, our repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of our successor and will, unless our Board of Directors determines otherwise, apply to the cash, securities or other property which our Common Stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, our Board of Directors may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and us, either initially or by amendment or provide for forfeiture of such restricted stock if issued at no cost. Upon the occurrence of a reorganization event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between the participant and us, all restrictions and conditions on all restricted stock then outstanding shall automatically be deemed terminated or satisfied.
Provisions for Foreign Participants
Our Board of Directors may establish one or more sub-plans under the Amended Plan to satisfy applicable securities, tax or other laws of various jurisdictions. Our Board of Directors will establish such sub-plans by adopting supplements to the Amended Plan containing any limitations on our Board of Directors’ discretion under the Amended Plan and any additional terms and conditions not otherwise inconsistent with the Amended Plan as our Board of Directors deems necessary or desirable. All supplements adopted by our Board of Directors will be deemed to be part of the Amended Plan, but each supplement will only apply to participants within the affected jurisdiction.
Withholding
The participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before we will deliver stock certificates or otherwise recognize ownership of our Common Stock under an award. We may elect to satisfy the withholding obligations through additional withholding on salary or wages. If we elect not to or cannot withhold from other compensation, the participant must pay us the full amount, if any, required for withholding or have a broker tender to us cash equal to the withholding obligations. Payment of withholding obligations is due before we will issue any shares of our Common Stock on exercise, vesting or release from forfeiture of an award or at the same time as payment of the exercise or purchase price, unless we determine otherwise. If provided for in an award or approved by our Board of Directors, a participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of our Common Stock, including shares of our Common Stock retained from the award creating the tax obligation, valued at their fair market value. However, except as otherwise provided by our Board of Directors, the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed our minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that we are able to retain shares of our Common Stock having a fair market value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or we are withholding in a jurisdiction that does not have a statutory minimum withholding tax, we may retain such number of shares (up to the number of shares of our Common Stock having a fair market value equal to the maximum individual statutory rate of tax) as we shall determine to be necessary to satisfy the tax liability associated with any award. Shares of our Common Stock used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.
Amendment or Termination
No award may be granted under the Amended Plan after June 6, 2033, but awards previously granted may extend beyond that date. Our Board of Directors may amend, suspend or terminate the Amended Plan or any portion of the Amended Plan at any time, except that (i) no amendment may be made to the plan to permit a stock option or SAR to be repriced without stockholder approval and (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which we then maintain our primary listing may be made effective unless and until such amendment has been approved by our stockholders. If the national securities exchange on which we then maintain our primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if our Common Stock is not then listed on any national securities exchange), no amendment of the Amended Plan materially increasing the number of shares of our Common Stock authorized under the plan (other than as provided under the Amended Plan with respect to certain corporate events or substitute awards), expanding the types of awards that may be granted under the plan or materially expanding the class of participants eligible to participate in the plan will be effective unless and until our stockholders approve such amendment. If at any time the approval of our stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, our Board of Directors may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Amended Plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the Amended Plan at the time the amendment is adopted, provided that our Board of Directors determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the Amended Plan. No award will be made that is conditioned on stockholder approval of any amendment to the Amended Plan unless the award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of our Common Stock) prior to the receipt of such stockholder approval.
If stockholders do not approve the Amendment, the Amendment will not go into effect and we will not grant additional awards under the 2023 Plan in excess of the current share reserve. In this event, our Board of Directors will consider whether to adopt alternative arrangements based on its assessment of our needs.
Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Amended Plan. This summary is based on the federal tax laws in effect as of the date of this

Proxy Statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.
Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the stock option grant date and ending three months before the date the participant exercises the stock option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.
A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the stock option was granted and more than one year after the stock option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the stock option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Units. A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the shares of our Common Stock are delivered with respect to the RSUs (which may be upon vesting or may be at a later date), the participant will have income on the date of delivery in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the delivery date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the Amended Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying Common Stock.

Tax Consequences to the Company. There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE AKEBIA THERAPEUTICS, INC. 2023 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER BY 9,800,000 SHARES.
(PROPOSAL 2 ON YOUR PROXY CARD)

PROPOSAL 3—ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our executive officers named in the “2023 Summary Compensation Table” under “Executive Compensation,” who we refer to as our “named executive officers,” as disclosed in this Proxy Statement in accordance with the SEC’s rules and regulations. This proposal, which is commonly referred to as “say-on-pay,” is required to be included in this Proxy Statement pursuant to Section 14(a) of the Exchange Act. Section 14(a) of the Exchange Act also requires that stockholders have the periodic opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years. At the Company’s 2020 annual meeting of stockholders, stockholders voted to hold an advisory vote every year.
As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, our overall executive compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. Under this program, our named executive officers’ compensation is based on the achievement of key strategic and business goals that were developed based on the Company’s mission and core values. The program consists of a combination of base salary, an annual cash bonus, long-term equity incentive compensation, other employee benefits generally available to our employees, and special cash bonuses in 2021 and retention awards in 2022 to certain named executive officers, and is designed to align our executive compensation program with the interests of our stockholders by reflecting a pay-for-performance philosophy that supports our business strategy. At the same time, the Board of Directors believes that the program does not encourage excessive risk-taking by management. The “Executive Compensation” section of this Proxy Statement beginning on page 39, including “Compensation Discussion and Analysis,” describes the executive compensation program and the decisions made by the Compensation Committee and the Board of Directors with respect to the compensation for our named executive officers for the year ended December 31, 2023.
The Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.
As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
(PROPOSAL 3 ON YOUR PROXY CARD)

EXECUTIVE OFFICERS
Below is the biographical information of the individuals who serve as our executive officers as of April 25, 2024.

Name	Age	Position
John P. Butler	59	President, Chief Executive Officer and Director
Steven K. Burke, M.D.	63	Senior Vice President, Research & Development and Chief Medical Officer
Michel Dahan (1)	45	Senior Vice President, Chief Operating Officer
Nicholas Grund	54	Senior Vice President, Chief Commercial Officer
Nicole R. Hadas (1)	51	Senior Vice President, Chief Legal Officer and Corporate Secretary
(1)As previously disclosed, we entered into a retention and separation agreement with each of Mr. Dahan and Ms. Hadas. Pursuant to the retention and separation agreements, each of Mr. Dahan and Ms. Hadas will separate from the Company effective as of June 28, 2024 and June 14, 2024, respectively. The date of separation may be modified upon mutual agreement. Please see the discussion of the retention and separation agreements under the heading “Retention and Separation Agreements”.
John P. Butler’s biography is included under “Director Biographies—Class II Directors” above.
Steven K. Burke, M.D. joined Akebia as Senior Vice President, Chief Medical Officer in August 2019. Prior to joining Akebia, from August 2006 to July 2019, Dr. Burke served as Senior Vice President and Chief Medical Officer of Proteon Therapeutics, Inc., a company developing therapeutics focused on patients with kidney and vascular diseases. From 2001 to 2006, Dr. Burke served as Senior Vice President of Medical and Regulatory Affairs at Genzyme. From 1994 to 2000, Dr. Burke held roles at GelTex Pharmaceuticals, Inc. including Vice President of Clinical Research and Medical Director, and before that he held positions at Glaxo, Inc. Dr. Burke received an A.B. from Harvard College and an M.D. from Cornell University Medical College. He completed a medical residency and fellowship at Brigham and Women’s Hospital and is certified by the American Board of Internal Medicine.
Michel Dahan joined Akebia in December 2013 and is Senior Vice President, Chief Operating Officer. Previously, Mr. Dahan was Akebia’s Senior Vice President, Chief Business Officer from December 2013 to January 2020. Prior to joining Akebia, from 2010 to 2013, Mr. Dahan held various positions at Inspiration Biopharmaceuticals, Inc., most recently as Vice President, Commercial Development and Strategic Planning, and led global marketing and commercial development in preparation for two global launches. In January 2023, Mr. Dahan was appointed a member of the board of Alkeus Pharmaceuticals, Inc., a privately held biopharmaceutical company with the goal of treating degenerative eye diseases. Prior to that, from 2003 to 2010, Mr. Dahan served in various roles for Ipsen Bioscience, Inc., or Ipsen, most recently as International Product Director, working on global marketing and strategic planning for their hemophilia franchise, and Strategic Planning Director. Previously, he was in Global Business Development and Licensing for Ipsen. He began his career at BNP Paribas in the investment banking division in 2002. He earned his graduate degree in business administration at HEC Paris (France), his maitrise in mathematics from University Paris VI (France), and he completed an executive education program (PLD) at Harvard Business School.
Nicole R. Hadas joined Akebia in December 2013 and is Senior Vice President, Chief Legal Officer and Corporate Secretary. Prior to joining Akebia, Ms. Hadas was Vice President and General Counsel at OvaScience, Inc., a biotechnology company focused on female infertility. Previously, Ms. Hadas served as Senior Vice President and General Counsel at Inspiration Biopharmaceuticals, Inc. From 2001 to 2011, Ms. Hadas worked at Genzyme as Senior Corporate Counsel. Prior to Genzyme, Ms. Hadas worked as an associate at Foley Hoag LLP representing biopharmaceutical companies and healthcare providers in a wide variety of matters. Ms. Hadas received a B.A. from the University of Michigan and a J.D. from Boston College Law School.
Nicholas Grund joined Akebia in January 2024 as Senior Vice President, Chief Commercial Officer. Prior to joining Akebia, Mr. Grund served as the President of Eurofins Transplant Genomics, a biotechnology company, from January 2021 to November 2022. From May 2019 to December 2020, Mr. Grund was the owner of and consultant at NG Strategy Consulting, a consulting company. Prior to NG Strategy Consulting, Mr. Grund served as the Chief Commercial Officer of AMAG Pharmaceuticals, Inc., or AMAG, a pharmaceutical company, from January 2016 to March 2019. Prior to joining AMAG, Mr. Grund served from 2002 to 2015 in various positions of increasing responsibility at Genzyme, where he was Head of Specialty Care. Prior to Genzyme, Mr. Grund progressed through a number of senior finance roles in the Critical Care Business Unit of Bayer Diagnostics from 1995 to 2002. Mr. Grund holds an M.B.A. from Northeastern University and a B.S. in business administration from the University of Massachusetts.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section discusses the material elements of our executive compensation policies and decisions for our executive officers named in the “2023 Summary Compensation Table” below, referred to herein as our “named executive officers,” and important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and is intended to place in perspective the information presented in the following tables and the corresponding narrative.
Our named executive officers for the year ended December 31, 2023 are as follows:
•John P. Butler, President and Chief Executive Officer;
•Ellen E. Snow, Former Senior Vice President, Chief Financial Officer and Treasurer;
•David A. Spellman, Former Senior Vice President, Chief Financial Officer and Treasurer;
•Steven K. Burke, M.D., Senior Vice President, Research & Development and Chief Medical Officer;
•Michel Dahan, Senior Vice President, Chief Operating Officer; and
•Nicole R. Hadas, Senior Vice President, Chief Legal Officer and Corporate Secretary.
Executive Summary
Our Company
We are a fully integrated commercial-stage biopharmaceutical company committed to addressing patients’ unmet needs. We have built a business focused on developing and commercializing innovative therapeutics that we believe serves as a foundation for future growth. Our purpose is to better the life of each person impacted by kidney disease, and we have established ourselves as a leader in the kidney community. We believe our demonstrated ability to deliver value broadly to the kidney community has enabled us to build a sustainable company. Upon this solid foundation and our continued commitment to patients, we believe focusing on all patients who can realize a meaningful benefit from our medicines, will result in delivering value for our stockholders.
Our current portfolio includes:
•Auryxia® (ferric citrate) is an orally administered medicine approved and marketed in the United States, or U.S., for two indications: (1) the control of serum phosphorus levels in adult patients with dialysis dependent chronic kidney disease, or CKD, and (2) the treatment of iron deficiency anemia in adult patients with non-dialysis-dependent CKD. Today, we market Auryxia in the U.S. with our well-established, nephrology-focused commercial organization. Our Japanese sublicensee, Japan Tobacco, Inc., and its subsidiary, Torii Pharmaceutical Co., Ltd., commercialize ferric citrate hydrate as Riona in Japan. Averoa SAS, or Averoa, has an exclusive license to develop and commercialize ferric citrate in the European Economic Area, or EEA, Turkey, Switzerland and the United Kingdom, or UK. We expect Averoa will apply for marketing authorization for ferric citrate in Europe.

•Vafseo® (vadadustat) is an oral hypoxia-inducible factor prolyl hydroxylase inhibitor, approved in 37 countries as a treatment for anemia due to CKD. On March 27, 2024, the U.S. Food and Drug Administration, or FDA, approved Vafseo (vadadustat) tablets for the treatment of anemia due to CKD in adults who have been receiving dialysis for at least three months. We intend to commercialize Vafseo in the U.S. with Vifor (International) Ltd. (now a part of CSL Limited). We also have several lifecycle management and indication expansion opportunities currently under evaluation for Vafseo, including the potential for alternative dosing and label expansion for the treatment of adult patients not on dialysis. In May 2023, we entered into a license agreement granting MEDICE Arzneimittel Pütter GmbH & Co. KG the rights to market and sell Vafseo in the EEA, the U.K., Switzerland and Australia, where Vafseo is approved for the treatment of symptomatic anemia associated with CKD in adults on chronic maintenance dialysis. We retain the rights to develop and commercialize Vafseo in Europe for other indications. In Japan, VAFSEO is approved as a treatment for anemia due to CKD in both dialysis dependent and non-dialysis dependent patients and is marketed and sold by our collaborator Mitsubishi Tanabe Pharma Corporation, or MTPC. In Taiwan, vadadustat is approved for the treatment of symptomatic anemia due to CKD in adult patients on chronic maintenance dialysis and in

Korea as an anemia treatment for patients with CKD on hemodialysis. MTPC plans to commercialize vadadustat in Taiwan.
•Our HIF-based pipeline assets are molecules being evaluated to target areas of unmet needs in acute care settings. The discovery of hypoxia-inducible factor, or HIF, laid the foundation to explore the central role of oxygen sensing in many diseases. As we have seen through the development of vadadustat as a treatment for anemia due to CKD, when stabilized, HIF triggers wide-ranging adaptive, protective responses during hypoxic or ischemic conditions. We have selected two additional HIF molecules for preclinical development: AKB-9090, for use in an acute care setting, potentially for acute kidney disease or acute respiratory distress syndrome, or ARDS, and AKB-10108 for retinopathy of prematurity, or ROP, in neonates.
We continue to explore additional commercial and development opportunities to expand our pipeline and portfolio of novel therapeutics through both internal research and external innovation to leverage our fully integrated team.
Key Compensation Decisions and Actions in 2023
The Board of Directors and the Compensation Committee took several actions in 2023 and the first three months of 2024 taking into account our compensation philosophy and objectives, the needs and performance of our Company, individual performance, and other factors such as market data and industry best practices.
•Base Salary Adjustments. The Board of Directors, upon recommendation by the Compensation Committee, reviewed and approved the base salary of our Chief Executive Officer, and the Compensation Committee reviewed and approved the base salaries of our other named executive officers in early 2023. Each of our named executive officers received annual merit-based salary adjustments to reflect their performance and contributions and to maintain reasonable positioning relative to our peer companies.
•Annual Cash Bonus. In early 2023, the Board of Directors, upon recommendation by the Compensation Committee, approved certain performance goal categories with specific goals falling into each category, each with its own weighting to reflect their importance to our business. These goals relate to value creation for vadadustat and Auryxia, as well as financial objectives, pipeline and people. In early 2024, the Board of Directors, upon recommendation by the Compensation Committee, reviewed our achievements against our 2023 corporate goals and approved the achievement of 87.5% of our 2023 corporate goals for our executive officers. The annual cash bonuses paid to our named executive officers in early 2024 for 2023 performance were based entirely on the achievement of these corporate performance goals.
•Retention Awards. In May 2023, in connection with an extension of certain named executive officers' employment dates to enable the Company to achieve key milestones, and to further incentivize certain named executive officers, the Compensation Committee approved an increase to the previously approved retention cash bonus opportunities tied to achievement of certain milestones.
•Long-Term Incentives. In early 2023, the Board of Directors, upon recommendation by the Compensation Committee, approved annual grants of time-based stock options, RSUs and a SAR to our Chief Executive Officer, and the Compensation Committee approved annual grants of time-based stock options and RSUs to our other named executive officers.
Compensation Design
Compensation Philosophy and Objectives
In 2023, our named executive officer compensation policies and programs were designed to pay for performance that reflects the Company’s mission and core values. Within this overarching principle, there are a number of key objectives underpinning our 2023 named executive officer compensation program:
•Attract and retain individuals who we believe best represent our core values and can make significant contributions towards achieving our purpose of bettering the life of each person impacted by kidney disease;
•Motivate and reward individuals for attaining corporate performance goals that support our purpose; and
•Foster long-term alignment of executive officer, stockholder and other stakeholder interests.

Alignment with Company Strategy, Mission and Core Values
Our named executive officer compensation policies have reinforced our compensation philosophy. While fixed compensation, such as base salary and benefits, are primarily designed to be competitive in the biopharmaceutical marketplace for employees, a substantial portion of our named executive officers’ compensation is linked to achieving scientific, business, organizational and operational goals through means that reflect our mission and core values.
We provide a significant portion of our executive compensation in the form of long-term incentives, including stock options, RSUs, performance-based restricted stock units, or PSUs, to Mr. Butler, Dr. Burke, Mr. Dahan and Ms. Hadas, performance-based stock options, and, to Mr. Butler, a SAR, in each case, that vest over time or, as applicable, are subject to achievement of a specified milestone. These equity awards are a key aspect of our compensation philosophy and serve to align the interests of our named executive officers with our stockholders, as they are tied to future increases or decreases in the value of our stock. Given the stock price on the date of our long-term equity incentives grant in 2023, target compensation decreased year-over-year while realized pay increased. We believe that equity awards with a time-based vesting feature promote retention because this feature incentivizes our named executive officers to remain in our employment during the vesting period. Additionally, we believe that equity awards with a performance-based vesting feature further incentivize our named executive officers to achieve important milestones. The annual cash bonuses paid to our named executive officers are based entirely on corporate performance goals established by the Board of Directors. Our executives make strategic decisions that influence the Company, and we believe it is appropriate to reward performance against corporate performance goals that are driven by adherence to our mission and core values.
The Board of Directors, in the case of the Chief Executive Officer, and the Compensation Committee, in the case of the other named executive officers, use a comparative framework to assess total compensation mix, but they do not have a pre-established policy for allocating total compensation. Rather, the Board of Directors and the Compensation Committee, as applicable, subjectively determine the appropriate level and mix of total compensation based on our compensation philosophy, peer group and broader market data, expected future contribution, experience, impact and individual performance.
We are committed to a pay for performance culture and philosophy that also reflects the Company’s mission and core values. Our Chief Executive Officer’s pay is primarily performance-based, reflecting performance against pre-established corporate performance goals and share price performance. As evidenced below, the realizable value of 2022 compensation is well below the target value reflecting long-term incentive values that were well below the fair value on the date of grant given our stock price performance during 2022. Conversely, 2023 realizable value exceeded target value driven by an increase in stock performance. We continue to structure our compensation so that it is highly sensitive to performance.

Akebia Annual CEO Pay and Performance
Base Salary
Annual Cash Bonus
Long-term Incentive Value
CEO Compensation Value
$3,050,028
$1,440,377
$2,357,502
$2,602,682
Target(1)
Realizable(2)
Target(1)
Realizable(2)
2022
2023

(1)Reflects annual salary, target bonus, and grant date fair value of long-term incentive awards.
(2)Reflects annual salary, actual bonus, and "in-the-money" long-term incentive award values at December 31, 2022 and December 31, 2023, respectively.

Primary Elements of our Annual Executive Compensation Program
The primary elements of our executive compensation program are:

Element	Purpose	Key Features and Timing

Base Salary	Provide competitive, fixed compensation to attract and retain top executive talent who we believe best represent our core values and can make significant contributions towards achieving our purpose of bettering the life of each person impacted by kidney disease
•Cash-based
•Initial base salaries are set at the time of hire, and adjustments to base salaries are considered in conjunction with changes in job responsibilities or annually as part of our merit increase process

Annual Cash Bonus (at-risk cash)	Performance-contingent compensation to motivate and reward executives for attaining rigorous corporate performance goals that support our purpose of bettering the life of each person impacted by kidney disease
•Cash-based
•Based entirely on achievement of corporate goals, in accordance with the Company’s then in effect Cash Incentive Plan
•Generally measured and paid out on an annual basis, typically annually following the close of the previous fiscal year

Long-term Incentives (at risk equity)	Variable incentive compensation to promote equity performance, support retention and foster long-term alignment of executive and stakeholder interests
•Equity-based
•Generally granted in a combination of annual time-based stock options and RSUs, but may include PSUs, performance-based stock options or SARs, each of which vests over time
•Based on blended peer group and broader market data, market competitiveness, expected future contribution, experience, impact and individual performance relative to similar positions within the Company
•Generally granted at the time of hire, and annually following the close of the fiscal year in accordance with the terms of the 2023 Plan, though may also be granted on a non-recurring basis to incentivize the achievement of specific corporate goals or help retain executives

Benefits	Provide additional benefits to attract and retain top executive talent	•Includes payment of insurance premiums and other general benefits available to other employees

In addition, in 2022, in connection with our workforce reductions announced in April 2022 and May 2022, equity incentive awards and/or cash was also offered to our named executive officers as follows:

Element	Purpose	Key Features and Timing

Retention Awards (equity and/or cash)	Compensation retention incentive to enable the Company to achieve key milestones and to incentivize individual performance and promote stability and retention in light of our workforce reductions
•Equity-based
•A combination of stock options and/or RSUs, each of which vests over time or is subject to achievement of a specified milestone
•Special, non-recurring retention grant
•Cash-based
•Time-based or based on achievement of certain milestones, in accordance with the Company’s then in effect Cash Incentive Plan
•Special, non-recurring retention grant

 Furthermore, in 2023, the following was also offered to certain of our named executive officers:

Element	Purpose	Key Features and Timing

Retention Awards (equity and/or cash)
Compensation retention incentive in connection with an extension of the employment dates of certain named executive officers to enable the Company to achieve key milestones and to further incentivize performance

•Equity-based
•RSUs, which vest over time
•Special, non-recurring retention grant
•Cash-based
•Based on achievement of certain milestones, in accordance with the Company’s then in effect Cash Incentive Plan
•Special, non-recurring retention grant

Inducement Awards (equity)	New hire awards pursuant to our inducement award program	•Equity-based •A combination of stock options and/or RSUs, each of which vests over time

The total target compensation, which included base salary, target annual cash bonuses and equity incentive awards, for our Chief Executive Officer and our other named executive officers in 2023 is as shown in the charts below. Mr. Spellman and Ms. Snow are not reflected in the other named executive officers chart below as they separated from the Company in June 2023 and March 2024, respectively.

2023 Compensation Decisions and Outcomes
Role of our Compensation Committee and Executive Officers
The Compensation Committee, comprised entirely of independent directors, is responsible for overseeing our compensation philosophy and operates under a written charter. Among other things, the role of the Compensation Committee is to seek to ensure that compensation decisions represent sound fiscal policy and enable us to attract and motivate qualified personnel, review and approve the compensation of executives other than our Chief Executive Officer, and recommend to the Board of Directors the compensation of the Chief Executive Officer and the Board of Directors. The Board of Directors retains authority to approve the compensation of our Chief Executive Officer, upon recommendation by the Compensation Committee.
The Compensation Committee conducts an annual review of the performance and compensation of each of our executive officers, including our Chief Executive Officer. In making its executive compensation determinations, the Compensation Committee and, if applicable, the full Board of Directors, considers recommendations from our Chief Executive Officer for our named executive officers (other than himself). In making his recommendations, our Chief Executive Officer has access to various third-party compensation surveys and compensation data provided by our Compensation Committee’s independent compensation consultant, as described below. While our Chief Executive Officer discusses his recommendations for the other named executive officers with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation. Similarly, in making its recommendation to the Board of Directors on the compensation of the Chief Executive Officer, the Compensation Committee has access to various third-party compensation surveys and compensation data provided by the Compensation Committee’s independent compensation consultant, as described below. From time to time, various other members of management and other employees as well as outside advisors or consultants, including the Compensation Committee’s independent compensation consultant, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. No named executive officer is present during voting or deliberations on his or her own compensation.

Say-on-Pay Advisory Vote
Each year, pursuant to Section 14(a) of the Exchange Act, we submit to our stockholders a proposal to vote, on an advisory, non-binding basis, to approve the compensation of our named executive officers disclosed in our Proxy Statement. We first held this vote at the 2020 annual meeting of stockholders. In addition, our stockholders voted that we hold such a vote every year.
In setting compensation, the Compensation Committee and the Board of Directors also consider the results of this “say-on-pay” vote. Based on the outcome of this vote in 2022, our stockholders significantly supported our executive officer compensation. In 2023, this proposal received the support of 71.1% of the votes cast. While the say-on-pay vote is advisory and not binding on the Company, we strongly value the opinions of our stockholders as expressed in the say-on-pay outcome and believe that stockholder say-on-pay approval demonstrates an alignment with our stockholders’ interests.
Role of our Independent Compensation Consultant
As a part of reviewing, recommending and determining, as applicable, compensation for our named executive officers for the year ended December 31, 2023, the Compensation Committee engaged Pearl Meyer as an independent compensation consultant. We first engaged Pearl Meyer during the second quarter of 2020. Pearl Meyer provided analyses and recommendations to the Compensation Committee regarding:
•trends and emerging topics with respect to executive compensation;
•peer group selection for executive compensation benchmarking;
•compensation practices of our peer group;
•compensation programs for executives, directors and all of our employees; and
•stock utilization and related metrics.
Pearl Meyer was engaged by the Compensation Committee and periodically meets with certain members of the Company’s senior management team for purposes of gathering information for its analyses and recommendations. In addition, when requested, Pearl Meyer representatives attended meetings of the Compensation Committee, including executive sessions in which executive compensation issues were discussed.
In determining to engage Pearl Meyer, the Compensation Committee reviewed Pearl Meyer’s independence, taking into consideration relevant factors, including (i) the absence of other services provided to the Company by Pearl Meyer, (ii) the amount of fees the Company paid to Pearl Meyer as a percentage of Pearl Meyer’s total revenue, (iii) the policies and procedures of Pearl Meyer that are designed to prevent conflicts of interest, (iv) any business or personal relationship of the individual compensation advisors employed by Pearl Meyer with an executive officer of the Company or any member of the Compensation Committee, and (v) any stock of the Company owned by Pearl Meyer or the individual compensation advisors employed by Pearl Meyer. Our Compensation Committee determined, based on its analysis in light of all relevant factors, including the factors listed above, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Compensation Committee has not created any conflicts of interest, and that Pearl Meyer is an independent compensation consultant pursuant to the independence standards set forth in The Nasdaq Capital Market listing standards promulgated pursuant to Section 10C of the Exchange Act.
Executive Compensation Process
The Compensation Committee compares our executive compensation against a peer group to determine market trends and competitiveness. On an annual basis, the Compensation Committee reviews the companies in our peer group, as well as the Compensation Committee consultant’s recommendations regarding which companies should be added to or removed from the peer group. The Compensation Committee may also adjust the peer group to ensure it properly reflects the market in which we compete for executive talent.

The Compensation Committee retained Pearl Meyer to evaluate our executive compensation program and recommend a course of action for 2023. In determining the 2023 base salaries, annual cash bonuses and long-term incentives for our named executive officers, our Compensation Committee relied on the following peer group, or the 2023 Peer Group:

Acorda Therapeutics, Inc.	Fortress Biotech, Inc.	Oyster Point Pharma, Inc.
Albireo Pharma, Inc.	Intercept Pharmaceuticals, Inc.	Paratek Pharmaceuticals, Inc.
Ardelyx, Inc.	Kala Pharmaceuticals, Inc.	Puma Biotechnology, Inc.
AVEO Pharmaceuticals, Inc.	Karyopharm Therapeutics Inc.	RVL Pharmaceuticals plc
Aytu BioPharma, Inc.	Marinus Pharmaceuticals, Inc.	TherapeuticsMD, Inc.
Clovis Oncology, Inc.	Ocular Therapeutix, Inc.	UroGen Pharma Ltd.
Evofem Biosciences, Inc.	OptiNose, Inc.
Agios Pharmaceuticals, Inc., Anika Therapeutics, Inc., Amicus Therapeutics, Inc., Cara Therapeutics, Inc., Collegium Pharmaceutical, Inc., Corcept Therapeutics Incorporated, Eagle Pharmaceuticals, Inc., Enanta Pharmaceuticals, Inc., FibroGen, Inc., Ironwood Pharmaceuticals, Inc., Pacira Biosciences, Inc., PTC Therapeutics, Inc., Radius Health, Inc., Supernus Pharmaceuticals, Inc., Travere Therapeutics, Inc. and Vanda Pharmaceuticals Inc. were included in our peer group for 2022, but removed from the 2023 Peer Group because their market capitalization or operating size moved outside of our targeted range or due to M&A activity. Acorda Therapeutics, Inc., Albireo Pharma, Inc., AVEO Pharmaceuticals, Inc., Aytu BioPharma, Inc., Clovis Oncology, Inc., Evofem Biosciences, Inc., Fortress Biotech, Inc., Kala Pharmaceuticals, Inc., Marinus Pharmaceuticals, Inc., Ocular Therapeutix, Inc., OptiNose, Inc., Oyster Point Pharma, Inc., Paratek Pharmaceuticals, Inc., Puma Biotechnology, Inc., RVL Pharmaceuticals plc, TherapeuticsMD, Inc. and UroGen Pharma Ltd. were added to the 2023 Peer Group.
Pearl Meyer focused on developing a peer group that:
•comprised U.S. based public companies traded on a major exchange and operating in the biotechnology or pharmaceutical industries, including companies in the greater Boston area;
•captured commercial stage companies comparable in terms of market capitalization, operating expenses and headcount; and
•is sensitive to the criteria proxy advisors will apply when determining their recommendations with respect to the advisory vote on executive compensation.

The 2023 Peer Group was developed using an objective process based on specific metrics that were used to evaluate and, as needed update, our approved peer group for 2022, including to identify potential new companies for inclusion. An initial group was evaluated based on U.S. based, biotechnology and pharmaceutical companies publicly traded on a major exchange. The group was further refined to focus on commercial stage companies in a comparable range to our then market capitalization, operating expenses and headcount. Lastly, the group was further filtered for companies in the same or a similar location and therapeutic area. The comparative statistics for the 2023 Peer Group were as follows:

	Market Capitalization*	Last Twelve Months GAAP Revenue*	Full-time Employees*
2023 Peer Group Median	$165 million	$79 million	191
Akebia Therapeutics, Inc.	$67 million	$297 million	225
*Market capitalization is as of August 31, 2022. Full-time employee data is as of fiscal year ended December 31, 2021, and Last Twelve Months Revenue is as of June 30, 2022.
Based on the 2023 Peer Group, Pearl Meyer prepared an assessment that included executive pay levels and compensation practices described in SEC filings. To determine the appropriate market information, Pearl Meyer supplemented the executive pay levels and compensation information from the peer group that the Company approved for 2023, with survey data from the Radford Global Compensation Database. The data consisted of a custom cut of 39 comparably sized publicly traded commercial life sciences companies, which provides a broader market representation of companies and deeper position reporting. To arrive at competitive market compensation, market data collected from the peer group and data from comparably sized publicly traded commercial life sciences companies from the Radford Global Compensation Database was incorporated appropriately to form a composite assessment.

In analyzing and setting our executive compensation program for 2023, the Board of Directors and the Compensation Committee, as applicable, compared certain aspects of our named executive officers’ compensation to the compensation levels included in this market assessment. Based on the results of the assessment, the Board of Directors and the Compensation Committee, as applicable, determined that compensation levels for our named executive officers was generally competitive with market.
Base Salaries
The base salary for our Chief Executive Officer is determined annually by the Board of Directors, upon recommendation by the Compensation Committee. Base salaries for our named executive officers other than our Chief Executive Officer are determined annually by our Compensation Committee pursuant to the Compensation Committee charter and Nasdaq rules. Each such determination is based on the scope of each officer’s responsibilities along with his or her respective experience and contributions to the Company during the prior year and the Company’s performance during the prior year. When reviewing base salaries, the Board of Directors and the Compensation Committee, as applicable, takes factors into account such as data provided by Pearl Meyer, specifically market median data, market competitiveness, expected future contribution, experience, impact and individual performance relative to similar positions within the Company, but does not assign any specific weighting to any factor.

Based on its review of the factors described above, in January 2023, the Board of Directors and the Compensation Committee, as applicable, approved a 4% increase in Mr. Butler's base salary and a 5% increase in each of Mr. Spellman's and Dr. Burke's base salary. The following table presents the base salaries for each of our named executive officers for the years 2022 and 2023, as approved by the Board of Directors and the Compensation Committee, as applicable, in January of each year. The 2022 base salaries became effective on February 28, 2022. The 2023 base salaries became effective on February 10, 2023 and were retroactive to January 1, 2023.

	January 2023 Approved Adjustment
Named Executive Officer	2022 Annualized Base Salary ($)	Increase (as % of 2022 Base Salary)	Amount of Increase ($)	Nature of Increase	2023 Annualized Base Salary ($)
John P. Butler	765,118	4.0	30,605	Merit increase	795,723
Ellen E. Snow(1) .............................	—	—	—	—	450,000
David A. Spellman	504,666	5.0	25,233	Merit increase	529,899
Steven K. Burke, M.D.	526,766	5.0	26,338	Merit increase	553,104
Michel Dahan(2)	505,488	0.0	—	—	505,488
Nicole R. Hadas(2)	477,908	0.0	—	—	477,908
(1) Ms. Snow became our Senior Vice President, Chief Financial Officer and Treasurer in July 2023. She and the Company mutually agreed that she would transition from the Company in March 2024.
(2) Mr. Dahan and Ms. Hadas did not receive merit increases due to their anticipated departure dates.

Annual Cash Bonuses

All of our named executive officers participate in the Akebia Therapeutics, Inc. Cash Incentive Plan, or the Cash Incentive Plan, which is our annual cash bonus program that promotes and rewards our executives for the achievement of key strategic and business goals. The 2023 bonus plan period under the Cash Incentive Plan covered the 12-month period beginning on January 1, 2023 and ending on December 31, 2023. For the 2023 bonus plan period, the target annual bonus as a percentage of base salary, as determined based on the 2023 base salary amounts, was 75% for Mr. Butler and 45% for each of the other named executive officers. The Board of Directors and the Compensation Committee, as applicable, determined that annual cash bonus opportunities were competitive with the market based on Pearl Meyer's assessment of the market median data from the 2023 Peer Group and survey data from the Radford Global Compensation Database.

The amount of each named executive officer’s annual bonus is based entirely on the Company’s performance against pre-established corporate goals. At the beginning of the 2023 bonus plan period, the Board of Directors established the below corporate goals for calendar year 2023, each having a designated weighting, which related to key development, strategic and financial goals of the Company. Our Chief Executive Officer and certain members of senior management report to the Compensation Committee and the Board of Directors on the Company’s overall performance on a regular basis throughout the year. At the end of the year, our Chief Executive Officer and certain members of senior management present the Compensation Committee with a proposed score based on the Company’s actual performance as calculated against the corporate goals established by the Board of Directors at the beginning of the year. The Company’s overall performance goals allow for some amount of subjective and qualitative assessment, so there are typically a series of meetings and discussions among senior management, the Compensation Committee and the Board of Directors as to the exact and appropriate scoring of the Company’s performance against the goals established by the Board at the beginning of the year.

The following table sets forth the Company’s 2023 corporate goals and the level of achievement against those goals as determined by the Compensation Committee and the Board of Directors.

2023 Goal	Target Allocation (%)	Actual Level of Achievement (%)	Percent Earned Toward Total Achievement (%)
Auryxia	40	25	10
•Achieve certain Auryxia revenue •Ensure long term supply stability with proper mitigation plans in place
Vadadustat	20	100	20
•Obtain European Medicines Agency, or EMA, approval in dialysis dependent, or DD, and execute European Union, or EU, partnership agreement pending EMA approval •FO2CUS positive data readout
Cash	25	80	20
•Achieve positive cash flow from core business •Secure a positive “going concern” opinion •Identify additional cost savings (beyond budget) for reinvestment
Pipeline	10	75	7.5
•First Patient In in collaborative UT Health ARDS study
•Data available from Investigational New Drug enabling toxicology studies for AKB-9090
•Nominate a candidate for ROP
•Optimize portfolio by advancing an external transaction

People	5	100	5
•Enable organizational effectiveness through people development and change management •Conduct capability assessment and develop plan (post vadadustat regulatory decisions in EU/U.S.)
Upside	—	—	25*
•Resubmit New Drug Application, or NDA, for vadadustat to FDA based on FDA feedback on formal dispute resolution request

*Goal was pre-established by the Board, but not assigned a set allocation. This amount was determined by the Board based upon the importance of the goal to the Company and the perceived value to stockholders.

Based on the level of achievement of the pre-established corporate goals, each named executive officer’s 2023 annual cash bonus could have ranged between 0% and 150% of his or her target annual bonus. In January 2024, our Compensation Committee met and evaluated the performance of the Company against these specified performance goals. Based on its evaluation, our Compensation Committee recommended, and the Board of Directors approved, that executives achieved 87.5% of the corporate performance goals for 2023.

Our Compensation Committee based its determinations above on, among other factors, Auryxia supply and revenue goals, our cash management, our support of vadadustat globally, including the resubmission of our NDA for vadadustat to the FDA, and achievement of our financial goals, including that we:
•Recorded Auryxia revenue of approximately $170.7 million in 2023;
•Maintained Auryxia drug product supply continuity;
•obtained EMA approval of vadadustat in DD and executed EU partnership agreement;
•Received FO2CUS positive data readout;
•Nominated a candidate for ROP;
•Achieved positive cash flow from core business;
•Secured positive “going concern” opinion;
•Completed capability assessment and executed plan through December 2023; and
•Completed NDA resubmission for vadadustat to the FDA.
The following table presents the annual cash bonuses for each of our named executive officers for 2023, as approved by the Board of Directors and the Compensation Committee, as applicable, which were based entirely on the achievement of our corporate performance goals established by the Board of Directors, as described above.

Named Executive Officer	2023 Annualized Base Salary ($)		Target Bonus (as % of Base Salary)		Achievement (%)		2023 Annual Cash Bonus ($)
John P. Butler	795,723	x	75	x	87.5	=	522,193
Ellen E. Snow(1)	450,000	x	45	x	87.5	=	85,438
David A. Spellman	—		—		—		—
Steven K. Burke, M.D.	553,104	x	45	x	87.5	=	217,785
Michel Dahan	505,488	x	45	x	87.5	=	199,036
Nicole R. Hadas	477,908	x	45	x	87.5	=	188,176
(1) Ms. Snow joined the Company in July 2023 and her annual cash bonus was prorated.
Long-Term Incentive Compensation
All of our named executive officers are eligible to participate in our 2023 Plan. Pursuant to the 2023 Plan, the Board of Directors or the Compensation Committee, as applicable, has the authority to approve the grant of stock options, RSUs, PSUs and other stock- and incentive-based awards to employees, directors, consultants and advisors to the Company and its affiliates and, subject to limited exceptions set forth in the 2023 Plan, to set the terms of such awards, including provisions related to vesting and exercisability.
When considering the grant of long-term incentive awards, the Board of Directors and the Compensation Committee, as applicable, takes factors into account such as peer group and broader market data, market competitiveness, expected future contribution, experience, impact and individual performance relative to similar positions within the Company, but does not assign any specific weight to any factor. In addition, when reviewing long-term incentive awards, the Board of Directors and the Compensation Committee, as applicable, reviews and considers the current equity holdings and vested and unvested positions of the named executive officers.

As more fully described below, during fiscal year 2023, Mr. Butler, Dr. Burke and Mr. Spellman each received annual grants of stock options and RSUs, Mr. Butler also received an annual grant of a SAR, and Ms. Snow received a new hire inducement option award and a new hire RSU award in July 2023. In May 2023, Mr. Dahan and Ms. Hadas each received retention RSU grants of 200,000 shares of Common Stock and 100,000 shares of Common Stock, respectively, each of which will vest one third (1/3) on each of the first, second and third anniversaries of the grant date, provided they remain continuously employed with us through such date. These retention grants were made in connection with the extension of their employment dates to support the Company to achieve key milestones, and as neither Mr. Dahan nor Ms. Hadas received 2023 annual grants.
2023 Annual Grants: Time-Based Stock Options, RSUs and SARs

During fiscal year 2023, Mr. Butler, Dr. Burke and Mr. Spellman each received an annual grant of time-based stock options and RSUs. The annual stock option grants are subject to time-based vesting conditions and generally vest, subject to continued service with the Company, as follows: 25% of the shares subject to the award vest on the first anniversary of the grant date and, thereafter, the shares continue to vest in quarterly installments over the subsequent three years, subject to the named executive officer’s continued service with the Company through the applicable vesting date. The annual RSU grants will vest on each of the first, second and third anniversaries of the grant date, subject to the named executive officers’ continued service with the Company through each such date. Ms. Snow's inducement option award was scheduled to vest as follows: 25% of the shares subject to the award vest on the first anniversary of the grant date and, thereafter, the shares continue to vest in quarterly installments over the subsequent three years, subject to her continued service with the Company through the applicable vesting date. We believe these equity awards serve to align the interests of our named executive officers with our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote retention because this feature incentivizes our named executive officers to remain in our employment during the vesting period. Furthermore, our current equity approach is aligned with the 2023 Peer Group and enables us to provide competitive compensation that also aligns the interests of our named executive officers with our stockholders.
Based on the recommendation of the compensation consultant, the Compensation Committee and the Board of Directors set the annual grant levels to be generally competitive with the market long-term incentive awards when expressed as a percentage of common shares outstanding. The Compensation Committee and Board, as applicable, allocated approximately 50% to stock options and 50% to RSUs. The equity grant to Mr. Butler also included a SAR and was more oriented towards appreciation-based equity awards. The Committee determined this allocation based on the desire to balance the goal of enhancing stockholder value with executive retention needs. The mix was also within market norms of the 2023 Peer Group. The grant date fair value of our 2023 annual long-term incentive grants was significantly lower than the grant date fair value of our 2022 annual long-term incentive grants.

In addition to annual grants, from time to time, we grant new hire awards, including pursuant to our inducement award program in accordance with Nasdaq Listing Rule 5635(c)(4), including Ms. Snow’s option award in July 2023, or special individual awards as part of our executive compensation program.
The following table presents the annual time-based stock option and RSU awards granted to certain of our named executive officers in 2023, as well as the time-based retention RSUs described above for Mr. Dahan and Ms. Hadas and the SAR granted to Mr. Butler, each as approved by the Board of Directors and the Compensation Committee, as applicable. The SAR will vest as follows: 25% of the shares subject to the award vest on the first anniversary of the grant date and, thereafter, the shares continue to vest in quarterly installments over the subsequent three years, subject to Mr. Butler's continued service with the Company through the applicable vesting date.

Named Executive Officer	2023 Annual Stock Option Grant (# of Shares of Common Stock Subject to Stock Options)	2023 Annual RSU Grant (# of Shares of Common Stock Subject to RSUs)	2023 Special RSU Grant (# of Shares of Common Stock Subject to Stock RSUs)
John Butler	1,510,313(1)	293,125	—
Ellen E. Snow	560,000(2)	370,000(2)	—
David A. Spellman	294,300	196,200	—
Steven K. Burke, M.D.	294,300	196,200	—
Michel Dahan	—	—	200,000(3)
Nicole R. Hadas	—	—	100,000(3)
(1)Amount represents (i) an option grant with respect to 875,000 shares of Common Stock and (ii) a SAR grant with respect to 635,313 shares of Common Stock.
(2)Represents a new hire inducement stock option grant and a new hire RSU grant, respectively.
(3)As described above, Mr. Dahan and Ms. Hadas were each awarded an RSU grant for 200,000 and 100,000 shares of Common Stock, respectively. Mr. Dahan’s and Ms. Hadas RSUs will vest one third (1/3) upon each of the first, second and third anniversaries of the grant date, provided they remain continuously employed with us through such date.

Other Previously Granted Performance-Based Awards Earned in 2023

In connection with our April 2022 and May 2022 reductions in workforce, the Board of Directors approved a retention program designed to retain the employees required to support the Company through a critical time strategically. The retention program was designed to promote stability and retention, while also requiring certain performance hurdles be attained for most awards to preserve the performance orientation of the program. The retention program consisted of cash payments and/or grants of RSUs and options to certain of our employees, including certain of our named executive officers. The following is a summary of the retention awards granted before 2023 that vested during 2023 and early 2024.

•     In January 2023, pursuant to Mr. Spellman's 2022 letter agreement entered into as part of our retention program, the Company certified Mr. Spellman’s achievement of a milestone relating to the identification of certain cash savings for the remaining $125,000 of his retention bonus that had not yet been paid.

•    In March 2023, pursuant to each of Mr. Butler's and Dr. Burke's 2022 letter agreements entered into as part of our retention program, the Company certified Mr. Butler and Dr. Burke’s achievement of one milestone, a vadadustat European regulatory milestone, for $150,000 each. In May 2023, the Company certified Mr. Butler's achievement of another such milestone, the signing of a definitive license agreement, under the 2022 retention program for $325,000.

•    In May 2023, Mr. Dahan and Ms. Hadas each vested in 200,000 PSUs in connection with the achievement of a corporate performance milestone, the signing of a definitive license agreement. These awards were granted in April 2022 contingent on the achievement of such corporate performance milestone. Furthermore, in May 2023 pursuant to an amendment to their 2022 letter agreements, in connection with the extension of their separation dates and to enable the Company to achieve key milestones, Mr. Dahan and Ms. Hadas each received an increase to their cash retention bonus granted in 2022 to $300,000 (originally $150,000) and $250,000 (originally $150,000), respectively. The Company certified the achievement of a corporate performance milestone, the signing of a definitive license agreement, and the cash retention bonuses were paid in June 2023.

In addition, in April 2024, each of Mr. Butler, Dr. Burke, Mr. Dahan and Ms. Hadas achieved a milestone under their previously-disclosed September 2021 cash incentive awards upon FDA approval of vadadustat for use in the treatment of anemia due to CKD in adults who have been receiving dialysis for at least three months, in the amounts of $175,000, $175,000, $75,000 and $75,000, respectively.
Other Benefits
We offer a 401(k) plan to eligible employees, and our Amended and Restated 2014 Employee Stock Purchase Plan, or the ESPP, and basic health benefits are generally available to all of our employees, including our named executive officers. In accordance with the 401(k) plan, all eligible employees may contribute a percentage of compensation up to a maximum statutory limit per year. Company contributions to the 401(k) plan are discretionary, and contributions in the amount of approximately $1.7 million and $2.6 million were made by the Company to the 401(k) plan in the fiscal years ended December 31, 2023 and December 31, 2022, respectively.
Tax and Accounting Considerations
While our Compensation Committee generally considers the tax and accounting implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2023.
Compensation Practices and Risk
As part of its responsibilities, the Compensation Committee reviews the impact of our executive compensation program and the associated incentives to determine whether they present a significant risk to us. The Compensation Committee has concluded, based on its review and analysis of our compensation policies and procedures, that such policies and procedures are not reasonably likely to have a material adverse effect on us. In making this determination, our Compensation Committee considered the following:
•our use of different types of compensation vehicles providing a balance of long-term and short-term incentives with fixed and variable components;
•our grant of equity-based awards with time-based vesting and performance-based vesting, both of which encourage our executive officers to look to long-term appreciation in equity values;
•our annual bonus determinations for each executive officer depending entirely on the achievement of Company goals, which we believe promote long-term value;
•our Compensation Committee’s ability to exercise discretion in determining cash bonus payouts and long-term incentive awards for executive officers other than the Chief Executive Officer;
•our system of internal control over financial reporting and Code of Conduct, among other things, reducing the likelihood of manipulation of our financial performance to enhance payments under any of our incentive plans; and
•our prohibition on hedging or pledging of Company stock.
Overview of Our Other Policies and Practices
Highlighted policies and practices that we use to ensure effective governance of compensation plans and decisions include:
•our Compensation Committee has the authority to hire independent counsel and other advisors;
•our Compensation Committee conducts a regular review and assessment of risk as it relates to our compensation policies and practices;
•as part of our Insider Trading Compliance Policy, our executive officers are prohibited from pledging our Common Stock and engaging in any hedging transactions of our Common Stock, including using prepaid variable forward contracts, equity swaps, collars, and exchange funds;
•we have no perquisites other than broad-based health, dental, transportation, relocation, 401(k) plan, a home office stipend and insurance-related benefits that we make available to all of our employees;
•our 2023 Plan prohibits option repricing (absent stockholder approval) and option backdating;
•our Executive Severance Agreements do not provide for tax gross-ups;
•all of our non-employee directors are independent, including all members of our Compensation Committee;
•each of our named executive has agreed and acknowledged that they are subject to, and bound by, the terms and conditions of our Compensation Recovery Policy; and
•if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the applicable securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

 2023 Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers during the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021 (unless otherwise specified).

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)		Nonequity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)	Total ($)

John P. Butler, President and Chief Executive Officer	2023	795,723		—		184,669	780,318	(9)	997,193	(10)	17,220	2,775,123
	2022	765,118		—		633,150	1,116,177		542,277		15,816	3,072,539
	2021	718,430		75,000	(1)	821,404	951,272		552,256		14,954	3,133,316

Ellen E. Snow, Former Senior Vice President, Chief Financial Officer and Treasurer	2023(5)	216,346		—		617,900	786,596		85,438		9,534	1,715,814

David A. Spellman, Former Senior Vice President, Chief Financial Officer and Treasurer	2023(6)	254,759		—		123,606	152,053		125,000	(11)	287,209	942,627
	2022	504,666		100,000	(7)	218,620	405,295		339,609	(12)	17,650	1,585,841
	2021	473,871		75,000	(1)	242,200	688,739		234,170		7,496	1,721,477

Steven K. Burke, M.D., Senior Vice President, Chief Medical Officer	2023	553,104		—		123,606	152,053		367,785	(13)	16,500	1,213,048
	2022	526,766		—		212,160	399,823		224,007		15,801	1,378,558
	2021	494,623		75,000	(1)	242,200	282,836		244,424		7,489	1,346,572

Michel Dahan, Senior Vice President, Chief Operating Officer	2023	505,488		—		226,000	—		499,036	(14)	14,850	1,245,374
	2022	505,488		—		190,560	362,099		214,959		14,279	1,287,386
	2021	474,643		75,000	(1)	214,520	259,266		234,551		9,990	1,267,970

Nicole R. Hadas, Senior Vice President, Chief Legal Officer	2023	477,908		—		113,000	—		438,176	(15)	17,220	1,046,304
	2022	468,351	(8)	—		190,560	362,099		203,230		15,798	1,240,038
	2021	448,747		75,000	(1)	214,520	259,266		221,754		11,166	1,230,453
(1)Represents a $75,000 special cash bonus approved by the Compensation Committee and the Board of Directors in September 2021 in recognition of contributions related to the Company’s vadadustat program.
(2)The amounts reported in the “Stock Awards” and “Option Awards” columns above represent the grant date fair value of the stock options, RSUs, PSUs and SARs granted to our named executive officers during the years indicated as computed in accordance with ASC Topic 718, not including any estimates of forfeitures. The assumptions used in calculating the grant date fair value of the time-based stock options, performance options, RSUs and PSUs reported in the “Stock Awards” and “Option Awards” columns are set forth in Note 14 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The grant date fair value of any PSUs is based on the probability of achievement of the relevant milestones at the time of grant. Note that the amounts reported in these columns reflect the accounting cost for these time-based stock options, performance options, RSUs, PSUs and SARs, and do not correspond to the actual economic value that may be received by the named executive officers from the time-based stock options, performance options, RSUs, PSUs and SARs.
(3)Amounts for 2021 represent cash bonuses earned for the 12-month bonus plan period from January 1, 2021 to December 31, 2021 under our Cash Incentive Plan. Amounts for 2022 represent cash bonuses earned for the 12-month bonus plan period from January 1, 2022 to December 31, 2022 under our Cash Incentive Plan. Amounts for 2023 are detailed in the applicable footnotes below.

(4)For 2023, includes Company contributions to its 401(k) plan for the benefit of our named executive officers, a stipend to each named executive officer for home office setup and, for Mr. Butler and Ms. Hadas, reimbursement of an additional amount for reserved parking in the garage at Company headquarters. For 2023, severance pay of $275,140 is included for Mr. Spellman pursuant to the terms of his executive severance agreement.
(5)Ms. Snow became our Senior Vice President, Chief Financial Officer and Treasurer in July 2023, and she and the Company mutually agreed she would transition from the Company in March 2024.
(6)Mr. Spellman separated from the Company as our Senior Vice President, Chief Financial Officer and Treasurer in June 2023.
(7)Amount represents the $100,000 retention bonus paid in July 2022 pursuant to the terms of Mr. Spellman’s 2022 letter agreement. In June 2022, we entered into a letter agreement with Mr. Spellman pursuant to which Mr. Spellman received his retention bonus and had the opportunity to earn an incentive cash payment upon the achievement of certain milestones in the aggregate amount of $250,000.
(8)Reflects receipt of reduced salary for a period of time during a Company approved leave of absence.
(9)Amount includes $328,241 in respect of Mr. Butler's SAR award.
(10)Amount represents (i) $522,193 cash bonus earned for the 12-month bonus plan period from January 1, 2023 to December 31, 2023 under our Cash Incentive Plan and (ii) $475,000 paid pursuant to the terms of Mr. Butler's letter agreement. See “Other Previously Granted Performance-Based Awards Earned in 2023” above for additional detail regarding these retention awards.
(11)Amount represents $125,000 of the remaining amount of Mr. Spellman's retention bonus paid pursuant to his 2022 letter agreement. See footnote (7) above and “Other Previously Granted Performance-Based Awards Earned in 2023” above for additional detail regarding these retention awards.
(12)Amount represents (i) $214,609 cash bonus earned for the 12-month bonus plan period from January 1, 2022 to December 31, 2022 under our Cash Incentive Plan and (ii) $125,000 of the aggregate amount of Mr. Spellman's retention bonus paid pursuant to his 2022 letter agreement upon the achievement of a milestone under the retention program relating to an amendment to our debt facility.
(13)Amount represents (i) $217,785 cash bonus earned for the 12-month bonus plan period from January 1, 2023 to December 31, 2023 under our Cash Incentive Plan and (ii) $150,000 paid pursuant to the terms of Dr. Burke's letter agreement. See “Other Previously Granted Performance-Based Awards Earned in 2023” above for additional detail regarding these retention awards.
(14)Amount represents (i) $199,036 cash bonus earned for the 12-month bonus plan period from January 1, 2023 to December 31, 2023 under our Cash Incentive Plan and (ii) $300,000 paid pursuant to the terms of Mr. Dahan's letter agreement. See “Other Previously Granted Performance-Based Awards Earned in 2023” above for additional detail regarding these retention awards.
(15)Amount represents (i) $188,176 cash bonus earned for the 12-month bonus plan period from January 1, 2023 to December 31, 2023 under our Cash Incentive Plan and (ii) $250,000 paid pursuant to the terms of Ms. Hadas's letter agreement. See “Other Previously Granted Performance-Based Awards Earned in 2023” above for additional detail regarding these retention awards.
 Grants of Plan-Based Awards
The following table sets forth information regarding non-equity and equity awards granted to each of our named executive officers during the year ended December 31, 2023. All non-equity incentive plan awards were made pursuant to our Cash Incentive Plan. In 2023, we granted time-based stock options, SARs and RSUs to our named executive officers as compensation and to provide an incentive to our named executive officers to remain employed with us during the vesting period. All RSUs granted in 2023 represent the right to receive shares of our Common Stock and all stock options and SARs granted in 2023 consist of options to purchase shares of our Common Stock with an exercise price equal to the fair market value of our Common Stock on the date of grant. All such equity awards were granted under our 2014 Stock Incentive Plan, or the 2014 Plan, with the exception of Ms. Snow, which awards consisted of a new hire inducement option grant and a new hire RSU granted under our 2023 Plan. The vesting schedule of each stock option, RSU and SAR included in the following table is described in the footnotes to the Outstanding Equity Awards as of December 31, 2023 table below.

Name	Grant Date	Compensation Committee or Board of Directors Approval Date	Type of Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target(1) ($)	Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
					Target (#)	Maximum (#)

John P. Butler	1/31/2023	1/27/2023(3)	Annual Grant – Option	—	—	—	—	875,000	0.63	452,078
	1/31/2023	1/27/2023(3)	Annual Grant –SAR					635,313	0.63	328,241
	1/31/2023	1/27/2023(3)	Annual Grant – RSU	—	—	—	293,125	—	—	184,669
	—		Annual Cash Bonus (1)	596,792	—	—	—	—	—	—

Ellen E. Snow	7/31/2023	7/25/2023	New Hire Option					560,000	1.67	786,596
	7/31/2023	7/25/2023	New Hire RSU				370,000			617,900
	—		Annual Cash Bonus (1)	97,644

David A. Spellman	1/31/2023	1/23/2023	Annual Grant – Option	—	—	—	—	294,300	0.63	152,053
	1/31/2023	1/23/2023	Annual Grant – RSU	—	—	—	196,200	—	—	123,606
	—		Annual Cash Bonus (1)	238,455	—	—	—	—	—	—

Steven K. Burke, M.D.	1/31/2023	1/23/2023	Annual Grant – Option	—	—	—	—	294,300	0.63	152,053
	1/31/2023	1/23/2023	Annual Grant – RSU	—	—	—	196,200	—	—	123,606
	—		Annual Cash Bonus (1)	248,897	—	—	—	—	—	—

Michel Dahan	5/12/2023	5/3/2023	Retention – RSU (4)	—	—	—	200,000	—	—	226,000
	—		Annual Cash Bonus (1)	227,470	—	—	—	—	—	—

Nicole R. Hadas	5/12/2023	5/3/2023	Retention – RSU (4)	—	—	—	100,000	—	—	113,000
	—		Annual Cash Bonus (1)	215,059	—	—	—	—	—	—
(1)The amounts shown in this column represent the 2023 target payout amount of annual cash bonuses awarded to our named executive officers under our Cash Incentive Plan then in effect. No separate maximum amounts were approved and the amounts did not have a threshold. Amounts are based on the target percentage applied to each named executive officer’s base salary as of December 31, 2023, assuming 100% corporate achievement. As described in more detail above, in 2023 each of our named executive officers, other than Mr. Butler, had an individual bonus target of 45% of his or her base salary, which was tied solely to the achievement of our corporate goals for 2023 (which was not determined as of December 31, 2023). Mr. Butler had an individual bonus target of 75% of his base salary, which was likewise tied solely to the achievement of our corporate goals for 2023 (which was not determined as of December 31, 2023). Mr. Spellman did not receive a cash bonus award for 2023 due to his separation from the Company.
(2)Reflects the fair value of time-based RSU, SAR and stock option awards on the date of grant calculated in accordance with ASC Topic 718. For a discussion of the assumptions used in the valuation of the time-based RSU awards and stock option awards granted to our named executive officers in 2023, see footnote (2) to the 2023 Summary Compensation Table above.
(3)Each equity award granted to Mr. Butler was approved by our full Board of Directors pursuant to the terms of our 2014 Plan, and the charter of our Compensation Committee, and in accordance with Nasdaq rules and regulations.
(4)In connection with our April 2022 and May 2022 reductions in workforce, the Board of Directors approved a retention program designed to retain the employees required to support the Company following the reductions in workforce. The retention program consisted of cash payments and/or grants of restricted stock units and options to certain of our employees, including certain of our named executive officers. See “Other Previously Granted Performance-Based Awards Earned in 2023” above for additional detail regarding the retention awards.

 Outstanding Equity Awards as of December 31, 2023
The following table sets forth information concerning outstanding equity awards for each of our named executive officers as of December 31, 2023.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

John P. Butler	—	1,510,313	(1)		0.63	1/31/2033	—		—		—	—
	323,618	416,082	(1)		2.16	2/28/2032
	277,475	126,125	(1)	—	3.46	2/26/2031	—		—		—	—
	378,375	25,225	(1)	—	8.87	2/28/2030	—		—		—	—
	350,000	—		—	7.28	2/28/2029	—		—		—	—
	126,300	—		—	14.30	2/28/2028	—		—		—	—
	190,000	—		—	10.14	2/21/2027	—		—		—	—
	190,550	—		—	7.70	2/22/2026	—		—		—	—
	150,000	—		—	11.15	3/6/2025	—		—		—	—
	46,667	—		—	22.80	5/14/2024	—		—		—	—
	—	—		—	—	—	567,676	(2)	703,918	(3)	—	—

Ellen E. Snow	—	560,000	(6)		1.67	7/31/2033	370,000	(6)	458,800	(3)

David A. Spellman	—	294,300	(1)	—	0.63	1/31/2033	—		—		—	—
	200,000	—			.45	6/8/2032
	98,436	126,564	(1)	—	2.16	2/28/2032	—		—		—	—
	112,500	87,500	(4)	—	2.88	9/30/2031	—		—		—	—
	82,500	37,500	(1)	—	3.46	2/26/2031	—		—		—	—
	245,000	35,000	(5)	—	13.58	6/30/2030	—		—		—	—
	—	—		—	—	—	256,534	(2)	321,822	(3)	—	—

Steven K. Burke, M.D.	—	294,300	(1)	—	0.63	1/31/2033	—		—		—	—
	200,000	—		—	0.41	5/12/2032
	98,436	126,564	(1)	—	2.16	2/28/2032	—		—		—	—
	82,500	37,500	(1)	—	3.46	2/26/2031	—		—		—	—
	98,898	6,602	(1)	—	8.87	2/28/2030	—		—		—	—
	250,000 (5)	—		—	4.13	8/30/2029	—		—		—	—
	—	—		—	—	—	259,534	(2)	321,822	(3)	—	—

Michel Dahan	200,000	—		—	0.41	5/12/2032	—		—		—	—
	87,500	112,500	(1)	—	2.16	2/28/2032	—		—		—	—
	75,625	34,375	(1)	—	3.46	2/26/2031	—		—		—	—
	112,500	7,500	(1)	—	8.87	2/28/2030	—		—		—	—
	100,000	—		—	7.28	2/28/2029	—		—		—	—
	27,500	—		—	14.30	2/28/2028	—		—		—	—
	62,500	—		—	10.14	2/21/2027	—		—		—	—
	30,950	—		—	7.70	2/22/2026	—		—		—	—
	30,000	—		—	11.15	3/6/2025	—		—		—	—
	15,000	—		—	9.66	9/30/2025	—		—		—	—
	6,667	—		—	22.80	5/14/2024	—		—		—	—
	—	—		—	—	—	254,001	(2)	314,961	(3)	—	—

Nicole R. Hadas	200,000	—		—	0.41	5/12/2032	—		—		—	—
	87,500	112,500	(1)	—	2.16	2/28/2032	—		—		—	—
	75,625	34,375	(1)	—	3.46	2/26/2031	—		—		—	—
	98,432	6,568	(1)	—	8.87	2/28/2030	—		—		—	—
	100,000	—		—	7.28	2/28/2029	—		—		—	—
	25,000	—		—	14.30	2/28/2028	—		—		—	—
	45,000	—		—	10.14	2/21/2027	—		—		—	—
	34,300	—		—	7.70	2/22/2026	—		—		—	—
	30,000	—		—	11.15	3/6/2025	—		—		—	—
	16,667	—		—	22.80	5/14/2024	—		—		—	—
	—	—		—	—	—	154,001	(2)	190,961	(3)	—	—

(1)Represents an option to purchase shares of our Common Stock granted on January 31, 2023, February 28, 2022, February 26, 2021 and/or February 28, 2020, as applicable, depending on whether such named executive officer was with the Company on such date. The options granted on each of these dates vest as follows: 25% of the options vest on the first anniversary of the grant date with the remaining 75% vesting in equal quarterly installments over the following three years, subject to the executive’s continued performance of services to us through the applicable vesting dates. Vesting of all unvested shares subject to the option will accelerate in connection with a change in control pursuant to the terms of the applicable stock option agreement and/or Executive Severance Agreement, as discussed below.
(2)Represents RSUs granted on January 31, 2023, February 28, 2022 and February 26, 2021. One third of the RSUs will vest on each of the first, second and third anniversaries of the grant date, subject to the executive’s continued performance of services to us through the vesting date. Vesting of the RSUs will accelerate in connection with a change in control pursuant to the terms of the applicable Restricted Stock Unit Agreement and/or Executive Severance Agreement, as discussed below.
(3)Calculated based on the closing price per share of the Company’s Common Stock on December 29, 2023, the last trading date of the fiscal year, of $1.24.
(4)Represents an option to purchase shares of our Common Stock granted to Mr. Spellman on September 30, 2021. The options will vest as follows: 25% of the option will vest on the first anniversary of the grant date with the remaining 75% vesting in equal quarterly installments thereafter, subject to his continued service with us on each vesting date. Vesting will continue until the end of Mr. Spellman's severance period, which ends on June 23, 2024. Vesting of all unvested shares subject to the option will accelerate in connection with a change in control pursuant to the terms of the applicable stock option agreement and/or Executive Severance Agreement, as discussed below.
(5)Represents options to purchase shares of our Common Stock granted to Mr. Spellman on June 30, 2020 and to Dr. Burke on August 30, 2019, as applicable, as an inducement material to each individual’s entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4). The options vest as follows: 25% of the options will vest on the first anniversary of the grant date with the remaining 75% vesting in equal quarterly installments over the next three years, subject to the named executive officer’s continued performance of services to us through the applicable vesting dates. Vesting of all unvested shares subject to the option will accelerate in connection with a change in control pursuant to the terms of the applicable stock option agreement and/or Executive Severance Agreement, as discussed below.
(6)Represents options and RSUs to purchase shares of our Common Stock granted to Ms. Snow on July 31, 2023. The options were granted as an inducement material to Ms. Snow's entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4). The options vest as follows: 25% of the options will vest on the first anniversary of the grant date with the remaining 75% vesting in equal quarterly installments over the next three years, subject to the named executive officer’s continued performance of services to us through the applicable vesting dates. Vesting of all unvested shares subject to the option will accelerate in connection with a change in control pursuant to the terms of the applicable stock option agreement and/or Executive Severance Agreement, as discussed below.

Option Exercises and Stock Vested Table
The following table sets forth certain information regarding the exercise of options to purchase shares of our Common Stock and the vesting of RSUs and PSUs with respect to shares of our Common Stock that were held by our named executive officers during the year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John P. Butler	—	—	269,149	225,294
Ellen E. Snow	—	—	—	—
David A. Spellman	—	—	245,864	264,292
Steven K. Burke, M.D.	—	—	267,467	282,439
Michel Dahan	—	—	262,883	338,615
Nicole R. Hadas	—	—	261,398	337,368
(1)The value realized when the stock awards vested represents the number of shares underlying the units vested multiplied by market value of a share of our common stock on the vesting date.
Employment Agreement and Offer Letters
We have entered into an executive employment agreement with Mr. Butler and offer letters with our other named executive officers, pursuant to which such named executive officer is employed “at will,” meaning each such named executive officer or we may terminate the employment arrangement at any time. Such agreement and letter establish Mr. Butler’s and our other named executive officers’ title, initial compensation arrangements, and eligibility for benefits made available to employees generally.
Executive Severance Agreements
We entered into Executive Severance Agreements with each of our named executive officers. Each of our named executive officers is eligible to receive certain payments and benefits under his or her Executive Severance Agreement in the event that the executive’s employment with us is terminated without “cause,” the executive terminates his or her employment with us for “good reason,” or the executive is terminated in connection with, or within twelve months after, a “change in control” (each as defined in the respective Executive Severance Agreement). The Executive Severance Agreements also provide for accelerated vesting of outstanding and unvested equity awards upon a “change in control” (as defined in the Executive Severance Agreements).
Termination of Employment without Cause or for Good Reason. Under the Executive Severance Agreements, if the named executive officer’s employment is terminated by us without “cause” or the executive terminates his or her employment for “good reason” (each as defined in the Executive Severance Agreements), other than following a change in control as described below, the executive will be entitled to receive, in addition to any amounts earned or accrued but unpaid as of the date of termination, twelve months of base salary continuation and, provided the executive timely elects Consolidated Omnibus Budget Reconciliation Act, or COBRA, coverage, up to twelve months of reimbursement of a portion of the executive’s and the executive’s dependents’ health and dental COBRA premiums to the same extent as if the executive remained employed. In addition, the executive’s unvested equity and equity-based awards will remain outstanding and continue to vest in accordance with their terms during the executive’s severance period, as if he or she had remained employed during that time.
Termination of Employment without Cause or for Good Reason Following a Change in Control. If, within twelve months following a “change in control” (as defined in the Executive Severance Agreements), the named executive officer’s employment is terminated by us without “cause” or the executive terminates his or her employment for “good reason” (each as defined in the Executive Severance Agreements), the executive will be entitled to receive, in addition to any amounts earned or accrued but unpaid as of the date of termination, twelve months of base salary continuation, provided the executive timely elects COBRA coverage, up to twelve months of reimbursement of a portion of the executive’s and the executive’s dependents’ health and dental COBRA premiums to the same extent as if the executive remained employed, and an amount equal to 50% of the executive’s annual target bonus for the year of termination, prorated based on the number of months the executive was employed prior to his or her termination.

Accelerated Vesting of Equity Upon a Change in Control. Under the Executive Severance Agreements, 100% of each of the named executive officer’s outstanding and unvested equity and equity-based awards will become immediately vested upon a change in control, irrespective of whether the executive’s employment terminates in connection with the change in control.
Conditions to the Receipt of Severance Benefits. The severance payments and benefits described above are conditioned upon each executive’s timely execution and non-revocation of a general release of claims in our favor, as well as continued compliance with the restrictive covenants agreement prohibiting certain competitive behaviors and disparagement of the Company during employment and for one year following termination. In addition, we may terminate severance payments to any of the named executive officers if, within one year following a termination without cause, we determine that the Company had the right to terminate his or her employment for cause.
Other Termination of Employment. If our named executive officer’s employment is terminated for any reason other than by us without cause or by the executive for good reason (including by reason of death or disability), the executive will only be entitled to receive any amounts earned or accrued but unpaid as of the date of termination in accordance with our normal policies and practices, including any salary, bonus or incentive compensation with respect to the calendar year prior to the year of termination, business expenses incurred in the performance of the executive’s duties, and vacation pay.
280G Cutback. All payments to our named executive officers, as applicable, under the Executive Severance Agreements, including without limitation the payment of severance benefits or the accelerated vesting of equity, will be reduced or adjusted to avoid triggering the excise tax imposed by Section 4999 of the Code, if such adjustment would result in the provision of a greater total benefit, on a net after-tax basis (after taking into account taking any applicable federal, state and local income taxes and the excise tax imposed by Section 4999), to the executive.
Clawback. Each of our named executive officers has agreed and acknowledged that they are subject to, and bound by, the terms and conditions of our Compensation Recovery Policy. In the event it is determined in accordance with the Compensation Recovery Policy that any compensation or compensatory award granted, earned or paid to a named executive officer must be forfeited or reimbursed to us, such named executive officer will promptly take any action necessary to effectuate such forfeiture and/or reimbursement as determined by us.
Termination of Executive Severance Agreements. Each of our named executive officer’s Executive Severance Agreement will terminate immediately upon the mutual agreement of the parties to such Executive Severance Agreement, the executive’s termination for cause or death, or the executive’s disability (defined as the executive’s inability by reason of physical or mental impairment to perform his or her job duties for a period exceeding twelve consecutive weeks).
Retention and Separation Agreements

As previously disclosed, in connection with the reduction in workforce implemented in April 2022 and May 2022, the Board of Directors approved a retention program designed to retain the employees required to support the Company through a critical time strategically. The retention program consisted of cash payments and/or grants of RSUs and options to certain of the Company’s employees, including certain of our named executive officers. As part of the retention program, on May 5, 2022, we entered into letter agreements with Mr. Butler and Dr. Burke, which provided Mr. Butler and Dr. Burke the opportunity to earn cash bonuses under our Cash Incentive Plan and certain retention equity awards, each as described above under “Other Previously Granted Performance-Based Awards Earned in 2023”. As an additional part of the retention program, on June 6, 2022, we entered into a letter agreement with Mr. Spellman, pursuant to which Mr. Spellman earned an incentive cash payment upon the achievement of a certain milestone in 2023, as described above under “Other Previously Granted Performance-Based Awards Earned in 2023”.
Further, we also entered into a Retention and Separation Agreement with each of Ms. Hadas and Mr. Dahan, pursuant to which we agreed that the effective date of each of their termination with the Company would be May 5, 2023, or, in the event of certain specified events, the effective date of this termination may extend to October 20, 2023 and provides for the opportunity to earn cash bonuses under our Cash Incentive Plan and granted PSUs and performance stock options. In connection with their departure, we have agreed to pay each of Ms. Hadas and Mr. Dahan the severance amounts to which they are each entitled pursuant to the terms of their Executive Severance Agreement, in each case, subject to the execution of a release. Pursuant to the retention and separation agreements as subsequently amended, Mr. Dahan would separate from the Company effective as of March 22, 2024, and Ms. Hadas would separate from the Company effective as of March 29, 2024, or, in the event of certain specified events, the effective date of their separation would extend to September 22, 2024. On February 8, 2024, we agreed to further extend the effective date of Mr. Dahan’s separation to June 28, 2024, and Ms. Hadas’s separation to June 14, 2024.

In June 2023, we entered into a Separation Agreement with Mr. Spellman pursuant to which he was eligible to receive certain payments and benefits consistent with his Executive Severance Agreement dated June 29, 2020. Pursuant to the terms of the Separation Agreement, Mr. Spellman was entitled to receive, in addition to any amounts earned or accrued but unpaid as of June 23, 2023, 12 months of base salary continuation and, provided he timely elected COBRA coverage, up to 12 months of reimbursement of a portion of his and his dependents’ health and dental COBRA premiums to the same extent as if he remained employed. In addition, Mr. Spellman’s unvested equity and equity-based awards remain outstanding and continue to vest in accordance with their terms during his severance period, as if he had remained employed during that time. The severance payments and benefits described above were conditioned upon Mr. Spellman’s timely execution and non-revocation of a general release of claims in the Company’s favor, as well as continued compliance with the restrictive covenants agreement between Mr. Spellman and the Company prohibiting certain competitive behaviors and disparagement of the Company during employment and for one year following termination.

In March 2024, we entered into a Separation Agreement with Ms. Snow pursuant to which she will be eligible to receive certain payments and benefits in accordance with her Executive Severance Agreement dated July 10, 2023. Pursuant to the terms of the Separation Agreement, Ms. Snow will be entitled to receive, in addition to any amounts earned or accrued but unpaid as of March 22, 2024, 12 months of base salary continuation and, provided she timely elects COBRA coverage, up to 12 months of reimbursement of a portion of her and her dependents’ health and dental COBRA premiums to the same extent as if she remained employed. In addition, Ms. Snow’s unvested equity and equity-based awards will remain outstanding and continue to vest in accordance with their terms during her severance period, as if she had remained employed during that time. The Separation Agreement provides that the severance payments and benefits described above will be conditioned upon Ms. Snow’s timely execution and non-revocation of a general release of claims in the Company’s favor, as well as continued compliance with the restrictive covenants agreement between Ms. Snow and the Company prohibiting certain competitive behaviors and disparagement of the Company during employment and for one year following termination.
Potential Payments Upon Termination or Change of Control
The following table presents our estimate of the amount of severance benefits to which each of our named executive officers would be entitled if a termination occurred on December 31, 2023 under the circumstances set forth in the column headings.

Name	Executive Payments and Benefits upon Termination (1)	Termination by the Company without Cause or by Executive for Good Reason (No Change in Control) $	Termination by the Company without Cause or by Executive for Good Reason (Change in Control) $(6)
John P. Butler	Cash Severance (2)	795,723	795,723
	Non-Equity Incentive Plan Compensation (3)	—	298,396
	Equity (4)
	Options	—	921,291
	RSUs	—	703,918
	Other Benefits (5)	16,356	16,356
	Total	812,079	2,735,684

Ellen E. Snow (7)	Cash Severance (2)	450,000	450,000
	Non-Equity Incentive Plan Compensation (3)	—	101,250
	Options	—	—
	RSUs	—	458,800
	Other Benefits (5)	25,175	25,175
	Total	475,175	1,035,225

Steven K. Burke, M.D.	Cash Severance (2)	553,104	553,104
	Non-Equity Incentive Plan Compensation (3)	—	124,448
	Equity (4)
	Options	—	345,523
	RSUs	—	321,822
	Other Benefits (5)	25,175	25,175
	Total	578,279	1,370,072

Michel Dahan	Cash Severance (2)	505,488	505,488
	Non-Equity Incentive Plan Compensation (3)	—	113,735
	Equity (4)
	Options	—	166,000
	RSUs	—	314,961
	Other Benefits (5)	25,175	25,175
	Total	530,663	1,125,359

Nicole R. Hadas	Cash Severance (2)	447,908	477,908
	Non-Equity Incentive Plan Compensation (3)	—	107,529
	Equity (4)
	Options	—	166,000
	RSUs	—	190,961
	Other Benefits (5)	25,175	25,175
	Total	503,083	967,573
(1)Represents amounts payable under the terms of the Executive Severance Agreements. All amounts listed in the table are in addition to any amounts earned or accrued but unpaid as of the date of termination.
(2)Represents twelve months of base salary continuation.
(3)Non-equity incentive plan compensation payment amount assumes no bonus amounts for 2023 have been paid to the executive as of December 31, 2023, and that all 2022 bonus amounts have been paid as of such date, in each case, as would be consistent with the Company’s historical practice. Represents an amount equal to 50% of the executive’s annual target bonus for 2023, prorated based on the number of months the executive was employed prior to his or her termination.
(4)In the event of a termination by the Company without cause or by the executive for good reason (no change in control), the executive’s time-based unvested equity and equity-based awards will remain outstanding and continue to vest in accordance with their terms during the executive’s severance period, as if he or she had remained employed during that time. Given that none of the equity and equity-based awards are accelerated, no value has been assigned in the table above where there is no change of control. With respect to options, reflects the in-the-money value of the unvested portion of such named executive officer’s options. The value is calculated by multiplying the amount (if any) by which $1.24, the closing price of our Common Stock on The Nasdaq Capital Market on December 29, 2023, exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. With respect to RSUs, the value is calculated by multiplying the number of unvested RSUs with vesting provisions based solely on time (if any) by $1.24, the closing price of our Common Stock on The Nasdaq Capital Market on December 29, 2023.
(5)Represents twelve months of reimbursement of a portion of the executive’s and the executive’s dependents’ COBRA premiums to the same extent as if the executive remained employed.
(6)Unvested portions of equity-based awards will accelerate upon a change of control irrespective of whether the executive’s employment terminates in connection with the change in control.
(7)Ms. Snow and the Company mutually agreed that she would transition from the Company as our Senior Vice President, Chief Financial Officer and Treasurer in March 2024.

Mr. Spellman is not included in the table above as his employment with the Company ended in June 2023. Pursuant to the terms of his Separation Agreement, the maximum severance payments that may be paid to Mr. Spellman in connection with his termination of employment as our Chief Financial Officer is the continuation of his base salary for 12 months, which is equal to cash payments of $529,899 in the aggregate. In addition, Mr. Spellman’s unvested equity and equity-based awards continue to vest in accordance with their terms during his severance period, as if he had remained employed during that time. If a change in control occurs during his severance period, then pursuant to the terms of his Separation Agreement, Mr. Spellman could receive up to the following amounts: (i) a cash payment of $264,950; (ii) $337,523 for the in-the-money value of his stock options; and (iii) $321,822 for the value of his RSUs.

Other Agreements
Each of our named executive officers has entered into standard agreements with respect to confidential information and assignment of inventions. Among other things, these agreements obligate each named executive officer to refrain from disclosing any of our proprietary information and to assign to us any inventions conceived or developed during the course of employment. Such agreements also contain customary non-compete and non-solicitation provisions.
We have entered into indemnification agreements with each of our directors and certain officers. These agreements will require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under applicable law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.
Chief Executive Officer Pay Ratio
Akebia’s compensation and benefits philosophy and the overall structure of our compensation and benefit programs encourage and reward all employees who contribute to our success. We strive to ensure that the pay of our employees reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are benchmarked and set to be market competitive. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees (except for our principal executive officer), the annual total compensation of our principal executive officer, and the ratio of these two amounts.

Using reasonable estimates and assumptions where necessary, and in accordance with SEC rules, in 2022 we identified our median employee by calculating the sum of annual base pay, target bonus amount, 401(k) company match contributions and the grant date fair value for equity awards granted in 2022 for all of our employees, excluding our Chief Executive Officer, Mr. Butler, who were employed by us on December 31, 2022. However, we did perform adjustments to the compensation paid to our one part-time employee to calculate what they would have been paid on a full-time basis. No cost-of-living adjustment or other adjustments were made. In 2023, because our original median employee was promoted to another position in 2023, as permitted by SEC rules, we identified another median employee for 2023 whose compensation is substantially similar to the original median employee based on the compensation measure that we used to select the original median employee in 2022. Using this median compensated employee, we calculated the total annual compensation for this employee by using the same methodology we use for our named executive officers as disclosed in the 2023 Summary Compensation Table above.
The annual total compensation of our Chief Executive Officer, Mr. Butler, as reported in the 2023 Summary Compensation Table was $2,775,123 for 2023. The annual total compensation of our median compensated employee, excluding Mr. Butler, was $234,062 for 2023, resulting in a ratio of 12:1 for 2023. This ratio and annual total compensation amounts are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules. Given that assumptions, estimates, methodologies, and adjustments that companies may apply to determine their pay ratio may differ, this information should not be used as a basis for comparison between different companies.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2023 regarding shares of our Common Stock that may be issued under our equity compensation plans, consisting of our Amended and Restated 2008 Equity Incentive Plan, or our 2008 Plan, our 2014 Plan, our 2023 Plan, our ESPP and our inducement award program through which equity awards are granted to individuals who were not previously an employee or non-employee director of the Company, or following a bona fide period of non-employment, as an inducement material to such individual’s entering into employment with the Company, pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. As of the closing of our initial public offering, no additional equity awards were made under our 2008 Plan. Our 2008 Plan, our 2014 Plan, our 2023 Plan and our ESPP were approved by our stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	14,846,085	(1)(2)	4.08	22,020,523	(3)(5)
Equity compensation plans not approved by security holders	2,410,019	(4)	4.76	—
Total	17,256,104		—	22,020,523
(1)Includes 10,902,816 shares of Common Stock issuable upon the exercise of outstanding options, 3,930,167 shares of our Common Stock issuable upon the vesting of RSUs, and 13,102 shares of Common Stock issuable upon the vesting of PSUs.
(2)Does not include purchase rights accruing under the ESPP because the purchase right, and therefore the number of shares to be purchased, will not be determined until the end of the purchase period. In addition, RSUs issued under our equity compensation plans do not require payment by the recipient to us at the time of vesting. As such, the weighted-average exercise price does not take these awards into account.
(3)As of December 31, 2023, there were 17,382,722 shares of our Common Stock available for grant under the 2023 Plan, and 4,637,801 shares of our Common Stock available for grant under the ESPP.
(4)Represents the number of shares of our Common Stock granted as inducements material to employees entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4) and outstanding as of December 31, 2023. This aggregate amount includes an inducement option award with respect to 560,000 shares of our Common Stock made to Ms. Snow, 250,000 shares of our Common Stock made to Dr. Burke, and 280,000 shares of Common Stock made to Mr. Spellman.
(5)On January 1, 2023 and January 1, 2022, the shares reserved for future grants under the 2014 Plan increased by 6,046,288 and 5,807,270 shares, respectively, pursuant to the “evergreen” provision in the 2014 Plan.

Clawback Policy

In November 2023, we adopted a Dodd-Frank Compensation Recovery Policy, or Clawback Policy, in accordance with the Nasdaq listing standards and Rule 10D-1 under the Exchange Act, which applies to our executive officers (as defined in Rule 16a-1(f) under the Exchange Act). Under the Clawback Policy, we are required to recoup the amount of any Erroneously Awarded Compensation (as defined in the Clawback Policy) during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement (as defined in the Clawback Policy), subject to limited impracticability exceptions. Covered restatements include both a restatement to correct an error that is material to previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of Incentive-Based Compensation (as defined in the Clawback Policy) received over the amount that otherwise would have been received had it been determined based on the restated financial measure. The full text of the Clawback Policy was included as Exhibit 97.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 14, 2024.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the disclosure included in the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommends to the Board of Directors that the disclosure in the Compensation Discussion and Analysis section be included in this Proxy Statement for the year ended December 31, 2023.
Respectfully submitted by the Compensation Committee,
Cynthia Smith, Chairperson
Adrian Adams
Steven C. Gilman, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
As described above, during 2023, the members of our Compensation Committee included Mr. Adams, Mr. Gilman and Ms. Smith. None of the members of the Compensation Committee is an officer or employee of the Company, nor have they ever been an officer or employee of the Company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

PAY VERSUS PERFORMANCE
Pay Versus Performance
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer, or PEO, and non-PEO named executive officers, or Non-PEO NEOs, and our performance for the fiscal years listed below.
This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act and does not necessarily reflect value actually realized by the executives or how our Compensation Committee evaluates compensation decisions in light of company or individual performance. For discussion of how our Compensation Committee seeks to align pay with performance when making compensation decisions, please review Compensation Discussion and Analysis beginning on page 39.

					Value of Initial Fixed $100 Investment Based on:
Year (a)	Summary Compensation Table Total for PEO (1) $ (b)	Compensation Actually Paid to PEO (2)(3) $ (c)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (4) $ (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (2)(3)(4) $ (e)	Total Shareholder Return $ (f)	Peer Group Total Shareholder Return (5) $ (g)	Net Income (Loss) (in millions) $ (h)	Net Product Revenue (6) (in millions) $ (i)
2023	2,775,123	4,501,506	1,232,633	1,782,947	19.62	118.87	(50.4)	170.3
2022	3,072,539	707,639	1,372,956	623,367	9.13	113.65	(94.2)	177.1
2021	3,133,316	2,424,435	1,402,223	1,167,442	35.76	126.45	(282.0)	142.2
2020	5,930,437	1,990,802	1,904,276	759,991	44.30	126.42	(384.8)	128.9
(1)The PEO for all four fiscal years is our Chief Executive Officer, John P. Butler.
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s named executive officers during the applicable years. These amounts reflect the Summary Compensation Table Total with certain adjustments made in accordance with Item 402(v), as summarized in the following table:

	2023		2022		2021		2020
Adjustments	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Total Compensation from Summary Compensation Table	$2,775,123	$1,232,633	$3,072,539	1,372,956	3,133,316	1,402,223	5,930,437	1,904,276
Adjustments for Pension
Adjustment Summary Compensation Table Pension	$—	$—	$—	$—	$—	$—	$—	$—
Amount added for current year service cost	$—	$—	$—	$—	$—	$—	$—	$—
Amount added for prior service cost impacting current year	$—	$—	$—	$—	$—	$—	$—	$—

Total Adjustments for Pension	$—	$—	$—	$—	$—	$—	$—	$—
Adjustments for Equity Awards

	2023		2022		2021		2020
Adjustments	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
(Subtract): Aggregate value for stock awards and option awards included in the Summary Compensation Table for the covered fiscal year	$(964,987)	$(458,963)	$(1,749,327)	$(585,304)	$(1,772,676)	$(600,887)	$(4,733,631)	$(1,333,375)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	$2,019,961	$654,307	$444,435	$216,457	$1,126,591	$395,336	$1,356,960	$308,023
(Subtract): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	$491,497	$113,219	$(811,280)	$(279,696)	$(282,800)	$(87,551)	$(992,965)	$(279,243)
Vesting date fair value of awards granted and vested during the covered fiscal year	$—	$—	$—	$—	$—	$—	$—	$—
Add (Subtract): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	$179,912	$241,751	$(248,729)	$(101,046)	$220,005	$58,321	$430,001	$174,509
(Subtract): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	$—	$—	$—	$—	$—	$—	$—	$(14,199)
Add: Dividends or other earnings paid on stock or option awards in the covered fiscal year prior to vesting if not otherwise included in the total compensation for the covered fiscal year	$—	$—	$—	$—	$—	$—	$—	$—
Total Adjustments for Equity Awards	$1,726,383	$550,313	$(2,364,900)	$(749,588)	$(708,881)	$(234,781)	$(3,939,635)	$(1,144,284)
Compensation Actually Paid (as calculated)	$4,501,506	$1,782,947	$707,639	$623,367	$2,424,435	$1,167,442	$1,990,802	$759,991

Compensation Actually Paid for 2020, 2021 and 2022 as reflected in our proxy statement for the 2023 annual meeting of stockholders has been adjusted to incorporate updated valuation assumptions and an updated RSU vesting date for one NEO.

(3)The following summarizes the valuation assumptions used for stock option awards included as part of Compensation Actually Paid:
-Expected life of each stock option is based on the "simplified method" using an average of the remaining vest and remaining term, as of the vest/fiscal year end date.

-Exercise price is based on each grant date closing price and asset price is based on each vest/fiscal year end closing price.
-Risk free rate is based on the Treasury Constant Maturity rate closest to the remaining expected life as of the vest/fiscal year end date.
-Historical volatility is based on daily price history for each expected life (years) prior to each vest/fiscal year end date. Closing prices provided by S&P Capital IQ are adjusted for dividends and splits.
The following table illustrates the valuation assumptions as of the vesting date for awards that vested in each of 2023, 2022, 2021 and 2020.

		For Stock Options Vesting in					Weighted Average Fair Value of Full Value Awards Vesting in
	2023	2022	2021	2020		2023	2022	2021	2020
Expected volatility	116% - 133%	96% - 129%	95% - 103%	65% - 95%	For Restricted Share and Restricted Stock Units	$0.97	$2.16	$3.45	$9.36
Expected dividend yield	0%	0%	0%	0%	For Performance Share Awards	$1.39	$2.16	$3.39	n/a
Expected term, in years	3.1 – 4.5	3.2 - 4.5	3.7 - 4.5	4.2 - 4.5
Risk-free interest rate	3.5% - 4.8%	1.0% - 4.3%	.4% - .9%	.3% - .9%
(4)Non-PEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:
2023: David A. Spellman, Steven K. Burke, M.D., Michel Dahan, Nicole Hadas, Ellen Snow
2022: David A. Spellman, Steven K. Burke, M.D., Michel Dahan, Nicole R. Hadas

2021: David A. Spellman, Steven K. Burke, M.D., Michel Dahan, Dell Faulkingham
2020: Jason A. Amello, David A. Spellman, Michel Dahan, Steven K. Burke, M.D., Dell Faulkingham

(5)The Peer Group Total Shareholder Return set forth in this table utilizes the Nasdaq Biotechnology Index.
(6)We determined net product revenue to be the most important financial performance measure used to link our performance to Compensation Actually Paid to our PEOs and Non-PEO NEOs in 2023. This performance measure may not have been the most important financial performance measure for prior years, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

2023 Performance Measures
The following table presents the financial and non-financial performance measures that we consider to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2023 to company performance. The measures in this table are not ranked. Of these measures, as noted above, we have identified net product revenue as the most important of our financial performance measures used to link Compensation Actually Paid to our PEO and Non-PEO NEOs for 2023 to company performance.
Net Product Revenue
Cash Management
Supporting Vadadustat Globally
Progressing Pipeline
Relationships Between Compensation Actually Paid to our NEOs and Performance Measures
The following charts show the relationships over the past three years of the Compensation Actually Paid, or CAP, amounts for our PEO and Non-PEO NEOs as compared to our cumulative total shareholder return, or TSR, peer group TSR, Net Income (Loss) and Net Product Revenue, as well as the relationship between our TSR and our peer group TSR:

CAP vs. TSR
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
Compensation ($000s)
$150.00
$125.00
$100.00
$75.00
$50.00
$25.00
$-
Total Shareholder Return on $100 Invested at Beginning of Period
2020
2021
2022
2023
CEO Compensation Actually Paid
Average NEO Compensation Actually Paid
AKBA value of $100 Invested 12/31/19
Peer Group value $100 Invested 12/31/19

CAP vs. Net Income
$5,000
$4,000
$3,000
$2,000
$1,000
$-
$(1,000)
$(2,000)
$(3,000)
$(4,000)
$(5,000)
Compensation ($000s)
$400
$300
$200
$100
$0
$(100)
$(200)
$(300)
$(400)
Net Income ($ Mil.)
2020
2021
2022
2023
CEO Compensation Actually Paid
Average NEO Compensation Actually Paid
Net Income ($Mil.)

CAP vs. Net Product Revenue
Compensation ($000s)
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
Net Product Revenue ($ Mil.)
$300
$250
$200
$150
$100
$50
$0
2020
2021
2022
2023
CEO Compensation Actually Paid
Average NEO Compensation Actually Paid
Net Product Revenue ($Mil.)

PROPOSAL 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. The Board of Directors recommends that our stockholders vote for ratification of this appointment.
Ernst & Young LLP has served as our independent registered public accounting firm since 2013. We expect representatives of Ernst & Young LLP to be present virtually at the Annual Meeting and to be available to respond to appropriate questions from stockholders. In addition, representatives of Ernst & Young LLP who are present at the Annual Meeting will have the opportunity to make a statement if they desire to do so.
The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance.
Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection of Ernst & Young LLP is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee must pre-approve all audit services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed by Ernst & Young LLP, subject to the de minimis exception for non-audit services. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting.
All Ernst & Young LLP services and fees for the fiscal years ended December 31, 2023 and December 31, 2022 were pre-approved by the Audit Committee. Most of the audit services for the fiscal year ending December 31, 2024 were also pre-approved by the Audit Committee, with any additional audit services to be pre-approved before December 31, 2024.
Principal Accountant Fees and Services
We regularly review the services and fees of our independent registered public accounting firm. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2023 and December 31, 2022 for each of the following categories of services are as follows:

Fee Category	2023	2022
Audit Fees	$2,210,367	$1,741,463
Audit-Related Fees	$—	$—
Tax Fees	$333,924	$138,657
All Other Fees	$—	$3,517
Total Fees	$2,544,291	$1,883,637

Audit Fees: Consist of aggregate fees for professional services provided in connection with the audit of our annual consolidated financial statements, and our internal controls over financial reporting, for the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, comfort letters and consents, and assistance with and review of documents filed with the SEC. The increase in audit fees was primarily related to the Amendment to Annual Report on Form 10-K/A for the year ended December 31, 2022 filed in August 2023.

Audit-Related Fees: Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”
Tax Fees: Consist of aggregate fees for tax compliance, tax advice and tax planning services, and the review and preparation of our federal and state income tax returns.
All Other Fees: Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which, for the fiscal year ended December 31, 2022, consisted of our subscription to Ernst & Young LLP’s online accounting research tool.
Other than the foregoing, Ernst & Young LLP did not provide any other services to us in 2023 or 2022.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
(PROPOSAL 4 ON YOUR PROXY CARD)

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed the Company’s audited consolidated financial statements for the year ended December 31, 2023 and has discussed these statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements present fairly the consolidated financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles and discusses any issues they believe should be raised with the Audit Committee. The independent registered public accounting firm also expresses an opinion on the Company’s internal control over financial reporting. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.
The Audit Committee also received from, and discussed with, Ernst & Young LLP the written disclosures and other communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee under SEC and PCAOB rules, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC.
Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and we have discussed with Ernst & Young LLP their independence from the Company.
Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.
Respectfully submitted by the Audit Committee,
Michael Rogers, Chairperson
Ronald E. Frieson
LeAnne M. Zumwalt

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of March 31, 2024 (unless otherwise specified), with respect to the beneficial ownership of our Common Stock by each person who is known, based solely on filings made under Section 13(d) and 13(g) of the Exchange Act, to own beneficially more than 5% of the outstanding shares of Common Stock, each person currently serving as a director, each nominee for director, each named executive officer (as set forth in the “2023 Summary Compensation Table” above), and all of our current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of our Common Stock subject to options, SARs, RSUs, PSUs or other rights to purchase that may be acquired within 60 days after March 31, 2024 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of March 31, 2024, there were 209,454,149 shares of our Common Stock outstanding, and the percentages of shares beneficially owned were calculated using this number as the denominator and as specified in this paragraph. Unless otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our Common Stock beneficially owned by them, subject to community property laws, where applicable. Unless otherwise indicated, the address for each beneficial owner is c/o Akebia Therapeutics, Inc., 245 First Street, Cambridge, Massachusetts 02142.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
5% or greater stockholders:
Muneer A. Satter (1) c/o Alerce Investment Management, L.P. 676 North Michigan Avenue, Suite 4000 Chicago, IL 60611	16,205,119	7.74

Directors and named executive officers:
Adrian Adams (2)	210,200	*
Steven K. Burke, M.D. (3)	1,214,368	*
John P. Butler (4)	4,094,237	1.93
Michel Dahan (5)	1,195,456	*
Ronald E. Frieson (6)	100,631	*
Steven C. Gilman, Ph.D. (7)	214,933	*
Nicole R. Hadas (8)	1,171,800	*
Michael Rogers (9)	223,832	*
Cynthia Smith (10)	170,633	*
Ellen E. Snow (11)	——	*
David A. Spellman (12)	659,953	*
Myles Wolf, M.D., M.M.Sc. (13)	158,081	*
LeAnne A. Zumwalt (14)	114,000	*
All current directors and executive officers as a group (12 persons) (15)	8,868,171	4.10
*Represents beneficial ownership of less than one percent of our outstanding Common Stock.
(1)Based solely on a Schedule 13G/A filed by Muneer A. Satter with the SEC on February 9, 2024. Based on such filing, the shares of Common Stock beneficially owned include (i) 11,552,558 shares of Common Stock that are held by Alerce Medical Technology Partners, L.P. for which Mr. Satter has sole voting and dispositive power over all such shares; (ii) 2,650,000 shares of Common Stock that are held by Satter Medical Technology Partners, L.P. for which Mr. Satter has sole voting and dispositive power over all such shares; (iii) 785,340 shares of Common Stock that are held by Muneer A. Satter Revocable Trust for which Mr. Satter serves as trustee and, in such capacity, has sole voting and dispositive power over all such shares; and (iv) 1,217,221 shares of Common Stock that are held by various other trusts and other entities for which Mr. Satter serves as trustee, investment advisor or manager and, in such capacity, has sole voting and dispositive power over all such shares.
(2)Consists of (i) 104,800 shares of Common Stock and (ii) 105,400 shares of Common Stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2024.
(3)Consists of (i) 342,840 shares of Common Stock and (ii) 871,528 shares of Common Stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2024.
(4)Consists of (i) 1,467,810 shares of Common Stock and (ii) 2,626,427 shares of Common Stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2024. Mr. Butler also beneficially owns an aggregate of 319,856 shares, including 59,928 shares of Common Stock held by the Dorothy Butler 2019 GRAT, 100,000 shares of Common Stock held by the Dorothy Butler GRAT November 2019, 59,928 shares of Common Stock held by the John Butler 2019 GRAT and 100,000 shares of Common Stock held by the John Butler GRAT November 2019.
(5)Consists of (i) 340,965 shares of Common Stock, (ii) 66,666 shares of Common Stock that will be acquired upon the vesting of RSUs within 60 days after March 31, 2024 and (iii) 787,825 shares of Common Stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2024.
(6)Consists of (i) 13,700 shares of Common Stock and (ii) 86,931 shares of Common Stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2024.
(7)Consists of (i) 57,130 shares of Common Stock and (ii) 157,803 shares of Common Stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2024.
(8)Consists of (i) 397,292 shares of Common Stock, (ii) 33,333 shares of Common Stock that will be acquired upon the vesting of RSUs within 60 days after March 31, 2024 and (iii) 741,175 shares of Common Stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2024.
(9)Consists of (i) 66,029 shares of Common Stock and (ii) 157,803 shares of Common Stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2024.
(10)Consists of (i) 65,233 shares of Common Stock and (ii) 105,400 shares of Common Stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2024.
(11)Ms. Snow joined Akebia on July 10, 2023 and does not hold any shares of our Common Stock.
(12)Consists of 659,953 shares of Common Stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2024.
(13)Consists of (i) 37,681 shares of Common Stock and (ii) 120,400 shares of Common Stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2024.
(14)Consists of (i) 13,700 shares of Common Stock and (ii) 100,300 shares of Common Stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2024.
(15)Consists of a total of (i) 2,907,180 shares of Common Stock, (ii) 99,999 shares of Common Stock that will be acquired upon the vesting of RSUs within 60 days after March 31, 2024, and (iii) 5,860,992 shares of Common Stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2024.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Except as described below, there have been no transactions since January 1, 2022 in which any related person or related person affiliate has a direct or indirect material interest and the amount involved exceeds $120,000.
Policy With Respect to Related Person Transactions
We have adopted a Policy With Respect to Related Person Transactions that governs the review and approval of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. In November 2023, the Board of Directors reviewed and approved certain revisions to this policy to ensure that the policy reflected current corporate best practices.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be identified, reviewed and, if deemed appropriate, approved by the Audit Committee and/or the Board of Directors.
The Audit Committee and/or the Board of Directors will consider all relevant facts and circumstances and will approve only those related person transactions that are in the best interests of the Company and its stockholders, as determined by the Audit Committee and/or the Board of Directors in good faith. As appropriate for the circumstances, the Audit Committee and/or the Board of Directors will review and consider:
•the related person’s relationship to the Company and interest in the related person transaction;
•whether the related person transaction was initiated by the Company, a subsidiary or the related person;
•the material terms of the related person transaction, including the cost, the proposed aggregate value of the related person transaction or, in the case of indebtedness, the amount of principal that would be involved;
•if applicable, the availability of other sources of comparable products and services and whether these were evaluated prior to making the proposal or decision regarding the related person transaction;
•whether the related person transaction was undertaken in the ordinary course of our business;
•whether the terms of the related person transaction are no less favorable to the terms available to an unrelated third party or to employees generally;
•the benefits and risks, if any, to us of, the related person transaction; and
•any other information regarding the related person transaction or the related person in the context of the proposed related person transaction that would be material to investors in light of the circumstances of the particular transaction.
Whenever practicable, the reporting, review, and approval will occur prior to effectiveness or consummation of the related person transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually. The Audit Committee and/or the Board of Directors will convey its decision to the General Counsel, who shall communicate it to the appropriate persons in the Company. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.
Separately, the policy provides that transactions involving compensation of executive officers or directors shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.
Transactions with Related Persons
As described in “Compensation Discussion and Analysis,” we have entered into an executive employment agreement with our President and Chief Executive Officer and offer letters with our executive officers. In addition, we have entered into Executive Severance Agreements and, indemnification agreements, and agreements with respect to confidentiality and invention assignment with our executive officers, as well as retention and/or separation agreements with our executive officers. We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers. See the “Executive Compensation” section for certain additional details.

GENERAL MATTERS
Availability of Certain Documents
A copy of our Annual Report has been posted on our website along with this Proxy Statement. We will mail without charge, upon written request, a copy of our Annual Report excluding exhibits. Please send a written request to our Corporate Secretary at:
Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA 02142
Attention: Corporate Secretary
Stockholder Proposals and Nominations
A stockholder who would like to have a proposal considered for inclusion in our 2025 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 26, 2024. However, if the date of the 2025 annual meeting of stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for the 2025 annual meeting of stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Corporate Secretary at Akebia Therapeutics, Inc., 245 First Street, Cambridge, MA 02142.
If a stockholder wishes to propose a nomination of persons for election to our Board of Directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our Bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our Corporate Secretary of the stockholder’s intention to bring such business before the meeting. The required notice must be in writing and must otherwise meet the requirements set forth in our Bylaws (including providing the information required by Rule 14a-19 under the Exchange Act).
Under the advance notice provisions, the required notice must be in writing and received by our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was made, whichever first occurs. Assuming the date of our 2025 annual meeting of stockholders is not so advanced or delayed, for stockholder proposals to be brought before the 2025 annual meeting of stockholders in accordance with our advance notice provisions, the required notice must be received by our Corporate Secretary at our principal executive offices no earlier than February 6, 2025 and no later than March 8, 2025.
 Contacting the Board of Directors
Stockholders wishing to communicate with our Board of Directors may do so by writing to the Board of Directors, or to the non-employee members of the Board of Directors as a group, at:
Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA 02142
Attention: Corporate Secretary
The communication must prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is a communication for the Board of Directors. Upon receiving such a communication, the Corporate Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. Certain communications that are unrelated to the Board of Directors’ duties and responsibilities may not be forwarded to the Board of Directors by the Corporate Secretary, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, the Corporate Secretary will not forward any communication determined in her good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.
Other Matters
As of the date of this Proxy Statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties.
Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials or, if requested, the printed proxy materials, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 245 First Street, Cambridge, MA 02142, Attention: Corporate Secretary, or call us at (617) 871-2098. If you want to end “householding,” receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and/or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

Appendix A
AKEBIA THERAPEUTICS, INC.
AMENDMENT NO. 1 TO 2023 STOCK INCENTIVE PLAN
This Amendment No. 1 (this “Amendment”) is made to the 2023 Stock Incentive Plan (the “Plan”) of Akebia Therapeutics, Inc. (the “Company”).
1.Section 4(a)(1)(A) of the Plan is replaced in its entirety with the following:
“19,800,000 shares of Common Stock; and”
Except as set forth above, all other terms of the Plan shall remain unchanged and in full force and effect. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Plan.

This Amendment was adopted by the Board of Directors of the Company on April 24, 2024 and was approved by the stockholders of the Company on ________, 2024.

A-1

Appendix B
Akebia Therapeutics, Inc.
2023 STOCK INCENTIVE PLAN
(as amended by Amendment No. 1)
1. Purpose

The purpose of this 2023 Stock Incentive Plan (the “Plan”) of Akebia Therapeutics, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2. Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), RSUs (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8) and Cash-Based Awards (as defined in Section 8). Any type of Award may be granted as a Performance Award under Section 9. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

3. Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the Delegated Persons referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or such Delegated Persons.

(c) Delegation to Delegated Persons. Subject to any requirements of applicable law (including as applicable Sections 152(b) and 157(c) of the General Corporation Law of the State of Delaware), the Board may, by resolution, delegate to one or more persons (including officers of the Company) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant Awards (subject to any limitations under the Plan) to eligible service providers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix: (i) the maximum number of Awards, and the maximum number of shares issuable upon exercise thereof, that may be issued by such Delegated Persons, (ii) the time period during which such Awards, and during which the shares issuable upon exercise thereof, may be issued, and (iii) the minimum amount of consideration (if any) for which such Awards may be issued, and a minimum amount of consideration for the shares issuable upon exercise thereof; and provided further, that no Delegated Person shall be authorized to grant Awards to itself; and provided further, that no Delegated Person shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

(d) Awards to Non-Employee Directors. Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the Nasdaq Marketplace Rules.

4. Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options, as defined in Section 5(b)) for up to a number of shares of common stock, $0.00001 par value per share, of the Company (the “Common Stock”), as is equal to the sum of:
(A)  19,800,000 shares of Common Stock; and

(B) such additional number of shares of Common Stock (up to 24,361,685) as is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the Company’s 2014 Incentive Plan (the “Existing Plan”) that remain available for grant under the Existing Plan (including any shares that remain available for grant under the Existing Plan as a result of a plan that was assumed by the Company pursuant to Section 4(c) of the Existing Plan) immediately prior to the date that the Plan is approved by the Company’s stockholders (the “Effective Date”) and (y) the number of shares of Common Stock subject to awards granted under the Existing Plan (including any shares granted under the Existing Plan as a result of a plan that was assumed by the Company pursuant to Section 4(c) of the Existing Plan) that are outstanding as of the Effective Date and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations under the Code).

Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a):

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B) to the extent that an RSU may be settled only in cash, no shares shall be counted against the shares available for the grant of Awards under the Plan;

(C) if any Award (i) expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR or an RSU that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;
(D) shares of Common Stock delivered (either by actual delivery, attestation or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Award creating the tax obligation) shall be added back to the number of shares available for the future grant of Awards; and

(E) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b) Limit on Awards to Non-Employee Directors. The maximum aggregate amount of cash and value of Awards (calculated based on grant date fair value for financial reporting purposes) granted in any calendar year to any individual non-employee director shall not exceed $750,000 in the case of an incumbent director; provided, however, that such maximum aggregate amount shall not exceed $1,000,000 in any calendar year for any individual non-employee director in such non-employee director’s initial year of election or appointment; and provided, further, however, that fees paid by the Company on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to a non-employee director as reimbursement of an expense shall not count against the foregoing limit. The Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. For the avoidance of doubt, this limitation shall not apply to cash or Awards granted to a non-employee director in his or her capacity as an advisor or consultant to the Company.

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimit contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5. Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board considers necessary or advisable.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Akebia Therapeutics, Inc., any of Akebia Therapeutics, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the Grant Date Fair Market Value (as defined below) of the Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Grant Date Fair Market Value on such future date. “Grant Date Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:

(1) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

(2) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices on the date of grant as reported by an over-the-counter marketplace designated by the Board; or

(3) if the Common Stock is not publicly traded, the Board will determine the Grant Date Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”), except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Grant Date Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can use weighted averages either on a daily basis or such longer period, in each case to the extent permitted by Section 409A.
The Board shall determine the Grant Date Fair Market Value for purposes of the Plan, and all Awards are conditioned on the Participant’s agreement that the Board’s determination is conclusive and binding even though others might make a different determination.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.
(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company funds sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value (valued in the manner determined or approved by the Board), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the fair market value of the Common Stock (valued in the manner determined or approved by the Board) on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine; provided, however, that in no event may a promissory note of the Participant be used to pay the Option exercise price; or

(6) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option; (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current exercise price per share of the cancelled option; (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board); or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which the Company’s stock is listed or traded (the “Exchange”).

(h) No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i) No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.

6. Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock (valued in the manner determined or approved by the Board) over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Grant Date Fair Market Value of the Common Stock on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Grant Date Fair Market Value on such future date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR; (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR; (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board); or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Exchange.

(f) No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(g) No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents.

7. Restricted Stock; RSUs

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests or on a deferred basis (“RSUs”).

(b) Terms and Conditions for Restricted Stock and RSUs. The Board shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

(2) Stock Certificates/Issuance. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee) or, alternatively, that such shares be issued in book entry only, in the name of the Participant with appropriate transfer and forfeiture restrictions. At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions (or, to the extent the Restricted Stock was issued in book entry, remove the restrictions) to the Participant or if the Participant has died, to his or her Designated Beneficiary (as defined below).

(d) Additional Provisions Relating to RSUs.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions with respect to each RSU, the Participant shall be entitled to receive from the Company (i.e., settlement) the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Board) an amount of cash equal to the fair market value (valued in the manner determined or approved by the Board) of such number of shares or a combination thereof. The Board may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A.

(2) Voting Rights. A Participant shall have no voting rights with respect to any RSUs.

(3) Dividend Equivalents. The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be credited to an account for the Participant and may be settled in cash and/or shares of Common Stock, in each case to the extent provided in the applicable Award agreement. Dividend Equivalents with respect to RSUs will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which paid. No interest will be paid on Dividend Equivalents.

8. Other Stock-Based and Cash-Based Awards

(a) General. The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”).

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Award, including any purchase price applicable thereto.

(c) Dividend Equivalents. The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents may be credited to an account for the Participant and may be settled in cash and/or shares of Common Stock, in each case to the extent provided in the applicable Award agreement. Dividend Equivalents with respect to Other-Stock Based Awards will be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which paid. No interest will be paid on Dividend Equivalents.

9. Performance Awards.

(a) Grants. Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).

(b) Performance Measures. The Board may specify that the degree of granting, vesting and/or payout of any Performance Award shall be subject to the achievement of one or more performance measures established by the Board, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following, and which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board: net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives, total stockholder return, the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right, achievement of domestic and international regulatory milestones, including the submission of filings required to advance products, services and technologies in clinical development and the achievement of approvals by regulatory authorities relating to the commercialization of products, services, and technologies, the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or interventions for products, services and technologies under research and development, the entry into or completion of phase 1, 2, and/or 3 clinical trials, the consummation of debt or equity financing transactions, or acquisition of business, technologies and assets, new product or service releases, the achievement of qualitative or quantitative performance measures set forth in operating plans approved by the Board from time to time, and/or any other metric determined by the Board. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board may specify that such performance measures shall be adjusted to exclude any one or more of: (i) extraordinary items; (ii) gains or losses on the dispositions of discontinued operations; (iii) the cumulative effects of changes in accounting principles; (iv) the writedown of any asset; (v) fluctuation in foreign currency exchange rates; (vi) charges for restructuring and rationalization programs; (vii) non-cash, mark-to-market adjustments on derivative instruments; (viii) amortization of purchased intangibles; (ix) the net impact of tax rate changes; (x) non-cash asset impairment charges; (xi) gains on extinguishment of the tax receivable agreement; and (xii) any other factors as the Board may determine. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works; and (z) may cover such period as may be specified by the Board. The Board shall have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(c) Adjustments. The Board may adjust the cash or number of shares payable pursuant to such Performance Award, and the Board may, at any time, waive the achievement of the applicable performance measures.

(d) Dividends; Dividend Equivalents. Notwithstanding its designation as a Performance Award, no Option or SAR shall provide for the payment or accrual of dividend equivalents in accordance with Sections 5(i) and 6(g), as applicable, any dividends declared and paid by the Company with respect to shares of Restricted Stock shall be subject to Section 7(c)(i), and any right to receive Dividend Equivalents on an award of RSUs and Other Stock-Based Awards shall be subject to Sections 7(d)(3) and 8(c), as applicable.

10. Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules set forth in Section 4(a), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU and each Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is canceled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant):

(i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

(ii) upon written notice to a Participant, provide that all of the Participant’s unvested Awards will be forfeited immediately prior to the consummation of such Reorganization Event and/or that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice;

(iii) provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event;

(iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, provided, that if the Acquisition Price per share (as determined by the Board) does not exceed the exercise price of such Award, then the Award shall be canceled without any payment of consideration therefor;

(v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); and

(vi) any combination of the foregoing.

In taking any of the actions permitted under this Section 10(b)(2)(A), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 10(b)(2)(A)(i), in the case of outstanding RSUs that are subject to Section 409A: (i) if the applicable RSU agreement provides that the RSUs shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 10(b)(2)(A)(i) and the RSUs shall instead be settled in accordance with the terms of the applicable RSU agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 10(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the RSUs pursuant to clause (i) of Section 10(b)(2)(A), then the unvested RSUs shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.
(C) For purposes of Section 10(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(D) The Board may impose a limitation on the ability of Participants holding Options and/or SARs to exercise their Awards for the minimum number of days prior to the closing of the Reorganization Event as is reasonably necessary to facilitate the orderly closing of the Reorganization Event. The Company shall provide reasonable notice to Participants of any such limitation on exercise.

(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, or provide for forfeiture of such Restricted Stock if issued at no cost. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

11. General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A and Incentive Stock Options, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined or approved by the Company); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined or approved by the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined or approved by the Company)) as the Company shall determine to be necessary to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(e) Amendment of Award. Except as otherwise provided in Section 5(g), 6(e) and 9, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.

(f) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

12. Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder; Clawback. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

(c) Effective Date and Term of Plan. The Plan shall become effective on the Effective Date. No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) neither Section 5(g) nor Section 6(e) requiring stockholder approval of any Option or SAR repricing may be amended without stockholder approval; (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing will be effective unless and until the Company’s stockholders approve such amendment; and (iii) if the national securities exchange on which the Company then maintains its primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if the Company’s Common Stock is not then listed on any national securities exchange), then no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e) Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Compliance with Section 409A. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that to be bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.

(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument such individual executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.